Exhibit 10.1

U.S. $106,518,000
SALE AND SERVICING AGREEMENT
by and among
CSE QRS FUNDING I LLC,
as a Seller
CAPITALSOURCE FUNDING III LLC,
as a Seller
CSE MORTGAGE LLC,
as the QRS Originator
CAPITALSOURCE FINANCE LLC,
as the CSIII Originator and as the Servicer
CS EUROPE FINANCE LIMITED,
as a Guarantor
CS UK FINANCE LIMITED,
as a Guarantor
EACH OF THE CONDUIT PURCHASERS AND THE INSTITUTIONAL
PURCHASERS FROM TIME TO TIME PARTY HERETO,
as Purchasers
EACH OF THE PURCHASER AGENTS
FROM TIME TO TIME PARTY HERETO,
as the Purchaser Agents
WACHOVIA CAPITAL MARKETS, LLC,
as the Administrative Agent and as the WBNA Agent
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Backup Servicer and as the Collateral Custodian
Dated as of May 29, 2009

SALE AND SERVICING AGREEMENT
     THIS SALE AND SERVICING AGREEMENT (such agreement as amended, modified, supplemented, restated or replaced from time to time, the “Agreement”) is made as of this May 29, 2009, by and among:
     (1) CSE QRS FUNDING I LLC, a Delaware limited liability company, as a seller (together with its successors and assigns in such capacity, the “QRS Seller”);
     (2) CAPITALSOURCE FUNDING III LLC, a Delaware limited liability company (as successor-in-interest to CapitalSource Funding III Inc.), as a seller (together with its successors and assigns in such capacity, the “CSIII Seller”, together with the QRS Seller, the “Sellers” and each individually, a “Seller”);
     (3) CSE MORTGAGE LLC, a Delaware limited liability company (“CSE Mortgage”), as the originator for the QRS Seller (together with its successors and assigns in such capacity, the “QRS Originator”);
     (4) CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“CapitalSource Finance”), as the originator for the CSIII Seller (together with its successors and assigns in such capacity, the “CSIII Originator”, together with the QRS Originator, the “Originators” and each individually, an “Originator”), and as the servicer (together with its successors and assigns in such capacity, the “Servicer”);
     (5) CS EUROPE FINANCE LIMITED, a wholly-owned subsidiary of CapitalSource Europe Limited, incorporated in England and Wales under registered number 6340019, as a guarantor (together with its successors and assigns in such capacity, the “Europe Guarantor”);
     (6) CS UK FINANCE LIMITED, a wholly-owned subsidiary of CapitalSource UK Limited, incorporated in England and Wales under registered number 6340034, as a guarantor (together with its successors and assigns in such capacity, the “UK Guarantor”, together with the Europe Guarantor, the “Guarantors” and each individually, a “Guarantor”);
     (7) EACH OF THE CONDUIT PURCHASERS FROM TIME TO TIME PARTY HERETO (together with their successors and assigns in such capacity, each a “Conduit Purchaser”);
     (8) EACH OF THE INSTITUTIONAL PURCHASERS FROM TIME TO TIME PARTY HERETO (together with their respective successors and assigns in such capacities, each an “Institutional Purchaser”, and together with Conduit Purchasers, the “Purchasers”); and
     (9) EACH OF THE PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO (together with its successors and assigns in such capacity, each a “Purchaser Agent”);
     (10) WACHOVIA CAPITAL MARKETS, LLC, a Delaware limited liability company (together with its successors and assigns, “WCM”), as the administrative agent for the

Purchaser Agents hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”), and as the Purchaser Agent for Wachovia Bank, National Association (“WBNA”), as an Institutional Purchaser (together with its successors and assigns in such capacity, the “WBNA Agent”); and
     (11) WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), not in its individual capacity but as the backup servicer (together with its successors and assigns in such capacity, the “Backup Servicer”), and not in its individual capacity but as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”).
RECITALS
     WHEREAS, the QRS Seller has acquired certain Loans from the QRS Originator pursuant to the QRS Sale Agreement;
     WHEREAS, the CSIII Seller has acquired certain Loans from the CSIII Originator pursuant to the CSIII Sale Agreement;
     WHEREAS, each Seller is prepared to grant security interests in, certain Loans and other proceeds with respect thereto to the Purchasers from time to time;
     WHEREAS, the Purchasers may, in accordance with the terms of this Agreement, purchase such Loans;
     WHEREAS, it is the intention of the parties hereto that (i) in connection with the Advance hereunder, each Seller hereby grants a security interest to the Administrative Agent, for the benefit of the Secured Parties, in all of such Seller’s right, title and interest in and to the Loans and proceeds with respect thereto, and (ii) this Agreement shall constitute a security agreement under Applicable Law, in respect of the grant described in the third Recital above, and all other security interests granted hereunder; and
     WHEREAS, all other conditions precedent to the execution of this Agreement have been complied with.
     NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITION
     Section 1.1 Certain Defined Terms.
     (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments,

unless the context requires a different meaning, the following terms shall have the following meanings:
     “40 Act”: Defined in Section 10.1(d).
     “Accrual Period”: With respect to the Advance (or portion thereof), (i) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month in which the Closing Date occurs and (ii) with respect to any subsequent Payment Date, the period ending on the last day of the calendar month immediately preceding the month in which the Payment Date occurs and commencing on the first (1st) day of such immediately preceding calendar month.
     “Acquired Loan”: A Loan that is originated by a Person other than the applicable Originator, CapitalSource Finance LLC or any of their respective Subsidiaries and acquired by such Originator in a “true sale” transaction pursuant to an acquisition agreement; provided that the foregoing shall exclude any Assigned Loan.
     “Additional Agent”: Each Person (together with its successors and assigns) that becomes a party to this Agreement as an Additional Agent, on behalf of any Additional Purchaser, pursuant to an Additional Purchaser Agreement.
     “Additional Agent Fee Letter”: Each Additional Agent Fee Letter Agreement that shall be entered into by and among the Sellers, the Servicer and such Additional Agent in connection with the transactions contemplated by this Agreement, as amended, modified, waived, supplemented, restated or replaced from time to time.
     “Additional Agent’s Account”: A special account, designated by the Additional Agent in an Additional Purchaser Agreement, in the name of an Additional Agent maintained with the related Additional Purchaser.
     “Additional Purchaser”: Each Person (together with its successors and assigns) that becomes a party to this Agreement as an Additional Purchaser pursuant to an Additional Purchaser Agreement.
     “Additional Purchaser Agreement”: With respect to each Additional Purchaser, the Transferee Letter relating to such Additional Purchaser.
     “Adjusted Balance”: As of any date of determination, the outstanding asset balance calculated as follows:
     (a) With respect to any Defaulted Loan, the Outstanding Loan Balance of such Loan multiplied by the lesser of (i) the Recovery Rate or (ii) 100% minus the percentage equivalent of specific reserves taken by the Servicer for such Loan per the Credit and Collection Policy; provided that after such Loan is and continues to be a Defaulted Loan for one year from such date, the Adjusted Balance will be zero; and
     (b) With respect to any Loan that as of such date does not have an Eligible Risk Rating, (i) the Outstanding Loan Balance of such Loan multiplied by (ii)(1) 100% minus (2) the percentage equivalent of specific reserves taken by the Servicer for such Loan in accordance with the Credit and Collection Policy; provided, however, that this clause (b) shall not apply to any Loan that did not have an Eligible Risk Rating on the Closing Date.
     “Adjusted Eurodollar Rate”: For any Accrual Period, an interest rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR Market Index Rate for such Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.
     “Administrative Agent”: WCM, in its capacity as administrative agent for the Purchaser Agents, together with its successors and assigns, including any successor appointed pursuant to ARTICLE XII.
     “Advance”: Defined in Section 2.1(b).
     “Advances Outstanding”: On any day, the aggregate principal amount of the Advance outstanding on such day, after giving effect to all repayments of the Advance.
     “Affected Party”: The Administrative Agent, the Purchaser Agents, the Purchasers, each Liquidity Bank, all assignees and participants of the Purchasers and each Liquidity Bank, any successor to WCM as Administrative Agent and any sub-agent of the Administrative Agent and any successor to a Purchaser Agent.
     “Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agent’s Account”: The WBNA Agent’s Account or any Additional Agent’s Account, as applicable.
     “Agented Loans”: With respect to any Loan, one or more loans to an Eligible Obligor wherein (a) the loan(s) are originated by the applicable Originator in accordance with the Credit and Collection Policy as a part of a loan transaction that has been fully consummated between the applicable Originator and the related Obligor (without regard to any subsequent syndication of such Loan) prior to such Agented Loans becoming part of the Collateral hereunder, (b) upon an assignment of the loan under the applicable Sale Agreement to the applicable Seller, any related original note will be endorsed to the Administrative Agent and held by the Collateral Custodian, on behalf of the Secured Parties, and any Loan Register will reflect the transfer of the loan to the applicable Seller, (c) the applicable Seller, as assignee of the loan, will have all of the rights but none of the obligations of the applicable Originator with respect to such loan and the applicable Originator’s right, title and interest in and to the Related Property including the right to receive and collect payments directly in its own name and to enforce its rights directly against the Obligor thereof to the extent the applicable Originator has such rights, (d) the loan, if secured, is secured by an undivided interest in the Related Property that also secures and is shared by, on a pro rata basis, all other holders of such Obligor’s loans of equal priority and (e) the applicable Originator (or a wholly-owned subsidiary of CapitalSource Inc.) is the collateral agent and payment agent for all holders of such Loan.
     “Aggregate Outstanding Loan Balance”: On any date of determination, the sum of (i) the Outstanding Loan Balances of all Eligible Loans included as part of the Collateral on such date, minus (ii) the Outstanding Loan Balances of any Defaulted Loans, minus (iii) the Outstanding Loan Balances of any Loans that do not have an Eligible Risk Rating (to the extent such Loans are not included in clause (ii) above), plus (iv) the aggregate Adjusted Balances of all Defaulted Loans, plus (v) the aggregate Adjusted Balances of all Loans that do not have an Eligible Risk Rating (to the extent such Loans are not included in clause (iv) above).
     “Aggregate Unpaids”: At any time, an amount equal to the sum of (i) all unpaid “Obligations” (as defined in the CS Europe Financing) owed by the relevant “Borrower” (as defined in the CS Europe Financing) to the “Secured Parties” (as defined in the CS Europe Financing), the “Servicer” (as defined in the CS Europe Financing), any “Successor Servicer” (as defined in the CS Europe Financing) and the “Account Bank” (as defined in the CS Europe Financing) or any of their assigns, and (ii) all unpaid Advances Outstanding, Interest, Breakage Costs and all other amounts owed by the Sellers to the Purchasers, the Purchaser Agents, the Administrative Agent, the Backup Servicer and the Collateral Custodian hereunder (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required under Section 2.10, Section 2.14, Section 2.15 and Section 2.16 to the Affected Parties or Indemnified Parties) or by the Sellers or any other Person under any fee letter (including, without limitation, the Purchaser Fee Letter, any Additional Agent Fee Letter, the Backup Servicer Fee Letter and the Collateral Custodian Fee Letter) or the Sellers Guaranty delivered in connection with the transactions contemplated by this Agreement (whether due or accrued).
     “Alarm Service Agreement”: An agreement between a dealer and its customer pursuant to which the dealer is obligated to service and monitor the customer’s alarm system in consideration for monthly payments by the customer.
     “Alternative Rate”: An interest rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that the Alternative Rate shall be the Base Rate if a Eurodollar Disruption Event occurs.
     “Applicable Law”: For any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

     “Appraisal”: With respect to any Mortgaged Property as to which an appraisal is required or permitted to be performed pursuant to the terms of this Agreement, an appraisal performed in conformance with the guidelines of the Appraisal Institute.
     “Appraisal Institute”: The international membership association of professional real estate appraisers.
     “Assigned Loan”: A Loan originated by a Person other than the applicable Originator or any other Subsidiary of CapitalSource Inc. in compliance with Section 2.21 in which a constant percentage interest has been assigned to such Originator by such Person in accordance with the Credit and Collection Policy and (i) such transaction has been fully consummated prior to such Loan becoming part of the Collateral hereunder, (ii) no later than 30 days after the Closing Date, the applicable Originator is a party to a credit agreement and/or an assignment agreement and a promissory note or loan register, as applicable, with the Obligor with respect to such Loan and (iii) the agent receives payment directly from the Obligor thereof on behalf of each lender that has been assigned a percentage interest in such Loan.
     “Assignment of Leases and Rents”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Obligor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, whether contained in the Mortgage or in a document separate from the Mortgage, in the form that was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter in accordance with the Credit and Collection Policy.
     “Assignment of Mortgage”: As to each Loan secured by an Interest in Real Property, one or more assignments, notices of transfer or equivalent instruments, each in recordable form and sufficient under the laws of the relevant jurisdiction to reflect the transfer of the related Mortgage or similar security instrument and all other documents related to such Loan to the applicable Seller and to grant a perfected lien thereon by the applicable Seller in favor of the Administrative Agent, on behalf of the Secured Parties, each such Assignment of Mortgage to be substantially in the form of Exhibit I hereto.
     “Available Funds”: With respect to any Payment Date, all amounts received in the Collection Account (including, without limitation, any Collections on Loans or REO Assets included in the Collateral and earnings from Permitted Investments in the Collection Account), together with collections on Loans or REO Assets received in the Lock-Box Account, in each case during the Collection Period that ended on the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs.
     “B-Note Loan”: Any Term Loan that (i) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Related Property for the Loan, (ii) has a “first dollar” at risk not to exceed 65% of the Loan-to-Value and a “last dollar” at risk not to exceed 85% of the Loan-to-Value and (iii) contains terms which, upon the occurrence of an event of default under the Loan Documents or in the case of any liquidation or foreclosure on the Related Property, provide that the principal of the applicable Seller’s portion of such Loan would be paid only after the other lenders party to such Loan (including any lender party making any Senior

Secured Loan or Senior Secured Whole Loan whose right to payment is contractually senior to such Seller) is paid in full.
     “Backup Servicer”: Wells Fargo Bank, National Association, not in its individual capacity, but solely as Backup Servicer, its successor in interest pursuant to Section 7.3 or such Person as shall have been appointed as Backup Servicer pursuant to Section 7.5.
     “Backup Servicer Fee Letter”: The Backup Servicer Fee Letter, dated as of the date hereof, by and among the Servicer, the Administrative Agent, and the Backup Servicer, as such letter may be amended, modified, supplemented, restated or replaced from time to time.
     “Backup Servicer Fee Rate”: The rate per annum set forth in the Backup Servicer Fee Letter as the “Backup Servicer Fee Rate.”
     “Backup Servicer Termination Notice”: Defined in Section 7.5.
     “Backup Servicing Fee”: Defined in the Backup Servicer Fee Letter.
     “Bank Subsidiary”: CapitalSource Bank, an industrial bank incorporated under the laws of the State of California.
     “Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
     “Base Rate”: On any date, a fluctuating interest rate per annum equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1.5%.
     “Benefit Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the applicable Seller or any ERISA Affiliate of such Seller is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
     “Borrowing Notice”: The notice (in the form of Exhibit A-1) required to be delivered by each Seller on the Closing Date in respect of the Advance.
     “Breakage Costs”: Any amount or amounts as shall compensate a Purchaser for any loss, cost or expense incurred by such Purchaser (as determined by such Purchaser’s Purchaser Agent in such Purchaser Agent’s sole discretion) as a result of (i) a prepayment by the applicable Seller of Advances Outstanding or Interest or (ii) any difference between the CP Rate and the Adjusted Eurodollar Rate. All Breakage Costs shall be due and payable hereunder upon demand.
     “Business Day”: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in Minneapolis, Minnesota, New York City, New York, Charlotte, North Carolina, and (b) if the term “Business Day” is used in connection with the determination of the LIBOR Market Index Rate, dealings in United States dollar deposits are carried on in the London interbank market.

     “CapitalSource Bank Acquisition Agreement” The Purchase and Assumption Agreement dated as of April 13, 2008, by and among CapitalSource Inc., CapitalSource TRS Inc., Fremont General Corporation, Fremont General Credit Corporation and Fremont Investment & Loan.
     “CapitalSource Bank Entities”: Collectively, (i) the Wholly Owned Subsidiary formed by CapitalSource Inc. or one of its Wholly Owned Subsidiaries for the purpose of holding the assets acquired in the CapitalSource Bank Transaction and (ii) any Subsidiaries thereof.
     “CapitalSource Bank Transaction”: The acquisition by CapitalSource Inc. of the assets of Fremont Investment & Loan pursuant to the terms of the CapitalSource Bank Acquisition Agreement.
     “CapitalSource LIBOR Rate”: The London interbank offered rate for deposits in Dollars for the applicable maturity, as and when determined in accordance with the applicable Required Loan Documents.
     “CapitalSource Prime Rate”: The rate designated by CapitalSource Finance (or the originator of, or applicable agent with respect to, an Assigned Loan) from time to time and/or pursuant to the related loan documents as its prime rate in the United States, such rate to change as and when the designated rate changes; provided, however, the CapitalSource Prime Rate is not intended to be the lowest rate of interest charged by CapitalSource (or such originator) in connection with extensions of credit to debtors.
     “Capital Stock”: With respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
     “Change-in-Control”:
     (a) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Stock of CapitalSource Inc. (or other securities convertible into such Voting Stock) representing 33-1/3% or more of the combined voting power of all Voting Stock of CapitalSource Inc.;
     (b) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CapitalSource Inc. and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

     (c) the replacement of more than a majority of the board of directors of any Originator, the Servicer, CapitalSource Inc or any other Credit Party over a two year period from the directors who constituted such board of directors at the beginning of such period, and such replacements shall not have been approved by a vote of at least a majority of the board of directors of such Originator, the Servicer, CapitalSource Inc. or such other Credit Party, as applicable, then still in office who were either members of the applicable board of directors as of the beginning of such period or whose election as a member of such board of directors was previously approved;
     (d) the failure of CapitalSource Inc. to own (directly or through wholly owned subsidiaries) 99.9% of the outstanding Voting Stock of CapitalSource TRS LLC (f/k/a CapitalSource TRS Inc.) or any Servicing Guarantor;
     (e) the failure of CapitalSource TRS LLC (f/k/a CapitalSource TRS Inc.) to own (directly or through wholly owned subsidiaries) 99.9% of the outstanding Voting Stock of each of the Originators or any Servicing Guarantor;
     (f) the creation or imposition of any Lien on any limited liability company membership interests in the applicable Seller; provided, however, that it shall not be a Change-in-Control if a Lien on such limited liability membership interests of the applicable Seller shall be created or imposed in favor of WBNA, as agent, or its successors, assigns or subsequent transferees in such capacity, in connection with (i) that certain Credit Agreement, dated as of March 14, 2006, by and among CapitalSource Inc., the guarantors listed therein, the lenders listed therein, WBNA and Bank of America, N.A., and all Credit Documents (as defined therein) thereunder, (ii) that certain Pledge Agreement, dated as of December 23, 2008, by and among CapitalSource Inc., its direct and indirect subsidiaries listed therein, WBNA, the Collateral Custodian and the Servicer, and (iii) that certain Security Agreement, dated as of December 23, 2008, by and among CapitalSource Inc., its direct and indirect subsidiaries listed therein and WBNA;
     (g) the failure by the CSIII Originator to own all of the limited liability company membership interests in the CSIII Seller; provided, however, that it shall not be a Change-in-Control if WBNA, or its successors, assigns or subsequent transferees, shall own such limited liability membership interests of the CSIII Seller; or
     (h) the failure by the QRS Originator to own all of the limited liability company membership interests in the QRS Seller; provided, however, that it shall not be a Change-in-Control if WBNA, or its successors, assigns or subsequent transferees, shall own such limited liability membership interests of the QRS Seller.
     Notwithstanding the foregoing, solely for the purpose of determining whether there has been a Change-in-Control pursuant to clause (a) above, any purchase by one or more Excluded Persons which increases any of such Excluded Persons’ direct or indirect ownership interest (whether individually or in the aggregate) in the Voting Stock of CapitalSource Inc. shall not constitute a Change-in-Control even if the amount of Voting Stock acquired or controlled by such Excluded Person(s) exceeds (whether individually or in the aggregate) 33-1/3% of the combined voting power of all Voting Stock of any Originator, any Servicing Guarantor or

CapitalSource Inc., as applicable; provided that for so long as any of such Excluded Persons’ direct or indirect ownership interest in the Voting Stock of any Originator, any Servicing Guarantor or CapitalSource Inc. exceeds (individually or in the aggregate) 33-1/3% of the combined voting power of all Voting Stock of such Originator, any Servicing Guarantor or CapitalSource Inc., as applicable, the initiation by such Originator, any Servicing Guarantor or CapitalSource Inc. of any action intended to terminate or having the effect of terminating the registration of its securities under Section 12(g) of the Exchange Act or intended to suspend or having the effect of suspending its obligation to file reports with the U.S. Securities and Exchange Commission under Sections 13 and 15(d) of the Exchange Act, shall constitute a Change-in-Control. “Excluded Person” shall mean each of John Delaney, Farallon Capital Management, LLC and Madison Dearborn Partners, LLC and their Affiliates. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act.
     “Citibank Facilities”: The securitization/warehouse facilities provided under (i) that certain Amended and Restated Sale and Servicing Agreement, dated as of April 20, 2009, among CS Funding VII Depositor LLC, CapitalSource Finance LLC, each of the Issuers and Liquidity Banks from time to time party thereto, Citicorp North America, Inc., as Administrative Agent and Wells Fargo Bank, National Association, as the Backup Servicer and as the Collateral Custodian, and the related documentation with respect thereto, as such agreement and documentation have been and may in the future be amended, modified or supplemented from time to time (including any replacement facility thereto or entered into in connection therewith), and (ii) the Third Amended and Restated Sale and Servicing Agreement, dated as of April 20, 2009 by and among CapitalSource Real Estate Loan LLC, 2007-A, CSE Mortgage LLC, each of the Issuers and Liquidity Banks from time to time party thereto, Citicorp North America, Inc., as the Administrative Agent and Wells Fargo Bank, National Association, as the Backup Servicer and as the Collateral Custodian, and the related documentation with respect thereto, as such agreement and documentation have been and may in the future be amended, modified or supplemented from time to time (including any replacement facility thereto or entered into in connection therewith).
     “Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.
     “Closing Date”: May 29, 2009.
     “Code”: The Internal Revenue Code of 1986, as amended from time to time.
     “Collateral”: All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Sellers in all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts): (i) the Loans and all monies due or to become due in payment under such Loans on and after the Closing Date, including but not limited to all Collections, but excluding any Excluded Amounts; (ii) all Related Security with respect to the Loans referred to in clause (i); (iii) Seller’s membership interests or other equity interests in any REO Asset Owner; and (iv) all income and Proceeds of the foregoing.
     “Collateral Custodian”: Wells Fargo Bank, National Association, not in its individual capacity, but solely as Collateral Custodian, its successor in interest pursuant to Section 8.3 or such Person as shall have been appointed Collateral Custodian pursuant to Section 8.5.
     “Collateral Custodian Fee”: Defined in the Collateral Custodian Fee Letter.
     “Collateral Custodian Fee Letter”: The Collateral Custodian Fee Letter, dated as of the date hereof, by and among the Originators, the Administrative Agent and the Collateral Custodian, as such letter may be amended, modified, supplemented, restated or replaced from time to time.
     “Collateral Custodian Termination Notice”: Defined in Section 8.5.
     “Collection Account”: Defined in Section 6.4(f).
     “Collection Date”: The date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.
     “Collection Period”: Each calendar month.
     “Collections”: (a) All cash collections and other cash proceeds of any Loan, including, without limitation, Scheduled Payments, Finance Charges, Prepayments, Insurance Proceeds, Distributions, all Recoveries or other amounts received in respect thereof but excluding any Excluded Amounts, (b) any cash proceeds or other funds received by the Sellers or the Servicer with respect to any Related Security, (c) all cash collections and other cash proceeds received by the Sellers or the Servicer (i) pursuant to the priority of payments and the payment mechanics set forth in the CS Europe Financing and (ii) under the Guaranty, (d) all cash collections and cash proceeds of any REO Asset and (e) all Deemed Collections.
     “Commercial Paper Notes”: On any day, any short-term promissory notes of any Purchaser (or its related commercial paper issuer) issued in the commercial paper market.
     “Commitment”: With respect to each Purchaser, the commitment of such Purchaser to make the Advance in accordance herewith in an amount not to exceed the amount set forth next to such Purchaser name on the signature pages hereto.
     “Condominium Conversions”: Includes properties that have been, or are expected to be, converted to condominium for ownership. For the avoidance of doubt, Condominium Conversions shall also be considered Development Properties.
     “Conduit Purchasers”: Defined in the Preamble of this Agreement.
     “Consolidated Subsidiary”: With respect to any Person, at any date, any Subsidiary the accounts of which, in accordance with GAAP, would be consolidated with those of such Person in its consolidated and consolidating financial statements as of such date.

     “Consolidated Tangible Net Worth”: As of any date of determination, with respect to CapitalSource Inc., (A) to the extent the Credit Agreement is in effect, the definition of “Consolidated Tangible Net Worth” as set forth in such Credit Agreement, and (B) in all other cases, the assets less the liabilities of CapitalSource Inc., its Consolidated Subsidiaries, the CapitalSource Bank Entities and each Healthcare REIT Consolidated Subsidiary, less intangible assets (including goodwill), less loans or advances to stockholders, directors, officers or employees, all determined in accordance with GAAP; provided, however, that if CapitalSource Inc.’s financial statements as of such date include goodwill created as a result of the CapitalSource Bank Transaction, then all such goodwill in an amount not to exceed $200,000,000 shall be treated as a tangible asset for the purpose of this definition; provided, further, however, that with respect to any Consolidated Subsidiary, CapitalSource Bank Entity or Healthcare REIT Consolidated Subsidiary, if all of the shares of Capital Stock are not, directly or indirectly, owned by CapitalSource Inc., then, with respect to any such Person, the Consolidated Tangible Net Worth of such Person shall be calculated by multiplying the Consolidated Tangible Net Worth of such Person by the percentage of the aggregate proceeds that would be distributed to CapitalSource Inc., directly or indirectly, upon the dissolution of such Person.
     “Construction Properties”: Any property that (a) is subject to ground up construction of new improvements, involving, without limitation, new foundations, new structural steel or wood frame, and (b) secures a future advance loan or revolving loan, and which either (x) the related future funding obligation represented more than 30% of the total committed amount of the underlying loan as of the date the Seller acquired such future advance loan or revolving loan or (y) the related future funding obligation represented more than 30% of the total committed amount of the underlying loan as of the date of origination of such future advance loan or revolving loan.
     “Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.
     “Core Transaction Terms”: The terms of any transaction (including covenants with respect to tangible net worth, tenor, and economic terms, including, without limitation, interest rate margins, whether calculated as a spread, a fee or otherwise, in the aggregate), unused facility fees, renewal and exit fees, advance rate calculations, minimum equity or overcollateralization requirements, principal reduction terms (other than through the liquidation of a unique collateral specified to such transaction) and events of default.
     “CP Rate”: For any day during any Accrual Period, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by a Conduit Purchaser from time to time as interest on or otherwise (by means of interest rate hedges or otherwise taking into consideration any incremental carrying costs associated with short-term promissory notes issued by such Conduit Purchaser (or its related commercial paper issuer) maturing on dates other than those certain dates on which such Conduit Purchaser is to receive funds) in respect of the promissory notes issued by such Conduit Purchaser (or its related commercial paper issuer) that are allocated, in whole or in part, by such Conduit Purchaser’s Purchaser Agent (on its behalf) to fund or maintain the Advances Outstanding funded by such Conduit Purchaser during such period, as determined by such Conduit Purchaser’s Purchaser Agent (on its behalf) and reported to the applicable Seller and the Servicer, which rates shall reflect and give effect to (i) the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by such Conduit Purchaser’s Purchaser Agent (on its behalf) and (ii) other borrowings by such Conduit Purchaser, including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market; provided that if any component of such rate is a discount rate, in calculating the CP Rate, such Conduit Purchaser’s Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.
     “Credit Agreement”: That certain Credit Agreement, dated as of March 14, 2006, among CapitalSource Inc., the guarantors listed therein, the lenders listed therein, Wachovia Bank, National Association, as administrative agent, swingline lender and issuing lender, Bank of America, N.A., as issuing lender, Wachovia Capital Markets, LLC, as sole bookrunner and lead arranger, and Bank of Montreal, Barclays Bank PLC and SunTrust Bank, as co-documentation agents, as such agreement has been and may in the future be amended, modified or supplemented from time to time.
     “Credit and Collection Policy”: The written credit policies and procedures manual of each Originator and the Servicer (which policies shall include without limitation policies on a risk rating system, due diligence format, underwriting parameters and credit approval procedures) in the form provided to the Administrative Agent prior to the Closing Date, as it may be as amended or supplemented from time to time in accordance with Section 5.1(h) and Section 5.4(f).
     “Credit Party”: Shall have the meaning given to such term in the Credit Agreement.
     “CSIII Criteria”: The eligibility criteria for the CSIII Loans as set forth on Schedule V attached hereto.
     “CSIII Loan”: The loans originated by the CSIII Originator that are identified on a Loan List and have been sold or contributed to the CSIII Seller and included as part of the Collateral, which loan includes, without limitation, (i) the Required Loan Documents and Loan File, and (ii) all right, title and interest of the CSIII Originator in and to the loan and any Related Property.
     “CSIII Originator”: Defined in the Preamble of this Agreement.
     “CSIII Sale Agreement”: The Amended and Restated Sale and Contribution Agreement, dated as of May 29, 2009, between the CSIII Originator and the CSIII Seller, as amended, modified, waived, supplemented, restated or replaced from time to time.
     “CSIII Seller”: Defined in the Preamble of this Agreement.
     “CS Europe Financing”: The financing transaction between CS Europe Finance Limited, CS UK Finance Limited, Wachovia Bank, National Association and the other parties thereto, entered into on or about October 3, 2007, as amended, modified, waived, supplemented, restated or replaced from time to time.

     “Deemed Collection”: Defined in Section 2.4(b).
     “Defaulted Loan”: A Loan as to which any of the following first occurs: (i) the Servicer has determined or should have reasonably determined in accordance with the Credit and Collection Policy that such Loan is not collectible, (ii) all or any portion of one or more principal or interest payments (other than in respect of default rate interest) remain unpaid for at least ninety (90) days from the original due date for such payment (without giving effect to any Servicer Advance thereon), (iii) such Loan has been subject to a Material Modification, (iv) such Loan has a Related Loan (other than with respect to Next Generation Vending and Food Services, Inc. or Classic Party Rentals, Inc.) that would be a Defaulted Loan pursuant to clause (ii) of this definition if such Related Loan was a Loan, or (v) any Related Property of such Loan becomes an REO Asset; provided that such Loan will cease to be a Defaulted Loan under clauses (ii) and (iv) above to the extent that such Obligor pays all such arrears in respect of such Loans or Related Loans, as applicable, in full and remains current on all such Loans and Related Loans for a period of at least 90 days.
     “Derivatives”: Any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination thereof, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.
     “Determination Date”: The last day of each Collection Period.
     “Development Properties”: An existing property that is undergoing renovation or redevelopment that either (i) disrupts at least 30% of the occupancy of the property, or (ii) temporarily reduces the NOI of the property by more than 30%; provided that, a property will not be considered a Development Property after it has an occupancy rate of at least 80%.
     “DIP Loan”: Any Loan to an Obligor that is a Chapter 11 debtor under the Bankruptcy Code which is permitted by the Credit and Collection Policy and also satisfies the following criteria: (a) the Loan is duly authorized by a final order of the applicable bankruptcy or federal district court under the provisions of subsection (b), (c) or (d) of 11 U.S.C. § 364, (b) the Obligor’s bankruptcy case is still pending as a case under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code and has not been dismissed or converted to a case under the provisions of Chapter 7 of Title 11 of the Bankruptcy Code, (c) the Obligor’s obligations under such Loan have not been (i) disallowed, in whole or in part, or (ii) subordinated, in whole or in part, to the claims or interests of any other Person under the provisions of 11 U.S.C. § 510, (d) the Loan is secured and the liens and security interests granted by the applicable federal bankruptcy or district court in relation to the Loan have not been subordinated, in whole or in part, to the liens or interests of any other lender under the provisions of 11 U.S.C. § 364(d) or otherwise, (e) the Obligor is not in default on its payment obligations under the Loan, (f) neither the Obligor nor any party in interest has filed a Chapter 11 plan with the applicable federal bankruptcy or district court that, upon confirmation, would (i) disallow or subordinate the Loan, in whole or in part, (ii) subordinate, in whole or in part, any lien or security interest granted in connection with such Loan, (iii) fail to provide for the repayment, in full and in cash, of the Loan upon the effective date of such plan or (iv) otherwise impair, in any manner, the claim evidenced by the Loan and (g) the Loan is substantially in a form previously delivered by the applicable Originator to the Administrative Agent in connection with this transaction or in such other form as shall be adopted by the applicable Originator and approved in writing by the Administrative Agent at least ten days prior to such Loan becoming part of the Collateral hereunder. For the purposes of this definition, an order is a “final order” if the applicable period for filing a motion to reconsider or notice of appeal in respect of a permanent order authorizing the Obligor to obtain credit has lapsed and no such motion or notice has been filed with the applicable federal bankruptcy or district court or the clerk thereof.
     “Discretionary Sale”: Defined in Section 2.20(a).
     “Discretionary Sale Date”: The Business Day identified by the applicable Seller to the Administrative Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.
     “Discretionary Sale Notice”: Defined in Section 2.20(a)(i).
     “Distributions”: All dividends, payments, deferred payments, money and other distributions (whether in cash or in kind) on and all interest on and in respect of, and all proceeds of the Collateral, of whatever kind or description, real or personal, whether in the ordinary course or in partial or total liquidation or dissolution, or any recapitalization, reclassification of capital, or reorganization or reduction of capital, or otherwise.
     “Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.
     “Eligible Loan”: On the Closing Date, each Loan (i) that, if a QRS Loan, satisfies the QRS Criteria, or if a CSIII Loan, satisfies the CSIII Criteria and (ii) that, for any Loan other than a QRS Loan or a CSIII Loan (A) for which the Administrative Agent, Collateral Custodian and Backup Servicer have received the following on or prior to the Closing Date: (1) a faxed copy of the duly executed original promissory note (if any), master purchase agreement and purchase statements, Loan Register and Loan Checklist in a form and substance satisfactory to the Administrative Agent and (2) a Borrowing Notice; provided that if such Loan is part of a capital contribution to the applicable Seller the Collateral Custodian shall have received the Required Loan Documents within three Business Days of receipt of the Certificate of Assignment, and (B) otherwise satisfies each of the following eligibility requirements, as applicable; provided, however, that the eligibility requirements set forth in clauses (a), (b), (j), (q), (r), (z) and (ee) shall be waived for a period of 30 days after the Closing Date with respect to any such Loan but solely to the extent that such eligibility requirements are not satisfied as a result of the failure of the Seller to obtain any required assignment and acceptance agreement or other comparable assignment or notice required by the Required Loan Documents, after which any such Loan that does not satisfy each of the following eligibility requirements shall be a Warranty Loan (without regard to any other cure period or grace period that might otherwise be applicable to a failure of such eligibility requirements set forth above):

(1) With respect to any such Loan:
     (a) the Loan, together with the Related Security, has been originated or acquired by the applicable Originator, sold to the applicable Seller pursuant to (and in accordance with) the applicable Sale Agreement and the applicable Seller has good title, free and clear of all Liens (other than Permitted Liens), on such Loan and Related Security;
     (b) the Loan (together with the Collections and Related Security related thereto) has been the subject of a grant by the applicable Seller in favor of the Administrative Agent, on behalf of the Secured Parties, of a first priority perfected security interest;
     (c) at the time such Loan is included in the Collateral, the Loan (i) is not (and since its origination by the applicable Originator or, in the case of Acquired Loans and Assigned Loans, acquisition by the applicable Originator has never been) a Defaulted Loan, (ii) is not more than ten days past due with respect to payments of principal or interest, and (iii) has never been more than thirty days past due (after giving effect to a five day grace period in determining the number of days past due) with respect to payments of principal or interest or, in the case of Acquired Loans and Assigned Loans, to the best of the applicable Originator’s knowledge after due inquiry, has never been more than thirty days past due in the twelve months prior to acquisition;
     (d) the Loan is an “eligible asset” as defined in Rule 3a-7 under the 40 Act;
     (e) the Loan is a contract the purchase of which with the proceeds of Commercial Paper Notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;
     (f) the Loan is an “account”, “chattel paper”, “instrument” or a “general intangible” within the meaning of Article 9 of the UCC of all applicable jurisdictions;
     (g) the Obligor with respect to such Loan is an Eligible Obligor and such Loan is payable only in United States Dollars and the Related Property with respect to which the Loan is principally underwritten is located in the United States;
     (h) the Loan is evidenced by (1) a promissory note or Loan Register and (2) a credit agreement, security agreement, loan or note purchase agreement or other related underlying loan documents, in each case, that have been duly authorized and executed, are in full force and effect and constitute the legal, valid, binding and absolute and unconditional payment obligation of the related Obligor, enforceable against such Obligor in accordance with their terms (subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity), and there are no conditions precedent to the enforceability or validity of the Loan that have not been satisfied or validly waived; provided that, in the case of clause (2) above, in the absence of a separate security agreement, the related credit agreement, loan or note purchase agreement or other related underlying loan documents shall provide for the grant of a security interest in the Related Property by the Obligor;

     (i) the Loan does not contravene in any material respect any Applicable Laws (including, without limitation all applicable predatory and abusive lending laws and all laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, licensing and privacy) and with respect to which no part thereof is in violation of any Applicable Law in any material respect;
     (j) neither the assignment of the Loan under the applicable Sale Agreement by the applicable Originator nor the granting of a security interest hereunder by the applicable Seller violates, conflicts with or contravenes any Applicable Laws or any contractual or other restriction, limitation or encumbrance;
     (k) on or before the Closing Date, the Obligor of such Loan or agent for such Loan, as applicable, shall have been directed to make all payments to the Lock-Box or directly to the Lock-Box Account;
     (l) the Loan requires the Obligor thereof to maintain reasonable and customary property damage and loss insurance with respect to the real or personal property constituting the Related Property (if any) if such Related Property is of a type customarily so insured;
     (m) the Related Property (if any) (i) has not been foreclosed on or repossessed from the current Obligor by the Servicer, and (ii) has not suffered any material loss or damage that has not been repaired or restored or for which insurance proceeds are not available;
     (n) the Loan provides by its terms that the Obligor’s payment obligations are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the applicable Originator and the Loan contains a clause that has the effect of unconditionally and irrevocably obligating the Obligor to make periodic payments (including taxes) notwithstanding any damage to, defects in, or destruction of the Related Property (if any) or any other event, including obsolescence of any property or improvements;
     (o) the Loan is not subject to any litigation, dispute, refund, claims of rescission, setoff, netting, counterclaim or defense whatsoever, including but not limited to, claims by or against the Obligor thereof or a payor to or account debtor of such Obligor;
     (p) the Loan requires the Obligor to maintain the Related Property in good condition and to bear all the costs of operating and maintaining same, including taxes and insurance relating thereto;
     (q) the Loan shall not have been originated in, nor shall it be subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Loan under the Transaction Documents would be unlawful, void or voidable;
     (r) the Loan, together with the Required Loan Documents and Loan File related thereto, is assignable and does not require the consent of or notice to the Obligor to consummate the transactions contemplated by the Transaction Documents or contain any other restriction on the transfer or the assignment of the Loan for the purpose of consummating the transactions contemplated by the Transaction Documents other than a consent or waiver of such restriction that has been obtained prior to the date on which the Loan was sold to the applicable Seller;

     (s) other than with respect to the Loan made to Reston Square Hotels, LLC, the Obligor of such Loan is legally responsible for all taxes relating to the Related Security or other security relating to such Loan, and all payments in respect of the Loan are required to be made free and clear of, and without deduction or withholding for or on account of, any taxes, unless such withholding or deduction is required by Applicable Law in which case the Obligor thereof is required to make “gross-up” payments that cover the full amount of any such withholding taxes on an after-tax basis;
     (t) the Loan complies with the representations and warranties made by the applicable Seller and Servicer hereunder and all information provided by such Seller or the Servicer with respect to the Loan is true and correct in all material respects;
     (u) the Loan and the Related Security have not been sold, transferred, assigned or pledged by the applicable Seller to any Person;
     (v) no selection procedure adverse to the interests of the Administrative Agent, the Purchaser Agents or the Secured Parties was utilized by the applicable Seller or the applicable Originator in the selection of Loan for inclusion in the Collateral; it being understood that selection procedures used by such Seller or such Originator for the inclusion of Loans in one or more of its various securitizations or other financing facilities and which are solely intended to obtain the most beneficial advance rates thereunder and/or otherwise maximize the efficiency of such facilities, shall not be deemed to be adverse procedures for purposes of this paragraph;
     (w) the Loan has not been compromised, adjusted, extended, satisfied, rescinded, set-off or modified by the applicable Seller, the applicable Originator or the Obligor with respect thereto, and no Loan is subject to compromise, adjustment, extension, satisfaction, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deductible, reduction, termination or modification, whether arising out of transactions concerning the Loan, or otherwise, by the applicable Seller, the applicable Originator or the Obligor with respect thereto except for amendments to such Loan otherwise permitted under Section 7.4(a) of this Agreement and in accordance with the Credit and Collection Policy;
     (x) the particular Loan is not one as to which the applicable Seller has knowledge which should lead it to expect such Loan will not be paid in full;
     (y) the Obligor of such Loan is not and has not been the subject of an Insolvency Event or Insolvency Proceeding in the past three years;
     (z) the Loan is secured by a valid, perfected, first priority (other than with respect to Subordinated Loans) security interest in all assets that constitute the collateral for the Loan (subject to Liens expressly permitted by the related underlying loan documents; provided that such Liens are not material in relation to the value of the Related Property and are customary for transactions of such nature), and, other than the loan types listed above, such collateral shall include but not be limited to the material intellectual property of the Obligor (if any);
     (aa) all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making or performance of the Loan have been duly obtained, effected or given and are in full force and effect;
     (bb) the Loan is not a Fixed Rate Loan;
     (cc) the Loan satisfies all applicable requirements of and was originated or acquired, underwritten and closed in accordance with the Credit and Collection Policy (including without limitation the execution by the Obligor of all documentation required by the Credit and Collection Policy);
     (dd) the Loan was generated in the ordinary course of the applicable Originator’s business;
     (ee) the Loan arises pursuant to documentation with respect to which the applicable Originator has performed all obligations required to be performed by it thereunder;
     (ff) the Loan is not Margin Stock;
     (gg) the acquisition of the Loan by the applicable Seller will not cause such Seller or the pool of Collateral to be required to be registered as an investment company under the 40 Act;
     (hh) the Loan was purchased, acquired or originated by the applicable Originator (or an Affiliate thereof) at not less than 85% of its par value as of the date of its purchase, acquisition or origination;
     (ii) [Reserved];
     (jj) the Loan is not subject to a guaranty by the applicable Originator or any Affiliate thereof;
     (kk) [Reserved];
     (ll) [Reserved];
     (mm) the Loan provides (i) for periodic payments of interest and/or principal in cash, which are due and payable on a monthly, quarterly or semi-annual basis unless otherwise consented to in writing by the Administrative Agent, and (ii) that the Servicer (or, with respect to Agented Loans and Assigned Loans, that the agent or a majority of the related lenders) may accelerate all payments on the Loan, if the Obligor is in default under the Loan and any applicable grace period has expired (in the case of any Subordinated Loan, subject to any applicable intercreditor or subordination agreement);
     (nn) the Loan provides for cash payments that fully amortize the Outstanding Loan Balance of such Loan on or by its maturity and does not provide for such Outstanding Loan Balance to be discounted pursuant to a prepayment in full;
     (oo) the Loan does not permit the Obligor to defer all or any portion of the current cash interest due thereunder;

     (pp) the Loan does not permit the payment obligation of the Obligor thereunder to be converted or exchanged for equity capital of such Obligor;
     (qq) other than Participation Loans, Agented Loans and Assigned Loans, with respect to the applicable Originator’s obligation to fund and the actual funding of the Loan by such Originator, the applicable Originator has not assigned or granted participations to, in whole or in part, any Person;
     (rr) [Reserved];
     (ss) if the Obligor of such Loan is the Obligor of more than one Loan, all such Loans are cross-collateralized and cross-defaulted;
     (tt) the Loan does not represent capitalized interest or payment obligations relating to “put” rights;
     (uu) the applicable Originator (i) has completed to its satisfaction, in accordance with its Credit and Collection Policy, a due diligence audit and collateral assessment with respect to such Loan and (ii) has done nothing to impair the rights of the Administrative Agent, the Purchaser Agents or the Secured Parties with respect to the Loan, the Related Security, the Scheduled Payments or any income or Proceeds therefrom;
     (vv) the Loan (or the underlying Loan in the case of any Agented Loan, Assigned Loan or Participation Loan) is a Middle Market ABL Loan, Senior Secured Loan, Second Lien Loan or Subordinated Loan;
     (ww) except with respect to Subordinated Loans, the Loan is not subordinated to any other loan or financing to the related Obligor;
     (xx) if the Loan is a Revolving Loan, either it provides by its terms that any future funding thereunder is in the applicable Originator’s sole and absolute discretion or it is subject to the Retained Interest provision of this Agreement;
     (yy) the Face Amount of the Loan is the dollar amount thereof shown on the books and records of the applicable Originator and applicable Seller;
     (zz) with respect to Subordinated Loans, the applicable Originator has entered into an intercreditor agreement or subordination agreement (or such provisions are contained in the principal loan documents) with, or provisions for the benefit of, the senior lender, which agreement or provisions are assignable to and have been assigned to the applicable Seller, and which provide that any standstill of remedies by the applicable Originator or its assignee is limited (A) such that there shall be no standstill of remedies (x) until after a payment default with respect to the senior obligation or the applicable Originator’s or assignee’s receipt from the senior lender or Obligor of a notice of default by the Obligor under the senior debt and (y) unless a covenant or payment default is also in effect, and (B) to no longer than one hundred eighty (180) days in duration in the aggregate in any given year;

     (aaa) with respect to any Acquired Loan or Assigned Loan, such Loan has been re-underwritten by the applicable Originator and satisfies all of such Originator’s underwriting criteria;
     (bbb) with respect to any Acquired Loan acquired from an Affiliate of the applicable Originator, the Administrative Agent has received a satisfactory legal opinion concerning the acquisition of such Loan by such Originator in a true sale transaction;
     (ccc) with respect to any Acquired Loan that was acquired in a pool by the applicable Originator along with one or more other Acquired Loans, the Administrative Agent has approved in writing such Loan for inclusion in the Collateral and has completed its own due diligence with respect to such Loan;
     (ddd) with respect to Agented Loans, the related underlying loan documents (i) shall include a credit agreement, note purchase agreement or similar agreement containing provisions relating to the appointment and duties of a payment agent and a collateral agent and intercreditor and (if applicable) subordination provisions substantially similar to the forms previously delivered by the applicable Originator to the Administrative Agent in connection with this transaction, (ii) are duly authorized, fully and properly executed and are the valid, binding and unconditional payment obligation of the Obligor thereof and (iii) are consistent with the documentation and perfection standards of transactions of such nature;
     (eee) with respect to Agented Loans, the applicable Originator (or a wholly owned subsidiary of CapitalSource Inc.) has been appointed the collateral agent of the security and the payment agent for all such loans prior to such Agented Loan becoming a part of the Collateral;
     (fff) with respect to Agented Loans, (i) if the entity serving as the collateral agent of the security of the lenders to such Obligor with respect to such loan has or will change from the time of the origination of the notes, all appropriate assignments of the collateral agent’s rights in and to the collateral on behalf of the noteholders have been executed and filed or recorded as appropriate prior to such Agented Loan becoming a part of the Collateral and (ii) if the entity serving as the collateral agent of the security of the lenders to such Obligor with respect to such loan has or will change after such Agented Loan becomes part of the Collateral, all appropriate assignments of the collateral agent’s rights in and to the collateral on behalf of the noteholders have been executed and filed or recorded as appropriate prior to such entity being the collateral agent of the security of the lenders to such Obligor;
     (ggg) with respect to any Agented Loan, all required notifications, if any, have been given to the collateral agent, the payment agent and any other parties required by the Required Loan Documents of, and all required consents, if any, have been obtained with respect to, the applicable Originator’s assignment of such Agented Loan and the applicable Originator’s right, title and interest in the Related Property to the applicable Seller and the Administrative Agent’s security interest therein on behalf of the secured parties;
     (hhh) with respect to Agented Loans, the right to control the actions of and replace the collateral agent and/or the paying agent of the syndicated loans is to be exercised by at least a majority in interest of all holders of such Agented Loans;

     (iii) with respect to Agented Loans, all syndicated loans of the Obligor of the same priority are cross-defaulted, the Related Property securing such loans is held by the collateral agent for the benefit of all holders of the syndicated loans and all holders of such loans (a) have an undivided interest in the collateral securing such loans, (b) share in the proceeds of the sale or other disposition of such collateral on a pro rata basis and (c) may transfer or assign their right, title and interest in the Related Property;
     (jjj) no portion of the proceeds used to make payments of principal or interest on such Loan have come from a new loan by the applicable Originator, CapitalSource Inc. or an Affiliate of CapitalSource Inc.;
     (kkk) does not contain a confidentiality provision that restricts or purports to restrict the ability of the Administrative Agent or any Secured Party to exercise their rights under this Agreement, including, without limitation, their rights to review the Loan, the Required Loan Documents and Loan File;
     (lll)has a remaining term to maturity of not greater than 72 months; and
     (mmm) is not a consumer loan.
     “Eligible Obligor”: On any date of determination, any Obligor that (i) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization and has a billing address within the United States, (ii) has not entered into the related asset agreement primarily for personal, family or household purposes, (iii) is not a Governmental Authority, (iv) is not an Affiliate of any of the Originators or either Seller, (v) is not in the gaming (other than Obligors in the business of providing services to the gaming industry), real estate construction or development (other than Obligors in the business of providing services to the real estate construction or development industries), nuclear waste or natural resource exploration/production and oil field service industries, (vi) is not engaged in the business of conducting proprietary research on new drug development, (vii) is not and has not been the subject of an Insolvency Proceeding in the past three years, and (viii) as of the Closing Date, has an Eligible Risk Rating.
     “Eligible Repurchase Obligations”: Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clauses (c)(2) and (c)(4) of the definition of Permitted Investments.
     “Eligible Risk Rating”: With respect to a designated Obligor, a “Risk Rating 1,” “Risk Rating 2,” “Risk Rating 3,” or “Risk Rating 4,” each as determined in accordance with the Credit and Collection Policy.
     “Environmental Laws”: Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of hazardous materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.
     “Equipment”: Healthcare related equipment or such other equipment types as are approved for inclusion in the Collateral by the Administrative Agent (in its sole discretion).
     “ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a Seller, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with a Seller, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as a Seller, any corporation described in clause (a) above or any trade or business described in clause (b) above.
     “Eurocurrency Liabilities”: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Liquidity Bank or any Institutional Purchaser shall have notified the Administrative Agent of a determination by such Liquidity Bank or any of its assignees or participants or such Institutional Purchaser that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund the Advance, (b) any Liquidity Bank or any Institutional Purchaser shall have notified the Administrative Agent of the inability, for any reason, of such Liquidity Bank or any of its assignees or participants or such Institutional Purchaser, as applicable, to determine the Adjusted Eurodollar Rate, (c) any Liquidity Bank or any Institutional Purchaser shall have notified the Administrative Agent of a determination by such Liquidity Bank or any of its assignees or participants or such Institutional Purchaser, as applicable, that the rate at which deposits of Dollars are being offered to such Liquidity Bank or any of its assignees or participants or such Institutional Purchaser in the London interbank market does not accurately reflect the cost to such Liquidity Bank, such assignee or such participant or such Institutional Purchaser of making, funding or maintaining the Advance or (d) any Liquidity Bank any Institutional Purchaser shall have notified the Administrative Agent of the inability of such Liquidity Bank or any of its assignees or participants or such Institutional Purchaser, as applicable, to obtain Dollars in the London interbank market to make, fund or maintain the Advance.

     “Eurodollar Reserve Percentage”: For any period means the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.
     “Exchange Act”: The United States Securities Exchange Act of 1934, as amended.
     “Excluded Amounts”: (a) Any amount received in the Lock-Box by, on or with respect to any Loan included as part of the Collateral, which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Loan, (b) any amount representing a reimbursement of insurance premiums and (c) any amount with respect to any loan retransferred upon such loan becoming a Warranty Loan (if the applicable Seller has decided that such loan is no longer to be included in the Collateral).
     “Face Amount”: With respect to any Loan, the Outstanding Loan Balance thereof shown on the applicable Loan List.
     “Facility Amount”: $106,518,000, as such amount may be paid down by the Sellers from time to time.
     “FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.
     “Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. (Charlotte, North Carolina time).
     “Finance Charges”: With respect to any Loan, any interest or finance charges paid by or on behalf of an Obligor pursuant to or with respect to such Loan.
     “Fitch”: Fitch, Inc. or any successor thereto.
     “Fixed Rate Loan”: A Loan that is an Eligible Loan other than a Floating Rate Loan.
     “Floating Rate Loan”: A Loan that is an Eligible Loan where the interest rate payable by the Obligor thereof is based on the CapitalSource Prime Rate or CapitalSource LIBOR Rate, plus some specified interest percentage in addition thereto, and the Loan provides that such interest rate will reset immediately upon any change in the related CapitalSource Prime Rate or CapitalSource LIBOR Rate.

     “GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.
     “Governmental Authority”: With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.
     “Guaranteed Obligations”: Defined in Section 14.1.
     “Guarantors”: Defined in Preamble of this Agreement.
     “Guaranty”: The guaranty of the Guarantors set forth in Article XIV.
     “H.15”: Federal Reserve Statistical Release H.15.
     “Healthcare Properties”: Includes hospitals, clinics, nursing homes, sports clubs, spas and other healthcare facilities and other similar Interests in Real Property used in one or more similar businesses (but excluding medical offices).
     “Healthcare REIT”: The REIT resulting from the consummation of a spin-off or initial public offering of the healthcare net-lease business of CapitalSource Inc. and its Subsidiaries after which the shares of such REIT are listed on a U.S. national securities exchange or the NASDAQ Stock Market.
     “Healthcare REIT Consolidated Subsidiary”: At any date, any Healthcare REIT Entity, if such Healthcare REIT Entity’s accounts, in accordance with GAAP, would be consolidated with those of CapitalSource Inc. in its consolidated and consolidating financial statements as of such date.
     “Healthcare REIT Entities”: The Healthcare REIT and its Subsidiaries, as well as any direct or indirect Subsidiaries of CapitalSource Inc. that are formed for the sole purpose of establishing, structuring or capitalizing the Healthcare REIT.
     “Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three month instruments, “Aa3” and “P-1” for six month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.
     “Hospitality Properties”: Includes hotels, motels, resorts, youth hostels, bed and breakfasts and other similar Interests in Real Property used in one or more similar businesses. For the avoidance of doubt, Hospitality Properties shall include Resort Finance Properties.

     “Increased Costs”: Any amounts required to be paid by the Sellers to an Affected Party pursuant to Section 2.15.
     “Indebtedness”: With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, (f) all obligations of such Person to redeem preferred stock of such Person (in the event such Person is a corporation), (g) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (h) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction in each case (I) is considered borrowed money indebtedness for tax purposes, and (II) is classified as an operating lease under GAAP and (i) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (h) above.
     “Indemnified Amounts”: Defined in Section 11.1.
     “Indemnified Parties”: Defined in Section 11.1.
     “Industrial Properties”: Includes factories, refinery plants, warehouses, breweries and other similar Interests in Real Property used in one or more similar businesses.
     “Industry”: The industry of an Obligor as determined by reference to the two digit standard industry classification or North American Industry Classification System codes.
     “Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
     “Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
     “Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
     “Institutional Purchaser”: Defined in the Preamble of this Agreement.
     “Instrument”: Any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.
     “Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damage to or loss of the Related Property.
     “Insurance Proceeds”: Any amounts payable or any payments made on or with respect to a Loan under any Insurance Policy.
     “Intercreditor Agreement”: The Fourth Amended and Restated Intercreditor and Lockbox Administration Agreement, dated as of June 30, 2005, by and among each of the financing agents from time to time party thereto, Bank of America, N.A., as the lockbox bank, CapitalSource Finance LLC, as the originator, as the original servicer and as the lockbox servicer, and CapitalSource Funding Inc., as the owner of the account and as the owner of the lockbox, as amended, modified, waived, supplemented, restated or replaced from time to time.
     “Interest”: For each Accrual Period and the Advance still outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x 1
D
     where:
IR = the Interest Rate applicable on such day;

P = the principal amount of such Advance on such day; and

D = 360 or, to the extent the Interest Rate is based on the Base Rate, 365 or 366 days, as applicable.
provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.
     “Interest Collections”: Any and all amounts received in respect of any interest, amendment, waiver, late or prepayment fees (but excluding any other fees provided that such other fees are not structured in a manner to intentionally reduce the amount of Interest Collections) or other similar charges (including any Finance Charges) on or with respect to a Loan from or on behalf of any Obligor that are deposited into the Collection Account, or received by or on behalf of the Sellers by the Servicer or Originator in respect of a Loan, in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.
     “Interest Rate”: For any Accrual Period and for the Advance still outstanding for each day during such Accrual Period:
          (i) to the extent the applicable Conduit Purchaser has funded the Advance through the issuance of commercial paper, a rate equal to the applicable CP Rate; or
          (ii) to the extent the applicable Conduit Purchaser or Institutional Purchaser did not fund the Advance through the issuance of commercial paper, a rate equal to the Alternative Rate;
provided, however, the Interest Rate shall be the Base Rate for any Accrual Period for the Advance as to which a Conduit Purchaser has funded the making or maintenance thereof by a sale of an interest therein to any Liquidity Bank under the applicable Liquidity Agreement on any day other than the first day of such Accrual Period without giving such Liquidity Bank(s) at least two Business Days’ prior notice of such assignment.
     “Interests in Real Property”: A fee simple interest, a financeable estate for years or a leasehold interest in each case in real property.
     “Investment”: Any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, guarantee or assumption of any obligation of such Person or otherwise.
     “Investment Loan”: Any senior or subordinated loan (including letters of credit issued under such loan) or lease (a) arising from the extension of credit to an Obligor by CapitalSource Inc. or its Consolidated Subsidiaries (excluding the Bank Subsidiary and the Healthcare REIT Consolidated Subsidiaries) in the ordinary course of business, (b) originated in accordance with the policies and procedures set forth in the Credit and Collection Policy, and (c) good and marketable title to which is owned by CapitalSource Inc. or a Consolidated Subsidiary
     “Investment Loan Subsidiary”: Any Person that becomes a Subsidiary as a result of the exercise of remedies by CapitalSource Inc. or any Consolidated Subsidiary under any Investment Loan.

     “Investment in Equity Instruments”: Each Investment, that is made in accordance with the policies and procedures set forth in the Credit and Collection Policy, owned by CapitalSource Inc. or its Consolidated Subsidiaries (excluding the Bank Subsidiary and the Healthcare REIT Consolidated Subsidiaries) in (a) common stock, partnership interests or membership interests of any Person and that is classified as “Common Stock,” “Partnership Units” or “Membership Units” on the consolidated schedule of investments of CapitalSource Inc. for the then most recently ended fiscal quarter, (b) preferred stock (other than redeemable preferred stock) of any Person and that is classified as “Preferred Stock” on the consolidated schedule of investments of CapitalSource Inc. for the then most recently ended fiscal quarter, (c) redeemable preferred stock of any Person and that is classified as “Redeemable Preferred Stock” on the consolidated schedule of investments of CapitalSource Inc. for the then most recently ended fiscal quarter, and (d) warrants to purchase common stock, partnership interests or membership interests of any Person and that is classified as “Common Stock Warrants,” “Partnership Unit Warrants” or “Membership Unit Warrants” on the consolidated schedule of investments of CapitalSource Inc. for the then most recently ended fiscal quarter.
     “Issuer”: Any Conduit Purchaser whose principal business consists of issuing commercial paper or other securities to fund its acquisition or maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets.
     “Land Development”: Financing to an entity engaged in the business of purchasing land for the purposes of resale to a developer.
     “LIBOR Market Index Rate”: For any day, with respect to the Advance (a) the rate per annum appearing on Page 3750 of the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, as the rate for dollar deposits with a one-month maturity; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such service), the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (c) if the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such service) and if no rate specified in clause (b) of this definition so appears on Reuters Screen LIBO page (or any successor or substitute page), the interest rate per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the principal London office of WBNA in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.
     “Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person

(including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).
     “Liquidation Expenses”: With respect to any Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer (including amounts paid to any subservicer) and any reasonably allocated costs of counsel (if any), in each case in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing and disposition of any related assets securing such Loan upon or after the expiration or earlier termination of such Loan and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing pursuant to such Loan if it is a Defaulted Loan, and if requested by the Administrative Agent, the Servicer and Originator must provide to the Administrative Agent a breakdown of the Liquidation Expenses for any Loan along with any supporting documentation therefor.
     “Liquidity Agreement”: (a) with respect to each Conduit Purchaser, the Liquidity Purchase Agreement or liquidity loan agreement by and among such Conduit Purchaser, the Liquidity Banks named therein, and the related Purchaser Agent, as such agreement may be amended, modified, waived, supplemented, restated or replaced from time to time, and (b) with respect to each Additional Purchaser that is also a Conduit Purchaser, the liquidity purchase agreement or liquidity loan agreement by and among such Additional Purchaser, the Liquidity Banks named therein and the related Additional Agent, as such agreement may be amended, modified, waived, supplemented, restated or replaced from time to time.
     “Liquidity Bank”: The Person or Persons who provide liquidity support to any Conduit Purchaser or Additional Purchaser that is also a Conduit Purchaser pursuant to a Liquidity Agreement in connection with the issuance by such Purchaser of Commercial Paper Notes.
     “Loan”: (i) The CSIII Loans; (ii) the QRS Loans; and (iii) any other loan originated by the applicable Originator or, in the case of an Assigned Loan, otherwise acquired by the applicable Originator, that is identified on a Loan List and sold or contributed to the applicable Seller and included as part of the Collateral, which loan includes, without limitation, (i) the Required Loan Documents and Loan File, and (ii) all right, title and interest of the applicable Originator in and to the loan and any Related Property.
     “Loan Checklist”: An electronic list of loan documents delivered by or on behalf of the applicable Seller to the Collateral Custodian that identifies each of the items contained in the related Loan File, as amended from time to time.
     “Loan Files”: With respect to any Loan and Related Security, copies of each of the Required Loan Documents and duly executed originals (to the extent required by the Credit and Collection Policy) and copies of any other Records relating to such Loan and Related Security.
     “Loan List”: The Loan List provided by the applicable Seller to the Administrative Agent and the Collateral Custodian, in the form of Schedule IV hereto, as such list may be amended, supplemented or modified from time to time in accordance with this Agreement.
     “Loan Register”: Defined in Section 5.4(n).

     “Loan-to-Liquidation Value”: With respect to any Loan included in the Collateral as of the Closing Date, the Loan-to-Liquidation Value set forth on Schedule IV with respect to such Loan, otherwise, with respect to any other Loan, as of the date of origination of such Loan, the percentage equivalent of a fraction (i) the numerator of which is equal to the maximum availability (as provided in the applicable underlying loan documents) of such Loan as of the date of its origination and (ii) the denominator of which is equal to the liquidation value of the Related Property securing such Loan that is subject to a first priority lien in favor of the applicable Originator (as determined by the Servicer in accordance with the Credit and Collection Policy and in a commercially reasonable manner).
     “Loan-to-Value Ratio”: With respect to any Loan (other than a Real Estate Loan) included in the Collateral as of the Closing Date, the Loan-to-Value Ratio set forth on Schedule IV with respect to such Loan, otherwise, with respect to any other Loan (other than a Real Estate Loan), as of the date of origination of such Loan, the percentage equivalent of a fraction (a) the numerator of which is equal to the total commitment amount of such Loan as of the date of its origination (as provided in the related loan documents) plus the total commitment amount or principal amount, as the case may be, as of the applicable date of origination or incurrence, of all other Indebtedness of the related Obligor (including, in the case of revolving loans and delayed draw loans, the Outstanding Loan Balance thereof as determined on the last day of each calendar month) which is senior to or pari passu with such Loan, and (b) the denominator of which is equal to the enterprise value of the Related Property securing such Loan (as determined by the Originator in accordance with the Credit and Collection Policy).
     With respect to any Real Estate Loan included in the Collateral as of the Closing Date, the Loan-to-Value Ratio set forth on Schedule IV with respect to such Real Estate Loan, otherwise, with respect to any other Real Estate Loan, as of the date of origination of such Real Estate Loan, the percentage equivalent of a fraction (a) the numerator of which is equal to the total commitment amount of such Real Estate Loan as of the date of origination (as provided in the related loan documents) plus the total commitment amount or principal amount, as the case may be, as of the applicable date of origination or incurrence, of all other Indebtedness of the related Obligor (including, in the case of revolving loans and delayed draw loans, the Outstanding Loan Balance thereof as determined on the last day of each calendar month) which is senior to or pari passu with such Real Estate Loan, and (b) the denominator of which is equal to the lower of the Obligor’s cost to acquire the Related Property or the value of such date (determined by means of an Appraisal) of the Related Property, in either case, excluding the cost or value of any Construction Properties.
     “Lock-Box”: The post office box to which Collections are remitted for retrieval by a Lock-Box Bank and deposited by such Lock-Box Bank into a Lock-Box Account, the details of which are contained in Schedule II.
     “Lock-Box Account”: The account maintained at the Lock-Box Bank for the purpose of receiving Collections, the details of which are contained in Schedule II, as such schedule may be amended from time to time.
     “Lock-Box Agreement”: The Fifth Amended and Restated Three Party Agreement Relating to Lockbox Services and Control (with Activation Upon Notice), dated as of June 30,

2005, by and among Wells Fargo, as the indenture trustee and as the Citi indenture trustee (as defined therein), Bank of America, N.A., as the lockbox bank, WCM, as the conduit administrative agent and as the acquisition administrative agent, CapitalSource Finance, as the originator, as the original servicer and as the lockbox servicer, and CapitalSource Funding LLC, as the owner of the account and as the owner of the lockbox, as amended, modified, waived, supplemented, restated or replaced from time to time.
     “Lock-Box Bank”: Bank of America, N.A., or any of the banks or other financial institutions holding one or more Lock-Box Accounts.
     “Margin Stock”: Margin Stock as defined under Regulation U.
     “Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any of the Originators, the Servicer or either Seller, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Loans generally or any material portion of the Loans, (c) the rights and remedies of the Administrative Agent, the Purchasers, the Purchaser Agents and the Secured Parties arising from the Transaction Documents, (d) the ability of either Seller, any of the Originators, the Servicer, the Backup Servicer or the Collateral Custodian to perform its obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s, the Purchaser Agents’, or the Secured Parties’ interest in the Collateral.
     “Material Modification”: (1) Any amendment or waiver of, or modification or supplement to, any related underlying loan document governing a Loan that (a) reduces the principal amount of such Loan, (b) waives one or more interest payments, or reduces the spread over the applicable reference rate comprising the interest rate on such Loan if such Loan is a Floating Rate Loan or reduces the coupon comprising the interest rate on such Loan if such Loan is a Fixed Rate Loan; provided that the foregoing shall not apply to waivers or reductions related to the operation of default or penalty interest clauses and, in addition, the spread or coupon, as applicable, may be reduced by not more than 1.5% applicable to the spread or coupon of such Loan, so long as the interest coverage ratio (howsoever defined in the related underlying loan documents) is greater than 2.0:1 at the time of such reduction, (c) contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of security (other than permitted security) on any of the Related Property securing such Loan, (d) postpones the due date of any Scheduled Payment in respect of such Loan, (e) terminates or releases any material lien or security interest securing such Loan (other than the release of such lien or security interest (i) as required by the related underlying loan documents so long as it does not involve a material portion of the Collateral or (ii) in conjunction with the sale or disposition of the assets subject to such lien or security interest so long as 100% of the cash proceeds from such sale or disposition (minus any taxes and expenses incurred in connection with such sale or disposition) are applied to prepay the applicable Loan and the gross cash proceeds from such sale or disposition are at least equal to 100% of the value of the property being released from such lien or security interest) or (f) alters the status of such Loan as a Defaulted Loan and (2) any loan or extension of credit by the applicable Originator (or any other lender) to the Obligor for the purpose of (a)

making any past due principal, interest or other payments due on such Loan, (b) preventing such Loan or any other loan to the related Obligor from becoming past due or (c) causing a Defaulted Loan to cease to be so classified; provided that a loan or extension of credit provided for refinancing purposes at or around such Loan’s then schedule maturity date shall not be deemed to be a Material Modification.
     “Materially Modified Loan”: Any Loan subject to a Material Modification.
     “Materials of Environmental Concern”: Any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Middle Market ABL Loan”: Any Revolving Loan that (i) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Related Property for such Loan, (ii) provides the related Obligor with the option to receive additional borrowings thereunder based on the value of its eligible accounts receivables, inventory or equipment, (iii) has a Loan-to-Liquidation Value of less than or equal to (a) 85% with respect to the Related Property which constitutes accounts receivables, (b) 50% with respect to the Related Property which constitutes inventory, and (c) 80% with respect to the Related Property which constitutes Equipment, (iii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other loans or financings to such Obligor, (iv) has an availability mechanism that is governed by a dynamic borrowing base formula that specifies eligible collateral and advance rates, and where the borrowing base and availability are calculated at least monthly, and (v) employs lock-boxes for cash control; provided, however, any such Loan shall exclude any Retained Interest.
     “Middle Market Loan”: Any Loan that is a Middle Market ABL Loan, Senior Secured Loan, Second Lien Loan or Subordinated Loan.
     “Minimum Overcollateralization Ratio”: An Overcollateralization Ratio equal to 160%.
     “Mixed Use Properties”: Includes any property in which not more than 50% of the rentable area of such property can be classified into a single classification of Mortgaged Property.
     “Monthly Report”: Defined in Section 6.10(b).
     “Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.
     “Mortgage”: The mortgage, deed of trust or other instrument creating a first or second Lien on an Interest in Real Property securing a Loan subject to this Agreement, including any Assignment of Leases and Rents related thereto.
     “Mortgaged Property”: The underlying Interests in Real Property which are subject to the Lien of a Mortgage that secures a Loan, consisting of Interests in Real Property in a parcel or parcels of land, at least one of which parcels is improved by a commercial building or facility, together with Interests in Real Property in such commercial building or facility and any personal property, fixtures, leases and other property or rights pertaining to such land, commercial building or facility which are subject to the related Mortgage. For the avoidance of doubt, the applicable classification of Mortgaged Property includes Healthcare Properties, Hospitality Properties, Industrial Properties, Multifamily Properties, Office Properties, Retail Properties, Resort Finance Properties, Other Property and Land Development. Each Eligible Loan shall be classified into one of the applicable classifications of Mortgaged Property identified herein or as a Mixed Use Property, including Eligible Loans that are also classified as Development Properties.
     “Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by either Seller or any ERISA Affiliate on behalf of its employees.
     “Multifamily Properties”: Includes multifamily dwellings such as apartment blocks, condominiums and cooperative owned buildings.
     “NAICS Code” means the North American Industry Classification System Codes by two digits.
     “Net Proceeds of Capital Stock/Conversion of Debt”: (i) To the extent the Credit Agreement is in effect, the definition of “Net Proceeds of Capital Stock/Conversion of Debt” as set forth in such Credit Agreement, and (ii) in all other cases, any and all proceeds (whether cash or non-cash) or other consideration received by CapitalSource Inc., its Consolidated Subsidiaries or the CapitalSource Bank Entities, on a consolidated basis, in respect of the issuance of Capital Stock to a Person other than CapitalSource Inc. or its Consolidated Subsidiaries (including, without limitation, the aggregate amount of any and all Indebtedness converted into Capital Stock), after deducting therefrom all reasonable and customary costs and expenses incurred by CapitalSource Inc., such Consolidated Subsidiary and CapitalSource Bank Entity in connection with the issuance of such Capital Stock in each case to the extent classified as equity on the consolidated balance sheet of CapitalSource Inc., its Consolidated Subsidiaries and the CapitalSource Bank Entities; provided, however, that such proceeds shall exclude any consideration received in connection with an initial public offering of the Healthcare REIT.
     “NOI”: With respect to any Mortgaged Property, as of the last day of any fiscal quarter, the amount determined for the period consisting of such fiscal quarter and each of the three immediately preceding fiscal quarters of the sum of all rents and other revenues received in the ordinary course from such Mortgaged Property minus all expenses paid related to the ownership, operation and maintenance of such Mortgaged Property.
     “Noteless Loan”: A Loan with respect to which the underlying loan documents do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan.
     “Obligor”: With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.
     “Office Properties”: Includes office buildings (including medical offices), conference facilities and other similar Interests in Real Property used in the commercial real estate business.

     “Officer’s Certificate”: A certificate signed by a Responsible Officer of the applicable Seller or the Servicer, as the case may be, and delivered to the Collateral Custodian.
     “Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.
     “Optional Sale”: Defined in Section 2.19(a).
     “Optional Sale Date”: Any Business Day, provided three (3) Business Days’ prior written notice is given in accordance with Section 2.19(a).
     “Originators”: Defined in the Preamble of this Agreement.
     “Other Costs”: Defined in Section 13.9(c).
     “Other Property”: Includes any property that is not Healthcare Property, Hospitality Property, Industrial Property, Multifamily Property, Office Property, Retail Property, Mixed Use Property or Land Development.
     “Outstanding Loan Balance”: With respect to (i) any Loan purchased at less than 95% of its par value, the purchase price of such Loan (excluding any PIK component or accrued interest payable) minus the sum of principal payments received in respect of such Loan on or before the date of determination and (ii) any Loan purchased at no less than 95% of par or originated directly by the applicable Originator or an Affiliate, the sum of (a) the portion of all future Scheduled Payments becoming due under or with respect to such Loan plus (b) any past due Scheduled Payments with respect to such Loan (other than with respect to those payments to the extent a Servicer Advance is outstanding with respect thereto).
     “Overcollateralization Ratio”: As of any date of determination, an amount expressed as a percentage equal to (i)(a) the Aggregate Outstanding Loan Balance as of such date plus (b) all amounts on deposit in the Principal Collections Account as of such date divided by (ii) Advances Outstanding as of such date.
     “Participation Loan”: A Loan to an Obligor, originated by the applicable Originator and serviced by the Servicer in the ordinary course of its business, in which a participation interest has been granted to another Person in accordance with the Credit and Collection Policy and (i) such transaction has been fully consummated, pursuant to a participation agreement in a form previously delivered by the applicable Originator to the Administrative Agent in connection with this transaction or in such other form as shall be adopted by the applicable Originator and approved in writing by the Administrative Agent at least five days prior to such Loan becoming part of the Collateral hereunder, (ii) such Loan (other than in the case of a Noteless Loan) is represented by a separate promissory note, and (iii) the applicable Originator has the right to receive and collect payments directly in its own name, and to enforce its rights directly against the Obligor thereof including the right to proceed against collateral; provided, however, any such Loan shall exclude any Retained Interest.
     “Payment Date”: The fifteenth (15th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, commencing in July, 2009.

     “Permitted Investments”: With respect to any Payment Date means negotiable instruments or securities or other investments maturing on or before such Payment Date (a) which, except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (b) that, as of any date of determination, mature by their terms on or prior to the Business Day immediately preceding the next Payment Date immediately following such date of determination, and (c) that evidence:
     (1) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);
     (2) demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time of a Seller’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Fitch and each Rating Agency in the Highest Required Investment Category granted by Fitch and such Rating Agency, which in the case of Fitch, shall be “F-1+”;
     (3) commercial paper, or other short term obligations, having, at the time of the applicable Seller’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency, which in the case of Fitch, shall be “F-1+”;
     (4) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-1+”;
     (5) notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (2) above;
     (6) investments in taxable money market funds or other regulated investment companies having, at the time of a Seller’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from Moody’s, S&P and Fitch (if rated by Fitch);
     (7) time deposits (having maturities of not more than ninety (90) days) by an entity the commercial paper of which has, at the time of a Seller’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by Fitch and each Rating Agency; or

     (8) Eligible Repurchase Obligations with a rating acceptable to the Rating Agencies, which in the case of Fitch, shall be “F-1+” and in the case of S&P shall be “A-1”.
The Collateral Custodian may pursuant to the direction of the Servicer or Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.
     “Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable, (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days, and (c) Liens granted pursuant to or by the Transaction Documents.
     “Permitted Securitization Transaction”: Any financing transaction undertaken by a Seller or an Affiliate of such Seller that is secured, directly or indirectly, by the Collateral or any portion thereof or any interest therein, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer.
     “Person”: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
     “Prepayments”: Any and all (i) partial or full prepayments on or with respect to a Loan (including, with respect to any Loan and any Collection Period, any Scheduled Payment, Finance Charge or portion thereof that is due in a subsequent Collection Period that the Servicer has received, and pursuant to the terms of Section 6.4(b) expressly permitted the related Obligor to make, in advance of its scheduled due date, and that will be applied to such Scheduled Payment on such due date), (ii) Recoveries, and (iii) Insurance Proceeds.
     “Prime Rate”: (a) The rate announced by WBNA from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes, or (b) with respect to any Additional Purchaser, as otherwise specified by or on behalf of such Additional Purchaser in the applicable Additional Purchaser Agreement. The Prime Rate is not intended to be the lowest rate of interest charged by WBNA or any other specified financial institution in connection with extensions of credit to debtors.
     “Principal Collections”: Any and all amounts received in respect of any principal due and payable under the Loans from or on behalf of Obligors that are deposited into the Principal Collections Account, or received by or on behalf of the applicable Seller by the Servicer or applicable Originator in respect of Loans, in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment.
     “Principal Collections Account”: Defined in Section 6.4(f).

     “Proceeds”: With respect to any Collateral, whatever is receivable or received when such Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.
     “Program Fee”: (a) With respect to any Purchaser, as defined in the applicable Purchaser Fee Letter and (b) with respect to any Additional Purchaser, as specified in the applicable Additional Agent Fee Letter.
     “Program Fee Rate”: (a) With respect to any Purchaser, the rate set forth in the applicable Purchaser Fee Letter and (b) with respect to any Additional Purchaser, the rate set forth in the applicable Additional Agent Fee Letter as the “Program Fee Rate.”
     “Pro-Rata Share”: With respect to a Purchaser, the percentage set forth next to such Purchaser’s name on Annex A hereto, which schedule may be updated by the Administrative Agent (with notice to the Sellers) from time to time.
     “Purchaser”: (i) WBNA, (ii) any Additional Purchaser, as the context requires, and “Purchasers” means collectively (a) WBNA and (b) the Additional Purchasers.
     “Purchaser Agent”: With respect to (i) WBNA, the WBNA Agent, (ii) any Additional Purchasers, the related Additional Agent and (iii) each Institutional Purchaser which may from time to time become a party hereto, each shall be deemed to be its own Purchaser Agent.
     “Purchaser Fee Letter”: Each Fee Letter Agreement, dated as of the date hereof, by and among the Sellers, the Servicer, and the applicable Purchaser Agent, as amended, modified, waived, supplemented, restated or replaced from time to time.
     “QRS Criteria”: The eligibility criteria for the QRS Loans as set forth on Schedule VI attached hereto.
     “QRS Loan”: The loans originated by the QRS Originator that are identified on a Loan List and have been sold or contributed to the QRS Seller and included as part of the Collateral, which loan includes, without limitation, (i) the Required Loan Documents and Loan File, and (ii) all right, title and interest of the QRS Originator in and to the loan and any Related Property.
     “QRS Originator”: Defined in the Preamble of this Agreement.
     “QRS Sale Agreement”: The Second Amended and Restated Sale and Contribution Agreement, dated as of May 29, 2009, between the QRS Originator and the QRS Seller, as amended, modified, waived, supplemented, restated or replaced from time to time.
     “QRS Seller”: Defined in the Preamble of this Agreement.
     “Qualified Institution”: Defined in Section 6.4(f).
     “Qualified Transferee”:

     (a) Each Seller, each Purchaser Agent and any Affiliate thereof, or the Administrative Agent or any Affiliate of the Administrative Agent; or
     (b) any other Person which:
     (i) has at least $50,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary); and
     (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial real estate properties; and
     (iii) is one of the following:
     (A) an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, or
     (B) an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an “institutional accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended; or
     (C) the trustee, collateral agent or administrative agent in connection with (x) a securitization of the subject Loan through the creation of collateralized debt or loan obligations or (y) an asset-backed commercial paper transaction funded by a commercial paper conduit whose commercial paper notes are rated at least “A-1” by S&P or at least “P-1” by Moody’s, or (z) a repurchase transaction funded by an entity which would otherwise be a Qualified Transferee so long as the “equity interest” (other than any nominal or de minimis equity interest) in the special purpose entity that issues notes or certificates in connection with any such collateralized debt or loan obligation, asset-backed commercial paper funded transaction or repurchase transaction is owned by one or more entities that are Qualified Transferees under subclauses (A) or (B) above; or
     (D) any entity Controlled (as defined below) by any of the entities described in subclauses (i), (ii) or (iii) above.
For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” has the meaning correlative thereto.
     “Rating Agency”: Each of S&P, Moody’s and any other rating agency that has been requested to issue a rating with respect to a Permitted Securitization Transaction.

     “Real Estate ABL Loan”: Any Revolving Loan that (i) secured by a valid and perfected first priority Lien on all the Obligor’s assets constituting Related Property for such Loan (such related property may not consist of residential mortgage receivables or pools of residential mortgages but may consist of timeshare receivables), (ii) provides the related Obligor with the option to receive additional borrowings thereunder based on the value of its eligible accounts receivable, commercial mortgage receivables, inventory (other than real estate property or land) or equipment, (iii) has a Loan-to-Liquidation Value of less than or equal to (a) 85% with respect to the Related Property which constitutes eligible accounts receivables, (b) 90% with respect to the Related Property which constitutes commercial mortgage receivables, (c) 50% with respect to the Related Property which constitutes inventory, and (d) 80% with respect to the Related Property which constitutes Equipment; provided that the average and largest balances of eligible accounts receivable, commercial mortgage receivables, inventory or equipment shall not exceed 10% and 30%, respectively, of such Loan’s Loan-to-Liquidation Value, (iv) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other loans or financings to such Obligor, (v) has an availability mechanism that is governed by a dynamic borrowing base formula that specifies eligible collateral and advance rates, and where the borrowing base and availability are calculated at least monthly and (vi) employs lock-boxes for cash control; provided, however, any such Loan shall exclude any Retained Interest. For the avoidance of doubt, any rediscount loan shall be classified as a Real Estate ABL if it meets the above requirements; otherwise, rediscount loans that do not meet the definition of Real Estate ABL shall be ineligible.
     “Real Estate Loan”: Any Real Estate ABL Loan, Senior Secured Whole Loan or B-Note Loan (including any lease financing) (i) for which the underlying Related Property consists primarily of real property, (ii) the proceeds of which are primarily used to finance the acquisition, construction or development of real property or (iii) the primary source of repayment from which is from the sale or liquidation of, or income from, real property; provided, however, that any loan intended to finance Construction Properties, Land Development, Condominium Conversions and Development Properties shall not constitute a Real Estate Loan.
     “Records”: All documents relating to the Loans, including books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) executed in connection with the origination or acquisition of the Collateral or maintained with respect to the Collateral and the related Obligors that the applicable Seller, the applicable Originator or the Servicer have generated, in which the applicable Seller, the applicable Originator or the Servicer have acquired an interest pursuant to the applicable Sale Agreement or in which the applicable Seller, the applicable Originator or the Servicer have otherwise obtained an interest.
     “Recovery Rate”: With respect to any Loan as of any date of determination, the recovery rate determined in accordance with the following chart:

Middle Market Loans

Middle Market ABL	50%
Senior Secured Loan	50%
Second Lien Loan	30%
Subordinated Loan	15%

Real Estate Loans

Real Estate ABL	50%
Senior Secured Whole Loans	50%
B-Note Loans	15%
     “Recoveries”: As of the time any Related Property is sold, discarded (after a determination by the Servicer that such Related Property has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Credit and Collection Policy with respect to any Defaulted Loan, the proceeds from the sale of the Related Property, the proceeds of any related Insurance Policy, any distribution from an REO Asset Owner, any other recoveries with respect to such Defaulted Loan, the Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Loan to be refunded to the related Obligor.
     “Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.
     “REIT”: A “real estate investment trust” as defined in Section 856(c)(5)(B) of the Code.
     “Related Loan”: With respect to any Loan, (i) in any transaction of any Affiliate of CapitalSource Inc., any other loan or other debt for borrowed money extended to the same Obligor and (ii) in all other cases, any other loan or other debt for borrowed money extended to the same Obligor of which the Servicer has (or reasonably should have) knowledge and is senior to or pari passu with such Loan.
     “Related Property”: With respect to any Loan, any property or other assets designated and pledged as collateral to the applicable Originator to secure repayment of such Loan, including, without limitation, Mortgaged Property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets; provided that Related Property may not include residential mortgage receivables or one or more residential mortgages but may include timeshare receivables.
     “Related Security”: All of the applicable Seller’s right, title and interest in and to:
     (a) any Related Property securing a Loan and all Recoveries related thereto;

     (b) all Required Loan Documents, Loan Files related to any Loan, Records, and the documents, agreements, and instruments included in the Loan File or Records, including without limitation, rights of recovery of the applicable Seller against the applicable Originator;
     (c) all Insurance Policies with respect to any Loan;
     (d) all security interests, liens, guaranties, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure or support payment of any Loan, together with all UCC financing statements or similar filings signed by an Obligor relating thereto;
     (e) the Collection Account, each Lock Box and all Lock Box Accounts, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;
     (f) the applicable Sale Agreement and the assignment to the Administrative Agent of all UCC financing statements filed by the applicable Seller against the applicable Originator under or in connection with the applicable Sale Agreement; and
     (g) the proceeds of each of the foregoing.
     “REO Asset”: With respect to any Loan, any Related Property that has been foreclosed on or repossessed from the current Obligor by the Servicer, and is being managed by the Servicer on behalf of, and in the name of, any REO Asset Owner, for the benefit of the Secured Parties and any other equity holder of such REO Asset Owner.
     “REO Asset Owner”: Defined in Section 6.17.
     “Repayment Notice”: Each written notice required to be delivered by each Seller (i) in respect of any reduction of the Advances Outstanding pursuant to Section 2.4(a), in the form of Exhibit A-2, and (ii) on each Determination Date.
     “Reporting Date”: The date that is two Business Days prior to each Payment Date or, if such day is not a Business Day, the next succeeding Business Day.
     “Required Loan Documents”: With respect to (i) any Noteless Loan identified as a Noteless Loan on the Loan Checklist, a copy of the related Loan Register (together with a certificate of a Responsible Officer of the Servicer certifying to the accuracy of such Loan Register as of the date such Loan is included as a part of the Collateral), (ii) all Loans other than Noteless Loans, the duly executed original of the promissory note and an assignment (which may be by endorsement or allonge) of each such promissory note to the applicable Seller and then the Administrative Agent, signed by an officer of the applicable Originator and the applicable Seller, respectively, (iii) any Loan, any related loan agreement and the Loan Checklist together with, to the extent set forth on the Loan Checklist, duly executed (if applicable) originals or copies of each of any related participation agreement, acquisition agreement, subordination agreement, intercreditor agreement, security agreements or similar instruments, UCC financing statements, guarantee, or Insurance Policy, (iv) each Loan secured by real property, an Assignment of Mortgage and (v) any Loan identified as an Assigned Loan on the Loan Checklist, the duly executed original assignment agreement; provided that with respect to any Assigned Loan, any of the foregoing documents, other than any related promissory notes, may be copies. For the avoidance of doubt, with respect to any Loan originated by an Affiliate of CapitalSource Inc. and acquired by CapitalSource Finance or its successors and assigns from such Affiliate in compliance with Section 2.21, Required Loan Documents shall include duly executed originals or copies, as applicable, of each of the foregoing categories of documents with respect to the sale or transfer of each such Loan from such Affiliate to CapitalSource Finance.
     “Required Reports”: Collectively, the Monthly Report, the Servicer’s Certificate required pursuant to Section 6.10(c), the financial statements of the Servicer required pursuant to Section 6.10(d), the annual statements as to compliance required pursuant to Section 6.11, and the annual independent public accountant’s report required pursuant to Section 6.12.
     “Residential Mortgage Policies and Procedures”: The written residential mortgage policies and procedures manual of CapitalSource Inc. in the form attached hereto as Schedule VII as it may be amended or supplemented from time to time.
     “Resort Finance Properties”: Includes resorts, timeshare estates, vacation clubs and other similar Interests in Real Property used in one or more similar businesses.
     “Responsible Officer”: With respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.
     “Restricted Junior Payment”: (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of a Seller now or hereafter outstanding, except a dividend payment solely in interests of that class of membership interests or in any junior class of membership interests of such Seller; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interest of a Seller now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of a Seller now or hereafter outstanding, and (iv) any payment of management fees by a Seller (except for reasonable management fees to the applicable Originator or its Affiliates in reimbursement of actual management services performed).
     “Retail Properties”: Includes retail stores, restaurants, bookstores, clothing stores and other similar Interests in Real Property used in one or more similar businesses.
     “Retained Interest”: (A) With respect to any Revolving Loan or any Loan with an unfunded commitment on the part of the applicable Originator that does not provide by its terms that funding thereunder is in such Originator’s sole and absolute discretion and that is transferred by the applicable Originator to the applicable Seller, all of the obligations, if any, to provide additional funding with respect to such Revolving Loan, and (B) with respect to any Assigned Loan, any Participation Loan or any Agented Loan that is transferred by the applicable Originator to the applicable Seller, (i) all of the obligations, if any, of the agent(s) under the documentation evidencing such Assigned Loan, Participation Loan, or Agented Loan and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Assigned Loan, Participation Loan, or Agented Loan that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained by the applicable Originator pursuant to clause (A) of this definition.
     “Revolving Loan”: A Loan that is a line of credit or contains an unfunded commitment arising from an extension of credit by the applicable Originator to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed; provided, however, any such Loan shall exclude any Retained Interest.
     “Retransfer Date”: Defined in Section 4.6.
     “Retransfer Price”: Defined in Section 4.6.
     “Review Criteria”: Defined in Section 8.2(b).
     “S&P”: Standard & Poor’s, a division of The McGraw Hill Companies, Inc., and any successor thereto.
     “Sale Agreements”: The CSIII Sale Agreement and the QRS Sale Agreement.
     “Scheduled Payments”: With respect to any Loan, each monthly, quarterly, or annual payment of principal required to be made by the Obligor thereof under the terms of such Loan; in all cases, excluding any payment in the nature of, or constituting, interest.
     “Second Lien Loan”: Any Term Loan that (i) is secured by a valid and perfected first priority security interest on all of the Obligor’s assets constituting Related Property for the Loan (whether or not there is also a security interest of a higher or lower priority in additional collateral), (ii) with respect to priority of payment obligations is pari passu with the indebtedness of the holder with the first priority security interest except after an event of default thereunder, (iii) pursuant to an intercreditor agreement between the applicable Seller and the holder of such first priority security interest, the amount of the indebtedness covered by such first priority security interest is limited (in terms of aggregate dollar amount or percent of outstanding principal or both), and (iv) has a “first dollar” at risk not to exceed 60% of the Loan-to-Value and a “last dollar” at risk not to exceed 70% of the Loan-to-Value.
     “Secured Party”: (i) each Purchaser, (ii) the Administrative Agent and each Purchaser Agent, and (iii) Wachovia Bank, National Association, as the “Security Trustee” (for itself and for the other “Secured Parties” as defined in the CS Europe Financing) in accordance with Clause 23 of the CS Europe Financing, to the extent any payments are owed thereto in connection with the Sellers Guaranty.
     “Security System Loan”: A Loan with respect to which the related Obligor is in the business classified under 2002 NAICS Code 56162 (Security Systems Services) and which is secured by Alarm Service Agreements.

     “Securities Account Control Agreement”: The Securities Account Control Agreement, dated as of May 29, 2009, among the CSIII Seller, the QRS Seller, the Servicer, the Administrative Agent and the Collateral Custodian, as amended, modified, waived, supplemented, restated or replaced from time to time.
     “Sellers”: Defined in the Preamble of this Agreement.
     “Sellers Guaranty”: The guaranty executed by each of the Sellers in favor of Wachovia Bank, National Association on behalf of the “Secured Parties” (as defined in the CS Europe Financing) in connection with the CS Europe Financing.
     “Senior Secured Loan”: Any Term Loan that (i) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Related Property for the Loan, (ii) has a Loan-to-Value of not greater than 60% and (iii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other loans or financings to such Obligor.
     “Senior Secured Whole Loan”: Any Term Loan that (i) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Mortgaged Property for the Loan, (ii) has a Loan-to-Value of not greater than 85% and (iii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other loans or financings to such Obligor.
     “Servicer”: CapitalSource Finance LLC, and each successor (in the same capacity) appointed as Successor Servicer pursuant to Section 6.16(a).
     “Servicer Advance”: An advance of Scheduled Payments made by the Servicer pursuant to Section 6.5.
     “Servicer Default”: Defined in Section 6.15.
     “Servicer Termination Notice”: Defined in Section 6.15.
     “Servicer’s Certificate”: Defined in Section 6.10(c).
     “Servicing Fee”: Defined in Section 2.14(b).
     “Servicing Fee Rate”: 0.75% per annum.
     “Servicing Guarantor”: An Affiliate of CapitalSource Inc. that executes a Servicing Guaranty.
     “Servicing Guaranty”: Each Servicing Guaranty by an Affiliate of CapitalSource Inc. in favor of the Administrative Agent, as agent for the Secured Parties, pursuant to Section 2.21 in form and substance satisfactory to the Administrative Agent in its sole discretion.
     “Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.
     “Subordinated Loan”: Any Term Loan that (i) may be unsecured or may be secured by a combination of senior and/or junior Liens on substantially all of the Obligor’s assets constituting Related Property for the Loan, (ii) has a Loan-to-Value of less than 85% and (iii) contains terms which, upon the occurrence of certain events of default under the senior loan documents between another lender and the Obligor or in the case of any liquidation or foreclosure on any Related Property, provide that the applicable Seller’s portion of such Loan would be paid only after the other lender party to such related senior loan documents (including any lender party making any Middle Market ABL Loan, Real Estate ABL Loan, Senior Secured Loan, Senior Secured Whole Loan, Second Lien Loan or B-Note Loan whose right to payment is contractually senior to such Seller) is paid in full.
     “Subsidiary”: As to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person; provided, however that for purposes of Section 6.15(k), “Subsidiary” shall not include any joint ventures in which each party to the joint venture possesses 50% of the Voting Stock of such entity; provided further, however, that, solely for the purpose of calculating the Consolidated Tangible Net Worth, the term “Subsidiary” shall (i) to the extent the Credit Agreement is in effect, mean a “Subsidiary” as defined in such Credit Agreement and (ii) in all other cases, not include (A) any Person that constitutes an Investment in Equity Instruments or an Investment Loan Subsidiary or (B) any Subsidiary designated as an “unrestricted subsidiary” in writing by the Servicer from time to time and consented to by the Administrative Agent in its sole discretion.
     “Successor Servicer”: Defined in Section 6.16(a).
     “Tape”: Defined in Section 7.2(b)(ii).
     “Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

     “Termination Date”: May 29, 2012 or such later date as is agreed to in writing by the Sellers, the Servicer, the Administrative Agent and the Purchaser Agents pursuant to Section 2.1(c).
     “Termination Event”: Defined in Section 10.1.
     “Term Loan”: A Loan that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the applicable Originator arising from an extension of credit by such Originator to an Obligor.
     “Transaction”: Defined in Section 3.2.
     “Transaction Documents”: The Agreement, the Sale Agreements, the Securities Account Control Agreement, the Lock-Box Agreement, the Intercreditor Agreement, each Variable Funding Note, each Servicing Guaranty, each Purchaser Fee Letter, any Additional Agent Fee Letters, any Additional Purchaser Agreements, the Backup Servicer Fee Letter, the Collateral Custodian Fee Letter, any UCC financing statements filed pursuant to the terms of this Agreement, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.
     “Transferee Letter”: Defined in Section 13.16.
     “Transition Expenses”: The reasonable costs (including reasonable attorneys’ fees) of the Backup Servicer incurred in connection with the transferring the servicing obligations under this Agreement and amending this Agreement to reflect such transfer in an amount not to exceed $100,000.
     “UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
     “United States”: The United States of America.
     “Unmatured Termination Event”: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.
     “Variable Funding Note” or “VFN”: Defined in Section 2.1(a).
     “Voting Stock”: With respect to any Person, capital stock or membership interests (in the case of a limited liability company) issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such contingency.
     “Wachovia”: Wachovia Bank, National Association, a national banking association in its individual capacity, and its successors and assigns.
     “Warranty Loan”: Any Loan that fails to satisfy any criteria of the definition of Eligible Loan as of the Closing Date and the same continues unremedied for a period of thirty (30) days

(or such shorter time as determined by the Servicer in its sole discretion) after the date on which the applicable Seller and/or the Servicer becomes aware or reasonably should have become aware thereof.
     “WBNA”: Defined in the Preamble of this Agreement.
     “WBNA Agent”: Defined in the Preamble of this Agreement.
     “WBNA Agent’s Account”: A special account (account number 1459160000192) in the name of the WBNA Agent maintained at WBNA.
     “Wholly Owned Subsidiary”: Any Subsidiary all of the shares of Capital Stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by CapitalSource Inc.
     Section 1.2 Other Terms.
     All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.
     Section 1.3 Computation of Time Periods.
     Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     Section 1.4 Interpretation.
     In each Transaction Document, unless a contrary intention appears:
     (i) the singular number includes the plural number and vice versa;
     (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;
     (iii) reference to any gender includes each other gender;
     (iv) reference to day or days without further qualification means calendar days;
     (v) reference to any time means Charlotte, North Carolina time;
     (vi) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

     (vii) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.
ARTICLE II
PURCHASE OF THE VARIABLE FUNDING NOTES
     Section 2.1 The Variable Funding Notes.
     (a) On the terms and conditions hereinafter set forth, the Sellers shall deliver a duly executed variable funding note (each such note, a “Variable Funding Note” or “VFN”), in substantially the form of Exhibit B-1 or B-2, as applicable, (i) on the Closing Date, to each Purchaser Agent at their respective addresses set forth on the signature pages of this Agreement, and (ii) on each date on which an Additional Purchaser purchases a Variable Funding Note, to the related Additional Agent at the address designated by such Additional Agent. Each Variable Funding Note shall evidence each Purchaser’s ratable share of the security interest in the Collateral granted pursuant to Section 9.1. Interest shall accrue, and each VFN shall be payable, as described herein. The VFN purchased by (1) WBNA shall be in the name of “Wachovia Capital Markets, LLC, as the WBNA Agent” and shall be in the face amount equal to $106,518,000 and otherwise duly completed, and (2) an Additional Purchaser shall be in the name of such Additional Purchaser and shall be in a face amount to be determined; provided, that the aggregate amount outstanding under all VFNs at any one time shall not exceed the Facility Amount.
     (b) Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Purchasers severally, but not jointly, agree to make one advance of funds to the Sellers (the “Advance”) on the Closing Date, in an amount equal to their Pro-Rata Share, under the VFNs, of the aggregate principal amount of up to (but not in excess of) $106,518,000. Upon receipt by the Administrative Agent of the proceeds of the Advance, such proceeds will then be made available to the Sellers by the Administrative Agent by crediting the account of the applicable Seller, with the aggregate of such proceeds made available to the Administrative Agent by the Purchasers and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the applicable Seller). Notwithstanding anything contained in this Section 2.1 or elsewhere in this Agreement to the contrary, no Purchaser shall be obligated to provide its Purchaser Agent or the Sellers with aggregate funds in connection with the Advance that would exceed the availability of funds then in effect under this Agreement on the Closing Date. The obligation of each Purchaser to remit its Pro-Rata Share of the Advance shall be several from that of each other Purchaser and the failure of any Purchaser to so make such amount available to the applicable Seller shall not relieve any other Purchaser of its obligation hereunder.

     (c) The Sellers may, within sixty (60) days but not less than forty-five (45) days prior to the Termination Date, by written notice to each Purchaser Agent, make a request for each Purchaser to extend the Termination Date for up to two additional periods, in each case up to 364 days. Each Purchaser Agent will give prompt notice to the applicable Purchaser of its receipt of such request, and each Purchaser shall make a determination, in their sole discretion, not less than fifteen (15) days prior to the Termination Date as to whether or not it will agree to the extension requested. If each Purchaser so accepts the extension requested or if each Purchaser and the Sellers agree to an extension of some other length (not to exceed 363 days in any event) then the Termination Date shall be so extended. The failure of a Purchaser Agent to provide timely notice of its decision to the Sellers shall be deemed to constitute a refusal by such Purchaser to extend the Termination Date. The Sellers confirm that each Purchaser, in their sole and absolute discretion, without regard to the value or performance of the Collateral or any other factor, may elect not to extend the Termination Date (as applicable).
     Section 2.2 Release of any Purchaser and the Related Purchaser Agent.
     Upon the prepayment to any Purchaser or its related Purchaser Agent of any amount necessary to reduce the Advances Outstanding and Aggregate Unpaids owed to such Purchaser to zero, from and after the date thereof, such Purchaser and its related Purchaser Agent shall no longer be a Purchaser or Purchaser Agent, as applicable, under this Agreement and shall have no further rights and obligations under this Agreement; provided, however, that any provision in this Agreement that by its terms is expressly stated to survive the removal or termination of a Purchaser or a Purchaser Agent shall so survive.
     Section 2.3 [Reserved].
     Section 2.4 Reduction of the Facility Amount; Mandatory and Optional Repayments.
     (a) The Sellers may, upon one Business Day’s prior written notice (such notice to be received by the Administrative Agent and each Purchaser Agent no later than 2:00 p.m. (Charlotte, North Carolina time) on such day) to the Administrative Agent and each Purchaser Agent, reduce the Advances Outstanding; provided that any reduction of the Advances Outstanding shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof. In connection with any such reduction of Advances Outstanding, the Sellers shall deliver to each Purchaser Agent (i) in accordance with their Pro-Rata Share, for payment to the respective Purchasers, funds sufficient to repay such Advances Outstanding, together with all accrued Interest and Breakage Costs, and (ii) instructions to reduce such Advances Outstanding, related accrued Interest and Breakage Costs; provided, that no such reduction shall be given effect unless sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. Upon receipt of such amounts, the Purchaser Agents shall apply such amounts first to the pro rata reduction of the Advances Outstanding, second to the payment of related accrued Interest on the amount of the Advances Outstanding to be repaid by paying such amounts to the respective Purchasers, and third to the payment of any Breakage Costs. Any notice relating to any prepayment pursuant to this Section 2.4(a) shall be irrevocable.

     (b) If on any day the Administrative Agent, as agent for the Secured Parties, does not own or have a valid and perfected first priority security interest in any of the Collateral, upon the earlier of such Seller’s receipt of notice from the Administrative Agent or such Seller becoming aware thereof and such Seller’s failure to cure such breach within thirty (30) days, such Seller shall be deemed to have received on such day a collection (a “Deemed Collection”) of such Loan in full and shall on such day pay to the Administrative Agent, on behalf of the Purchasers, an amount equal to (x) the Outstanding Loan Balance of the Loan to be applied to the pro rata reduction of the principal of each VFN plus (y) any Breakage Costs required as a result of the Deemed Collection and release of the related Loan contemplated by this Section 2.4(b). In connection with any such Deemed Collection, the Administrative Agent, as agent for the Secured Parties, shall automatically and without further action be deemed to release to the applicable Seller, free and clear of any Lien created by the Administrative Agent, all of the right, title and interest of the Administrative Agent, as agent for the Secured Parties, in, to, and under the Loan with respect to which the Administrative Agent has received such Deemed Collection, but without any other representation and warranty of any kind, express or implied.
     Section 2.5 Determination of Interest.
     (a) Each Purchaser Agent shall determine such Purchaser’s Interest Rate and the Interest (including unpaid Interest, if any, due and payable on a prior Payment Date) to be paid by the Sellers with respect to the Advance outstanding on each Payment Date for the related Accrual Period and shall advise the Servicer thereof on or before the fifth (5th) Business Day after the related Determination Date.
     (b) Each Additional Agent shall determine such Additional Purchaser’s Interest Rate and Interest (including unpaid Interest related to such Interest Rate, if any, due and payable to a prior Payment Date) to be paid by the Sellers with respect to the Advance outstanding on each Payment Date for the related Accrual Period and shall advise the Servicer thereof on or before the third (3rd) Business Day prior to such Payment Date.
     Section 2.6 [Reserved].
     Section 2.7 [Reserved].
     Section 2.8 Notations on Variable Funding Notes.
     Each Purchaser Agent is hereby authorized to enter on a schedule attached to the VFN a notation (which may be computer generated) with respect to the Advance under the VFN made by the related Purchaser of: (a) the date and principal amount thereof, and (b) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Purchaser Agent to make any such notation on the schedule attached to the VFN shall not limit or otherwise affect the obligation of the Sellers to repay the Advance in accordance with their respective terms as set forth herein.

     Section 2.9 [Reserved].
     Section 2.10 Settlement Procedures.
     (a) On each Payment Date, the Servicer shall direct the Collateral Custodian to pay pursuant to the Monthly Report to the following Persons, from (i) the Collection Account, to the extent of Available Funds, and (ii) Servicer Advances received with respect to the immediately preceding Collection Period, the following amounts in the following order of priority:
     (i) FIRST, to the Servicer, in an amount equal to any unreimbursed Servicer Advances, for the payment thereof;
     (ii) SECOND, to the Servicer, in an amount equal to any accrued and unpaid Servicing Fee, to the end of the preceding Collection Period, for the payment thereof;
     (iii) THIRD, to the extent not paid for by the Originators, pro rata to the Backup Servicer and the Collateral Custodian, in an amount equal to any accrued and unpaid Backup Servicing Fee, Collateral Custodian Fee and Transition Expenses, for the payment thereof;
     (iv) FOURTH, pro rata in accordance with the amounts due under subclauses (a) and (b) of this clause, to each Purchaser Agent, pro rata in accordance with the amount of Advances Outstanding hereunder for the account of the applicable Purchaser, (a) an amount equal to any accrued and unpaid Program Fee and Breakage Costs for the payment thereof and (b) an amount equal to any accrued and unpaid Interest, for the payment thereof but only to the extent such accrued and unpaid Interest does not exceed the LIBOR Market Index Rate applicable for such Accrual Period;
     (v) FIFTH, to each Purchaser Agent, pro rata in accordance with the amount of Advances Outstanding hereunder for the account of the applicable Purchaser, in an amount necessary to reduce the Advances Outstanding and Aggregate Unpaids to zero, for the payment thereof;
     (vi) SIXTH, to each Purchaser Agent, pro rata in accordance with the Pro-Rata Share for the account of the applicable Purchaser, in an amount equal to any accrued and unpaid Interest to the extent not paid in accordance with clause FOURTH above;
     (vii) SEVENTH, to the Administrative Agent, each Purchaser Agent, the applicable Purchaser, the Backup Servicer, the Collateral Custodian, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amount owed to such Person under this SEVENTH clause, all other amounts, including Increased Costs but other than Advances Outstanding, then due under this Agreement, for the payment thereof;
     (viii) EIGHTH, to Wachovia Bank, National Association, on account of any due and payable “Obligations” under and as defined in the CS Europe Financing; and
     (ix) NINTH, any remaining amount shall be distributed to the Sellers.

     (b) Upon payment in full through the SEVENTH clause set forth above, the provisions set forth in (i) Sections 2.11(b), 2.12(c), 2.15, 2.17, 5.1(k), 5.1(q), 5.4(o), 6.10(a), 6.12, 10.1(f), 10.1(k), 10.1(n) and 10.1(o) and (ii) Articles III, IV and XIV shall no longer apply to the Sellers or the Servicer, as applicable.
     Section 2.11 Collections and Allocations.
     (a) Collections. The Servicer shall promptly identify any collections received as being on account of Interest Collections, Principal Collections or other Collections and shall transfer, or cause to be transferred, all Collections received directly by it or on deposit in the form of available funds in the Lock-Box Accounts to the Collection Account by the close of business on the second (2nd) Business Day after such Collections are received. In transferring Collections to the Collection Account, the Servicer shall segregate Principal Collections and transfer the same to the corresponding Principal Collections Account. The Servicer shall make such deposits or payments on the date indicated therein by wire transfer, in immediately available funds. The Servicer shall further include a statement as to the amount of Principal Collections and Interest Collections on deposit in the Collection Account on each Reporting Date in the Monthly Report delivered pursuant to Section 6.10(b).
     (b) Initial Deposits. On the Closing Date, the Servicer will deposit (in immediately available funds) into the Collection Account all purchased accrued interest (if any), in respect of Eligible Loans being transferred to and included as part of the Collateral on such date.
     (c) Excluded Amounts. With the prior written consent of the Administrative Agent and each Purchaser Agent, which consent shall not be unreasonably withheld (a copy of which will be provided by the Servicer to the Backup Servicer), the Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent and each Purchaser Agent a report setting forth the calculation of such Excluded Amounts in a format satisfactory to the Administrative Agent and each Purchaser Agent in their sole discretion.
     (d) Investment of Funds. Until the occurrence of a Termination Event, to the extent there are uninvested amounts deposited in the Collection Account, all amounts shall be invested in Permitted Investments selected by the Servicer that mature no later than the Business Day immediately preceding the next Payment Date; from and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account (net of losses and investment expenses), all amounts may be invested in Permitted Investments selected by the Administrative Agent that mature no later than the Business Day immediately preceding the next Payment Date. All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied pursuant to the provisions of Section 2.10.
     Section 2.12 Payments, Computations, Etc.
     (a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Sellers or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. (Charlotte, North Carolina time) on the day when due in lawful money of the United States in immediately available funds to the applicable Purchaser Agent’s Account and if not received before such time shall be deemed received on the next Business Day. The Sellers shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of, and distributed to, each applicable Purchaser. All computations of interest and all computations of Interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.
     (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Payment Date to satisfy the full amount of any Increased Costs pursuant to clause SEVENTH of Section 2.10, such unpaid amounts shall remain due and owing and shall accrue Interest until repaid in full.
     (c) If the Advance requested by a Seller on the Closing Date and approved by the applicable Purchaser and the Purchaser Agents is not, for any reason made or effectuated, as the case may be, on the Closing Date, the Sellers shall jointly and severally indemnify the applicable Purchaser against any reasonable loss, cost or expense incurred by the applicable Purchaser including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by each Purchaser), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Purchaser to fund or maintain such Advance.
     Section 2.13 [Reserved].
     Section 2.14 Fees.
     (a) The Servicer on behalf of the applicable Seller shall pay in accordance with Section 2.10(a)(iv), as applicable, to the applicable Purchaser Agent from the Collection Account to the extent funds are available on each Payment Date, monthly in arrears, the applicable Program Fee agreed to between the Sellers and such Purchaser Agent in the applicable Purchaser Fee Letter and the relevant Additional Agent Fee Letter, as applicable.
     (b) The Servicer shall be entitled to receive a fee (the “Servicing Fee”), monthly in arrears in accordance with Section 2.10(a)(ii), as applicable, which fee shall be equal to the product of (i) the Servicing Fee Rate, (ii) the Aggregate Outstanding Loan Balance as of the first day of the immediately preceding Collection Period and (iii) the actual number of days in such Collection Period divided by 360. Notwithstanding anything to the contrary herein, in the event that a Successor Servicer is appointed, the Servicing Fee shall equal the market rate for comparable servicing duties to be fixed upon the date of such appointment of such Successor Servicer with the consent of the Administrative Agent; provided, however, that in the event that the Backup Servicer becomes the Successor Servicer, the Backup Servicer shall solicit three bids, with a copy to the Sellers and the Administrative Agent, from not less than three entities experienced in the servicing of loans similar to the Loans and that are not Affiliates of the Backup Servicer, the Servicer or the Sellers, and the Servicing Fee shall be equal to the average of the fees proposed as determined by the Backup Servicer with the consent of the Administrative Agent.
     (c) The Backup Servicer shall be entitled to receive the Backup Servicing Fee in accordance with Section 2.10(a)(iii), as applicable.
     (d) The Collateral Custodian shall be entitled to receive the Collateral Custodian Fee in accordance with Section 2.10(a)(iii), as applicable.
     (e) The Sellers shall pay to Dechert LLP, as counsel to the Administrative Agent, on the Closing Date, its reasonable estimated fees and out-of-pocket expenses in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expenses of such counsel within thirty (30) Business Days after receiving an invoice for such amounts.
     Section 2.15 Increased Costs; Capital Adequacy; Illegality.
     (a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to its interest in the Collateral, or any right to make the Advance hereunder, or on any payment made hereunder, (b) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (c) impose any other condition affecting the security interest in the Collateral granted to the Purchasers hereunder or the Purchasers’ rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Servicer shall pay (and to the extent the Servicer does not make such payment the Sellers, jointly and severally, shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.
     (b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Servicer shall pay (and to the extent the Servicer does not make such payment the Sellers, jointly and severally, shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, if the issuance of Interpretation No. 46 by the Financial Accounting Standards Board or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Originators or Sellers with the assets and liabilities of the Administrative Agent, any Purchaser Agent, any Purchaser or any Liquidity Bank, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.15.
     (c) If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this Section 2.15, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of the Advance hereunder, then within ten days after demand by such Affected Party, the Servicer shall pay (and to the extent the Servicer does not make such payment the Sellers, jointly and severally, shall pay) to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.
     (d) In determining any amount provided for in this Section 2.15, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.15 shall submit to the Servicer a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.
     (e) If the applicable Purchaser shall notify their respective Purchaser Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the applicable Purchaser Agent or the Administrative Agent shall in turn so notify the Sellers, whereupon all Advances Outstanding of the affected Liquidity Bank or Institutional Purchaser in respect of which Interest accrues at the Adjusted Eurodollar Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.
     (f) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation.
     Section 2.16 Taxes.
     (a) All payments made by an Obligor in respect of a Loan and all payments made by the Sellers or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Purchaser Agents, any Affected Party or any Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on the Purchasers, any Affected Party, the Administrative Agent or the Purchaser Agents, respectively, with respect to payments required to be made by a Seller or the Servicer under this Agreement, by a taxing jurisdiction in which the Purchasers, any Affected Party, the Administrative Agent or the Purchaser Agents, are organized, conducts business or is paying taxes (as the case may be).
     (b) The Servicer will indemnify (and to the extent the indemnification provided by the Servicer is insufficient the Sellers, jointly and severally, will indemnify) each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within ten days from the date a written invoice therefor is delivered to the Sellers.
     (c) Within thirty (30) days after the date of any payment by the Sellers and the Servicer of any Taxes, the Sellers and the Servicer will furnish to the Administrative Agent and each of the Purchaser Agents at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.
     (d) If a Purchaser is not created or organized under the laws of the United States or a political subdivision thereof, such Purchaser shall deliver to the Sellers, with a copy to the Administrative Agent, (i) within fifteen (15) days after the date hereof, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Sellers to make payments hereunder for the account of such Purchaser without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.16(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Sellers and the Servicer to make payments hereunder for the account of such Purchaser without deduction or withholding of United States federal income or similar Taxes.
     (e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchasers in connection with this Agreement or the funding or maintenance of the Advance hereunder, the Purchasers are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.16, then, within ten days after demand by the Purchasers, the Servicer shall pay (and to the extent the Servicer does not make such payment the Sellers, jointly and severally, shall pay) to the Purchasers such additional amount or amounts as may be necessary to reimburse the Purchasers for any amounts paid by them.
     (f) Without prejudice to the survival of any other agreement of the Sellers and the Servicer hereunder, the agreements and obligations of the Sellers and the Servicer contained in this Section 2.16 shall survive the termination of this Agreement.
     Section 2.17 Assignment of the Sale Agreements.
     The Sellers hereby assign to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of each Seller’s right, title and interest in and to, but none of its obligations under, the applicable Sale Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Sellers hereby assign to the Administrative Agent for the benefit of the Secured Parties its right to indemnification under Article VIII of the applicable Sale Agreement. The Sellers confirm that the Administrative Agent on behalf of the Secured Parties shall have the sole right to enforce each Seller’s rights and remedies under the applicable Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.
     Section 2.18 [Reserved].
     Section 2.19 Optional Sales.
     (a) Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any Optional Sale Date, either Seller shall have the right to prepay all or a portion of the Advances Outstanding in connection with the sale and assignment of all or a portion of the Loans, as the case may be in connection with a Permitted Securitization Transaction (each, an “Optional Sale”), subject to the following terms and conditions:
     (i) The applicable Seller shall have given the Administrative Agent at least three (3) Business Days’ prior written notice of its intent to effect an Optional Sale in connection with a Permitted Securitization Transaction, and the Administrative Agent shall have delivered to such Seller its prior written consent (in its sole discretion) to such Optional Sale, unless such notice and/or consent requirement, as applicable, is waived or reduced by the Administrative Agent;
     (ii) Any Optional Sale shall be in connection with a Permitted Securitization Transaction;
     (iii) Unless an Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Monthly Report), the Servicer shall deliver to the Administrative Agent a certificate and evidence to the reasonable satisfaction of the Administrative Agent (which evidence may consist solely of a certificate from the Servicer) that the applicable Seller shall have sufficient funds on the related Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement. In effecting an Optional Sale, the applicable Seller may use the Proceeds of sales of the Collateral;

     (iv) After giving effect to the Optional Sale on any Optional Sale Date, (a) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (b) neither an Unmatured Termination Event nor a Termination Event shall have resulted;
     (v) On the related Optional Sale Date, the Administrative Agent, each Purchaser Agent, on behalf of the applicable Purchaser, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent and the Purchaser Agents to be attributable to that portion of the Advances Outstanding to be paid in connection with the Optional Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Collateral Custodian, the Backup Servicer, the Purchaser Agents, the applicable Purchaser and the Affected Parties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including, without limitation, Breakage Costs); provided, that the Administrative Agent and each Purchaser Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the applicable Seller on the Optional Sale Date is sufficient to satisfy the requirements of clauses (iii), (iv) and (v) of this Section 2.19(a) and is sufficient to reduce the Advances Outstanding to the extent requested by the applicable Seller in connection with the Optional Sale;
     (vi) On or prior to each Optional Sale Date, the applicable Seller shall have delivered to the Administrative Agent a list specifying all Loans to be sold and assigned pursuant to such Optional Sale; and
     (vii) No selection procedure adverse to the interests of the Administrative Agent, the Purchaser Agents or the Secured Parties was utilized by the applicable Seller or Originator in the selection of Loans for inclusion in any Optional Sale.
     (b) In connection with any Optional Sale, following receipt by the Purchaser Agents of the amounts referred to in clause (a)(v) above, the portion of the Collateral subject to the Optional Sale shall be released from the Lien of this Agreement (subject to the requirements of clause (a)(iv) above).
     (c) The applicable Seller hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, each Purchaser Agent and the Secured Parties in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Administrative Agent, the Secured Parties and any other party having an interest in the Collateral in connection with such Optional Sale).
     (d) In connection with any Optional Sale, on the related Optional Sale Date, the Administrative Agent, on behalf of the Secured Parties, shall, at the expense of the applicable Seller (i) execute such instruments of release with respect to the portion of the Collateral subject to the Optional Sale, in recordable form if necessary, in favor of the applicable Seller as such Seller may reasonably request, (ii) deliver any portion of the Collateral subject to the Optional

Sale to the applicable Seller in its possession to such Seller and (iii) otherwise take such actions, and cause or permit the Collateral Custodian to take such actions, as are necessary and appropriate to release the Lien of the Administrative Agent and the Secured Parties on the portion of the Collateral subject to the Optional Sale to the applicable Seller and release and deliver to such Seller such portion of the Collateral subject to the Optional Sale.
     (e) Upon the payment in full of Aggregate Unpaids (other than with respect to clause (i) of the definition thereof), the provisions set forth in this Section 2.19 (other than with respect to Section 2.19(a)(i)) shall no longer apply to any Optional Sale effected by either Seller, and either Seller shall be permitted to make any such Optional Sales.
     Section 2.20 Discretionary Sales.
     (a) Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any Discretionary Sale Date, either Seller shall have the right to prepay all or a portion of the Advances Outstanding in connection with the transfer and assignment of one or more Loans, of the specified portion of Collateral (each, a “Discretionary Sale”), subject to the following terms and conditions:
     (i) At least one Business Day prior to each Discretionary Sale Date, the Servicer, on behalf of the applicable Seller, shall have given the Administrative Agent written notice of its intent to effect a Discretionary Sale (each such notice a “Discretionary Sale Notice”), specifying the Discretionary Sale Date and including (A) a list of all Loans to be sold and assigned pursuant to such Discretionary Sale and (B) a certification of the sale price (as a percentage of par) of every Loan subject to such Discretionary Sales (net of the expenses incurred in connection with the Discretionary Sale, which expenses shall be listed in the Discretionary Sale Notice), and the Administrative Agent shall have delivered to the applicable Seller its prior written consent (in its sole discretion) to such Discretionary Sale and to all or a portion of such expenses incurred; provided that (i) no such consent will be required for any Discretionary Sale of any Loan at a sale price greater than 90% of the par value of such Loan (net of the expenses incurred in connection with such Discretionary Sale) as of the date of the Discretionary Sale and (ii) no consent will be required for the first $25,000,000 (of Outstanding Loan Balance) worth of Loans sold after the Closing Date pursuant to a Discretionary Sale at a purchase price equal to or less than 90% of the par value thereof (net of expenses up to five (5) percent of the gross purchase price, or such higher level of expenses as approved in writing by the Administrative Agent in its sole discretion);
     (ii) Any Discretionary Sale shall be made by the Servicer, on behalf of the applicable Seller, to an unaffiliated third party purchaser in a transaction (i) reflecting arms-length market terms and (ii) in which such Seller makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale; provided, however, that the Servicer may make representations, warranties or covenants and provide indemnification for the benefit of such other party;

     (iii) After giving effect to the Discretionary Sale on any Discretionary Sale Date, (a) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (b) neither an Unmatured Termination Event nor a Termination Event shall have resulted; and
     (iv) On the related Discretionary Sale Date, each Purchaser Agent, on behalf of the applicable Purchaser, shall have received in immediately available funds an amount equal to the sum of the Purchaser’s Pro-Rata Share of all of the net proceeds from such Discretionary Sale; provided that in the event that such Discretionary Sale results in the sale of all (or substantially all) remaining Loans included in the Collateral, then on the related Discretionary Sale Date, the Administrative Agent, each Purchaser Agent, on behalf of the applicable Purchaser, the Collateral Custodian and the Backup Servicer, the Affected Parties and the Indemnified Parties, as applicable, shall have received in immediately available funds an aggregate amount equal to the sum of all Aggregate Unpaids due and owing to the Administrative Agent, the Purchaser Agents, each applicable Purchaser, the Affected Parties and the Indemnified Parties, as applicable, under this Agreement and the other Transaction Documents.
     (b) Notwithstanding anything to the contrary in Section 2.20(a), on or prior to August 28, 2009, either Seller shall have the right to transfer and assign Loan No. 1923 made to FC-THC Acquisition LLC (and the related release of security interest by the Administrative Agent) (the “Tandem Discretionary Sale”), subject to the following terms and conditions:
     (i) At least one Business Day prior to the Tandem Discretionary Sale Date, the Servicer, on behalf of the applicable Seller, shall have given the Administrative Agent written notice of its intent to effect the Tandem Discretionary Sale (the “Tandem Discretionary Sale Notice”), specifying the Tandem Discretionary Sale Date;
     (ii) The Tandem Discretionary Sale shall be made by the Servicer, on behalf of the applicable Seller, to an unaffiliated third party purchaser in a transaction (i) reflecting arms-length market terms and (ii) in which such Seller makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale; provided, however, that the Servicer may make representations, warranties or covenants and provide indemnification for the benefit of such other party;
     (iii) After giving effect to the Tandem Discretionary Sale on the Tandem Discretionary Sale Date, (a) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (b) neither an Unmatured Termination Event nor a Termination Event shall have resulted; and
     (iv) On the Tandem Discretionary Sale Date each Purchaser Agent, on behalf of the applicable Purchaser, shall have received in immediately available funds, an amount equal to such Purchaser’s Pro-Rata Share of not less than $24,000,000 to be applied as a prepayment of Advances Outstanding and any proceeds of the Tandem

Discretionary Sale in excess of such amount shall be retained by the applicable Seller or its designee.
     Section 2.21 Loans Originated by Affiliates of CapitalSource Inc. Other than the Originator.
     On or prior to the Closing Date, with respect to any Loan originated by an Affiliate of CapitalSource Inc. (other than CapitalSource Finance) and acquired by CapitalSource Finance from such Affiliate, the Servicer shall deliver to the Administrative Agent (1) a form of assignment approved in writing by the Administrative Agent, (2) a Servicing Guaranty executed by such Affiliate in form and substance satisfactory to the Administrative Agent and (3) a legal opinion concerning Loans originated by such Affiliate and acquired from time to time by CapitalSource Finance from such Affiliate pursuant to an assignment in such form.
ARTICLE III
CONDITIONS TO ADVANCES
     Section 3.1 Conditions to Closing and the Advance.
     The Purchasers shall not be obligated to make the Advance hereunder, nor shall any Purchaser, the Administrative Agent, the Purchaser Agents, the Backup Servicer and the Collateral Custodian be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Administrative Agent and each Purchaser Agent:
     (a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent and each Purchaser Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent and each Purchaser Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the Schedule of Documents attached hereto as Schedule I, each in form and substance satisfactory to the Administrative Agent and each Purchaser Agent;
     (b) The Administrative Agent and each Purchaser Agent shall have received (i) satisfactory evidence that the Sellers and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Sellers and the Servicer in form and substance reasonably satisfactory to the Administrative Agent and each Purchaser Agent affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or officer’s certificate shall in no way limit the recourse of the Administrative Agent, each Purchaser Agent or any Secured Party against the applicable Originator or the applicable Seller for a breach of such Originator’s and such Seller’s representation or warranty that all such consents and approvals have, in fact, been obtained;

     (c) Each of the Sellers shall have delivered to the Administrative Agent and each Purchaser Agent a Borrowing Notice in the form of Exhibit A-1;
     (d) Each of the Sellers and the Servicer shall each have delivered to the Administrative Agent and each Purchaser Agent a certificate as to Solvency in the form of Exhibits E-1-1 or E-1-2, as applicable, and Exhibit E-2 and a perfection certificate in form reasonably acceptable to the Administrative Agent;
     (e) Each of the Sellers, the Servicer and the Originators shall each be in compliance in all material respects with all Applicable Laws and shall have delivered to the Administrative Agent and each Purchaser Agent as to this and other closing matters certification in the form of Exhibits F-1-1 or F-1-2, as applicable, and Exhibits F-2-1, F-2-2 or F-2-3, as applicable;
     (f) Each of the Sellers and the Servicer shall each have delivered to the Administrative Agent and each Purchaser Agent duly executed Powers of Attorney in the form of Exhibits G-1-1 or G-1-2, as applicable, and Exhibit G-2; and
     (g) Each Purchaser Agent shall have received a duly executed copy of its VFN, in a principal amount equal to its Pro-Rata Share.
     The failure of the applicable Seller to satisfy any of the foregoing conditions precedent in respect of the Advance shall give rise to a right of the Administrative Agent and the applicable Purchaser Agent, which right may be exercised at any time on the demand of the applicable Purchaser Agent, to rescind the Advance and direct the applicable Seller to pay to the Administrative Agent for the benefit of the applicable Purchaser an amount equal to the Advance.
     Section 3.2 Condition Precedent to Repayments.
     Each reduction in Advances Outstanding pursuant to Section 2.4(a) (a “Transaction”) shall be subject to the condition precedent that the Servicer shall have delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Custodian) at least one Business Day prior to any reduction of Advances Outstanding a Repayment Notice in the form of Exhibit A-2,
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties of the Sellers.
     Each Seller represents and warrants as to itself and the Collateral in which it has an interest, for the benefit of the Secured Parties, as follows as of the Closing Date:
     (a) Organization and Good Standing. The Seller has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite company power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to acquire, own, pledge and sell the Collateral.
     (b) Due Qualification. The Seller is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.
     (c) Power and Authority; Due Authorization; Execution and Delivery. The Seller (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, (c) grant a security interest in the Collateral, and (d) receive the Advance and grant a security interest in the Collateral on the terms and conditions provided herein and (ii) has duly authorized by all necessary company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the grant and assignment of a security interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Seller is a party have been duly executed and delivered by the Seller.
     (d) Binding Obligation. This Agreement and each other Transaction Document to which the Seller is a party constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).
     (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Seller’s certificate of formation, operating agreement or any Contractual Obligation of the Seller, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Seller’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.
     (f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against the Seller, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Seller is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Seller is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.
     (g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Seller of this Agreement and any other Transaction Document to which the Seller is a party have been obtained.

     (h) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by Seller.
     (i) Solvency. The Seller is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Seller is a party do not and will not render the Seller not Solvent and the Seller shall deliver to the Administrative Agent and each Purchaser Agent on the Closing Date a certification in the form of Exhibit E-1-1 or Exhibit E-1-2, as applicable.
     (j) Selection Procedures. No procedures believed by the Seller to be adverse to the interests of the Purchaser were utilized by the Seller in identifying and/or selecting the Loans in the Collateral. In addition, each Loan shall have been underwritten in accordance with and satisfy the standards of any Credit and Collection Policy that has been established by the Seller or the applicable Originator and is then in effect.
     (k) Taxes. The Seller has filed or caused to be filed all tax returns that are required to be filed by it. The Seller has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Seller), and no tax lien has been filed and, to the Seller’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.
     (l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein will violate or result in a violation of Section 7 of the Securities Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Seller does not own or intend to carry or purchase, and no proceeds from the Advance will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.
     (m) Security Interest.
     (i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Seller;
     (ii) the Loan, along with the related Loan Files, constitute a “general intangible,” an “instrument,” an “account,” or “chattel paper” within the meaning of the applicable UCC;
     (iii) the Seller owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens), claim or encumbrance of any Person;

     (iv) the Seller has received all consents and approvals required by the terms of any Loan to the sale and granting of a security interest in the Loans hereunder to the Administrative Agent, on behalf of the Secured Parties;
     (v) the Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Administrative Agent, on behalf of the Secured Parties, under this Agreement;
     (vi) other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Collateral other than any financing statement (A) relating to the security interest granted to the Seller under the applicable Sale Agreement, or (B) that has been terminated. The Seller is not aware of the filing of any judgment or tax lien filings against the Seller;
     (vii) all original executed copies of each underlying promissory note or copies of each Loan Register, as applicable, that constitute or evidence each Loan has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;
     (viii) the Seller has received a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding the underlying promissory notes (if any), the copies of the Loan Registers that constitute or evidence the Loans solely on behalf of and for the benefit of the Secured Parties; and
     (ix) none of the underlying promissory notes or Loan Registers, as applicable, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent, on behalf of the Secured Parties.
     (n) Reports Accurate. All Monthly Reports (if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Seller to the Administrative Agent, each Purchaser Agent or any Purchaser in connection with this Agreement are true, complete and correct, and no Monthly Report contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.
     (o) Location of Offices. The Seller’s location (within the meaning of Article 9 of the UCC) is Delaware. The office where the Seller keeps all the Records is at the address of the Seller referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). The QRS Seller’s Federal Employee Identification Number is 30-3991722. The CSIII Seller’s Federal Employee Identification Number is 20-0878666. The Seller has not changed its name, whether by amendment of its certificate of formation, by reorganization or otherwise, and has not changed its location within the four months preceding the Closing Date.
     (p) Lock-Boxes. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of each of the Sellers at such Lock-Box Banks and the names, addresses and account numbers of all accounts to which Collections of the Collateral outstanding before the Advance hereunder have been sent, are specified in Schedule II (which shall be deemed to be amended in respect of terminating or adding any Lock-Box Account or Lock-Box Bank upon satisfaction of the notice and other requirements specified in Section 5.2(k)). The Seller has not granted any Person other than the Administrative Agent and Collateral Custodian an interest in any Lock-Box Account at a future time or upon the occurrence of a future event.
     (q) Tradenames. The Seller has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.
     (r) Sale Agreement. The applicable Sale Agreement is the only agreement pursuant to which the Seller acquires Collateral from the applicable Originator.
     (s) Value Given. The Seller shall have given reasonably equivalent value to the applicable Originator in consideration for the transfer to the Seller of the Collateral under the applicable Sale Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the applicable Originator to the Seller, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
     (t) Accounting. The Seller accounts for the transfers to it from the applicable Originator of interests in Collateral under the applicable Sale Agreement as financings of such Collateral for tax and consolidated accounting purposes (with a notation that it is treating the transfers as a sale for legal and all other purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein).
     (u) Special Purpose Entity. The Seller has not and shall not (other than in connection with the transactions contemplated by the CSIII Sale Agreement and the QRS Sale Agreement, as applicable):
     (i) engage in any business or activity other than the purchase and receipt of Collateral and related assets from the applicable Originator under the applicable Sale Agreement, the sale of Collateral under the Transaction Documents, the execution of the Sellers Guaranty and such other activities as are incidental thereto;
     (ii) acquire or own any material assets other than (a) the Collateral and related assets from the applicable Originator under the applicable Sale Agreement and (b) incidental property as may be necessary for the operation of the Seller;
     (iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the consent of the Administrative Agent and each Purchaser Agent;

     (iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent and each Purchaser Agent, amend, modify, terminate or fail to comply with the provisions of its operating agreement, or fail to observe limited liability company formalities;
     (v) own any Subsidiary (other than a Subsidiary that solely owns and operates REO Assets) or make any investment in any Person without the consent of the Administrative Agent and each Purchaser Agent;
     (vi) except as permitted by this Agreement and the Lock-Box Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;
     (vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation (other than with respect to the Sellers Guaranty)), other than indebtedness to the Secured Parties hereunder or in conjunction with a repayment of the Advance owed to the Purchasers, except for trade payables in the ordinary course of its business; provided, that such debt is not evidenced by a note and is paid when due;
     (viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;
     (ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;
     (x) enter into any contract or agreement with any Person (other than with respect to the Sellers Guaranty), except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Person;
     (xi) seek its dissolution or winding up in whole or in part;
     (xii) fail to correct any known misunderstandings regarding the separate identity of the Seller and the applicable Originator or any principal or Affiliate thereof or any other Person;
     (xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person (other than with respect to the Sellers Guaranty);
     (xiv) make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities);
     (xv) fail to file its own separate tax return, or file a consolidated federal income tax return with any other Person, except as may be required by the Internal Revenue Code and regulations;

     (xvi) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);
     (xvii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
     (xviii) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;
     (xix) except as may be required by the Internal Revenue Code and regulations, share any common logo with or hold itself out as or be considered as a department or division of (a) any of its principals or affiliates, (b) any Affiliate of a principal or (c) any other Person;
     (xx) permit any transfer (whether in one or more transactions) of any direct or indirect ownership interest in the Seller to the extent it has the ability to control the same, unless the Seller delivers to the Administrative Agent and each Purchaser Agent an acceptable non-consolidation opinion and the Administrative Agent consents to such transfer;
     (xxi) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person;
     (xxii) fail to pay its own liabilities and expenses only out of its own funds;
     (xxiii) fail to pay the salaries of its own employees in light of its contemplated business operations;
     (xxiv) acquire the obligations or securities of its Affiliates (other than an Affiliate that solely owns and operates REO Assets) or stockholders;
     (xxv) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
     (xxvi) fail to use separate invoices and bank accounts;
     (xxvii) pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder;
     (xxviii) fail at any time to have at least one independent director (an “Independent Director”) who is not and has not been for at least five years a director, officer, employee, trade credit or shareholder (or spouse, parent, sibling or child of the foregoing) of (a) the

Servicer, (b) the Seller, (c) any principal of the Servicer, (d) any Affiliate of the Servicer, or (e) any Affiliate of any principal of the Servicer; provided, however, such Independent Director may be an independent director of another special purpose entity affiliated with the Servicer or fail to ensure that all limited liability company action relating to the selection, maintenance or replacement of the Independent Director are duly authorized by the unanimous vote of the board of directors (including the Independent Director);
     (xxix) fail to ensure that the unanimous consent of all directors (including the consent of the Independent Director) is received for the Seller to (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Seller, (e) make any assignment for the benefit of the Seller’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing; and
     (xxx) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Patton Boggs LLP, dated as of the date hereof, upon which the conclusions expressed therein are based.
     (v) [Reserved].
     (w) Investment Company Act. The Seller is not, and is not controlled by, an “investment company” within the meaning of the 40 Act, as amended, or is exempt from the provisions of the 40 Act.
     (x) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Seller, or in which employees of the Seller are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Seller to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
     (y) [Reserved].
     (z) Compliance with Law. The Seller has complied in all respects with all Applicable Laws to which it may be subject, and no item of Collateral contravenes any Applicable Laws (including, without limitation, all applicable predatory and abusive lending laws and all laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, and privacy).
     (aa) Credit and Collection Policy. The Seller has complied in all material respects with the Credit and Collection Policy with respect to all of the Collateral.
     (bb) Collections. The Seller acknowledges that all Collections received by it or its Affiliates with respect to the Collateral are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.
     (cc) Set-Off, etc. No Collateral has been compromised, adjusted, extended, satisfied, subordinated (other than Subordinated Loans), rescinded, set-off or modified by the Seller, the applicable Originator or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination (other than Subordinated Loans), rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Seller, the applicable Originator or the Obligor with respect thereto, except for amendments to such Collateral otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit and Collection Policy.
     (dd) Full Payment. The Seller has no knowledge of any fact which should lead it to expect that any Collateral will not be paid in full.
     (ee) Accuracy of Representations and Warranties. Each representation or warranty by the Seller contained herein or in any certificate or other document furnished by the Seller pursuant hereto or in connection herewith is true and correct in all material respects.
     (ff) Representations and Warranties in the applicable Sale Agreement. The representations and warranties made by the applicable Originator to the Seller in the applicable Sale Agreement are hereby remade by the Seller on each date to which they speak in the applicable Sale Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.1(ff), such representations and warranties are incorporated herein by reference as if made by the Seller to the Administrative Agent, each Purchaser Agent and each of the Secured Parties under the terms hereof mutatis mutandis.
     (gg) [Reserved].
     (hh) Participation, Acquired and Assigned Loans. The participations created with respect to the Participation Loans and the sale to the applicable Originator with respect to the Assigned Loans do not violate any provisions of the underlying Required Loan Documents and such documents do not contain any express or implied prohibitions on participations or sales of such Loans.
     (ii) Environmental.
     (i) Each item of the Related Property is in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to such Related Property and there are no conditions relating to such Related Property that could give rise to liability under any applicable Environmental Laws.
     (ii) None of the Related Property contains, or has previously contained, any Materials of Environmental Concern at, on or under the Related Property in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
     (iii) None of the Seller, the applicable Originator nor the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Property, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.
     (iv) Materials of Environmental Concern have not been transported or disposed of from the Related Property, or generated, treated, stored or disposed of at, on or under any of the Related Property or any other location, in each case by or on behalf of the Seller, the applicable Originator and/or the Servicer in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.
     (v) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Seller, the applicable Originator and/or the Servicer, threatened, under any Environmental Law to which any of the Seller, the applicable Originator and/or the Servicer is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, outstanding under any Environmental Law with respect to any of the Seller, the applicable Originator, the Servicer or the Related Property.
     (vi) There has been no release or threat of release of Materials of Environmental Concern at or from any of the Related Property, or arising from or related to the operations (including, without limitation, disposal) of any of the Seller, the applicable Originator and/or the Servicer in connection with the Related Property in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
     (jj) USA PATRIOT Act. Neither the Seller nor any Affiliate of the Seller is (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list, (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.
     Section 4.2 Representations and Warranties of the Sellers Relating to the Agreement and the Collateral.
     Each Seller represents and warrants as to itself and the Collateral in which it has an interest, for the benefit of the Secured Parties, as follows as of the Closing Date:
     (a) Binding Obligation, Valid Security Interest.
     (i) This Agreement and each other Transaction Document to which the Seller is a party each constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
     (ii) This Agreement constitutes a grant of a security interest in all of the Collateral to the Administrative Agent, as agent for the Secured Parties, which upon the delivery of the Required Loan Documents to the Collateral Custodian and the filing of the financing statements described in Section 4.1(m), shall be a first priority perfected security interest in all Collateral, subject only to Permitted Liens. Neither the Seller nor any Person claiming through or under Seller shall have any claim to or interest in the Collection Account, except for the interest of Seller in such property as a debtor for purposes of the UCC.
     (b) Eligibility of Collateral. As of the Closing Date, (i) the Loan List and the information contained in the borrowing notice delivered in connection with the acquisition of such Collateral is an accurate and complete listing in all material respects of all Collateral and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true and correct in all material respects as of the Closing Date, (ii) each such Loan is an Eligible Loan as of such date, (iii) each such item of Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws, and (iv) with respect to each such item of Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority required to be obtained, effected or given by the Seller in connection with the grant of a security interest in such Collateral to the Administrative Agent as agent for the Secured Parties have been duly obtained, effected or given and are in full force and effect.
     (c) No Fraud. Each Loan was originated without any fraud or material misrepresentation by any of the Originators or, to the best of the Seller’s knowledge, on the part of the Obligor.
     (d) Loans Secured by Real Property. Less than 45% of the Aggregate Outstanding Loan Balance of the Collateral as of the Closing Date consists of Loans principally secured by real property.

     Section 4.3 Representations and Warranties of the Servicer.
     The Servicer represents and warrants, for the benefit of the Secured Parties, as follows as of the Closing Date:
     (a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite company power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.
     (b) Due Qualification. The Servicer is duly qualified to do business as a limited liability company and is in good standing as a limited liability company, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.
     (c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.
     (d) Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).
     (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of formation, operating agreement or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.
     (f) No Proceedings. There is no litigation, proceedings or investigations pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

     (g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.
     (h) Reports Accurate. All Servicer Certificates and other written and electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Administrative Agent, each Purchaser Agent or any Purchaser in connection with this Agreement are accurate, true and correct, and no Servicer’s Certificate contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.
     (i) Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to the origination, underwriting and servicing of the Loans.
     (j) Collections. The Servicer acknowledges that all Collections received by it or its Affiliates with respect to the Collateral are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.
     (k) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Servicer.
     (l) Solvency. The Servicer is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Servicer is a party do not and will not render the Servicer not Solvent and the Servicer shall deliver to the Administrative Agent and each Purchaser Agent on the Closing Date a certification in the form of Exhibit E-2.
     (m) Taxes. The Servicer has filed or caused to be filed all tax returns that are required to be filed by it. The Servicer has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer), and no tax lien has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.
     (n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein will violate or result in a violation of Section 7 of the Securities Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Servicer does not own or intend to carry or purchase, and no proceeds from the Advance will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.
     (o) Security Interest. The Servicer will take all steps necessary to ensure that the applicable Seller has granted a security interest (as defined in the UCC) to the Administrative

Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Administrative Agent as secured party and the applicable Seller as debtor, the Administrative Agent, as agent for the Secured Parties, shall have a first priority perfected security interest in the Collateral (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Collateral have been (or prior to the Closing Date will be) made.
     (p) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Servicer, or in which employees of the Servicer are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Servicer to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
     (q) Investment Company Act. The Servicer is not, and is not controlled by, an “investment company” within the meaning of the 40 Act, as amended, or is exempt from the provisions of the 40 Act.
     (r) USA PATRIOT Act. Neither the Servicer nor any Affiliate of the Servicer is: (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.
     Section 4.4 Representations and Warranties of the Backup Servicer.
     The Backup Servicer in its individual capacity and as Backup Servicer represents and warrants as follows as of the Closing Date:
     (a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Backup Servicer under this Agreement.
     (b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Backup Servicer, as the case may be.
     (c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Backup Servicer is a party or by which it or any of its property is bound.
     (d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.
     (e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Backup Servicer, required in connection with the execution and delivery of this Agreement, the performance by the Backup Servicer of the transactions contemplated hereby and the fulfillment by the Backup Servicer of the terms hereof have been obtained.
     (f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Backup Servicer, enforceable against the Backup Servicer in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).
     Section 4.5 Representations and Warranties of the Collateral Custodian.
     The Collateral Custodian in its individual capacity and as Collateral Custodian represents and warrants as follows as of the Closing Date:
     (a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Custodian under this Agreement.
     (b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Custodian, as the case may be.
     (c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Custodian is a party or by which it or any of its property is bound.
     (d) No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.
     (e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Custodian of the transactions contemplated hereby and the fulfillment by the Collateral Custodian of the terms hereof have been obtained.
     (f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Collateral Custodian, enforceable against the Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).
     Section 4.6 Breach of Certain Representations and Warranties.
     If on any day a Loan is (or becomes) a Warranty Loan, no later than two Business Days following the earlier of knowledge by the applicable Seller of such Loan becoming a Warranty Loan or receipt by the applicable Seller from the Administrative Agent or the Servicer of written notice thereof, the applicable Seller shall make a deposit to the Collection Account (for allocation pursuant to Section 2.10) in immediately available funds in an amount equal to the sum of (i) the Outstanding Loan Balance of such Loan, (ii) any outstanding Servicer Advances thereon, (iii) any accrued and unpaid interest and (iv) any costs and damages incurred in connection with any violation by such Loan of any predatory- or abusive-lending law (collectively, the “Retransfer Price”). Each such Warranty Loan and any Related Security may be released from the Collateral (in the applicable Seller’s discretion) and the Advances Outstanding shall be reduced by the Outstanding Loan Balance of each such Warranty Loan. Upon confirmation of the deposit of such Retransfer Price into the Collection Account (the date of such confirmation, the “Retransfer Date”), such Warranty Loan shall not be included in the Advances Outstanding (and, if and when the applicable Seller elects to accept the retransfer of such Warranty Loan, the Collateral). Upon the Retransfer Date of each Warranty Loan, the Administrative Agent, as agent for the Secured Parties, shall (if and when the applicable Seller elects to accept the retransfer of such Warranty Loan) automatically and without further action be deemed to release to the applicable Seller, without recourse, representation or warranty, the security interest of the Administrative Agent, as agent for the Secured Parties in, to and under such Warranty Loan and all future monies due or to become due with respect thereto, the Related Security, all Proceeds of such Warranty Loan, Recoveries and Insurance Proceeds relating thereto, all rights to security for any such Warranty Loan, and all Proceeds and products of the foregoing. The Administrative Agent, as agent for the Secured Parties, shall (if and when the applicable Seller elects to accept the release of such Warranty Loan), at the sole expense of the Servicer, execute such documents and instruments as may be prepared by the Servicer on behalf of the applicable Seller and take other such actions as shall reasonably be requested by the applicable Seller to effect the release of such Warranty Loan pursuant to this Section 4.6.
     Section 4.7 Representations and Warranties of the Guarantors.
     Each Guarantor represents and warrants, for the benefit of the Secured Parties, as follows as of the Closing Date:
     (a) Organization and Good Standing. The Guarantor has been duly organized, validly existing and in good standing under the law of its jurisdiction of formation, with all requisite corporate power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to provide the Guaranty.
     (b) Due Qualification. The Guarantor is duly qualified to do business and is in good standing under the law of its jurisdiction of formation, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals.
     (c) Power and Authority; Due Authorization; Execution and Delivery. The Guarantor (i) has all necessary corporate power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action, the execution, delivery and performance of this Agreement and the Guaranty on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Guarantor is a party have been duly executed and delivered by the Guarantor.
     (d) Binding Obligation. This Agreement and each other Transaction Document to which the Guarantor is a party constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).
     (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Guarantor’s governing instruments or any Contractual Obligation of the Guarantor, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Guarantor’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.
     (f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Guarantor, threatened against the Guarantor, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Guarantor is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Guarantor is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.
     (g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Guarantor of this Agreement and any other Transaction Document to which the Guarantor is a party have been obtained.
     (h) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by Guarantor.
     (i) Investment Company Act. The Guarantor is not required to register as an investment company under the provisions of the 1940 Act.
     (j) Solvency. The Guarantor is not the subject of any Insolvency Proceedings or Insolvency Event.
ARTICLE V
GENERAL COVENANTS
     Section 5.1 Affirmative Covenants of the Sellers.
     From the date hereof until the Collection Date, each Seller hereby covenants and agrees as to itself and the Collateral in which it has an interest, as follows:
     (a) Compliance with Laws. The Seller will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.
     (b) Preservation of Company Existence. The Seller will preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
     (c) Performance and Compliance with Collateral. The Seller will, at its expense, timely and fully perform and comply (or cause the applicable Originator to perform and comply pursuant to the applicable Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.
     (d) Keeping of Records and Books of Account. The Seller will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral.

     (e) Originator’s Collateral. With respect to the Collateral acquired by the Seller, the Seller will (i) acquire such Collateral pursuant to and in accordance with the terms of the applicable Sale Agreement, (ii) (at the Servicer’s expense) take all action necessary to perfect, protect and more fully evidence the Seller’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) filing and maintaining (at the Servicer’s expense), effective financing statements against the applicable Originator in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) permit the Administrative Agent, each Purchaser Agent or their respective agents or representatives to visit the offices of the Seller during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Seller having knowledge of such matters, and (iv) take all additional action that the Administrative Agent or any Purchaser Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.
     (f) Delivery of Collections. The Seller will pay to the Servicer promptly (but in no event later than two Business Days after receipt) all Collections received by Seller in respect of the Collateral and cause the same to be promptly deposited into the Collection Account by the Servicer in accordance with Section 5.4(k).
     (g) Separate Limited Liability Company Existence. The Seller shall be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(u).
     (h) Credit and Collection Policy. The Seller will (a) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (b) furnish to the Administrative Agent and each Purchaser Agent, prior to its effective date, prompt notice of any material changes in the Credit and Collection Policy. The Seller may agree to or otherwise permit to occur changes in the Credit and Collection Policy which would not impair the collectibility of any of the Collateral or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document. The Seller may not agree to or otherwise permit to occur changes in the Credit and Collection Policy which would impair the collectibility of any of the Collateral or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Administrative Agent and each Purchaser Agent; provided that the prior written consent will not be required if any amendment, modification or change was mandated by any regulatory authority having jurisdiction over any of the Originators and the Servicer.
     (i) Termination Events. The Seller will provide the Administrative Agent and each Purchaser Agent with written notice within three Business Days of the occurrence of each Termination Event and each Unmatured Termination Event of which the Seller has knowledge or has received notice. In addition, no later than two Business Days following the Seller’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Seller will provide to the Administrative Agent and each Purchaser Agent a written statement of the chief financial officer or chief accounting officer of Seller setting forth the details of such event and the action that the Seller proposes to take with respect thereto.
     (j) Taxes. The Seller will file and pay any and all Taxes required to meet the obligations of the Transaction Documents.
     (k) Use of Proceeds. The Seller will use the proceeds of the Advance only to acquire Collateral.
     (l) Obligor Notification Forms. The Seller shall furnish the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion after the occurrence of a Termination Event or an Unmatured Termination Event) Obligor notification forms to give notice to the Obligors of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Administrative Agent.
     (m) Adverse Claims. The Seller will not create, or participate in the creation of, or permit to exist, any Liens in relation to each Lock-Box Account other than as disclosed to the Administrative Agent and each Purchaser Agent.
     (n) Seller’s Collateral. With respect to each item of Collateral, the Seller will (i) take all action necessary to perfect, protect and more fully evidence the Secured Parties’ security interest in such Collateral, including, without limitation, (a) filing and maintaining (at the Servicer’s expense), effective financing statements against the Seller in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (ii) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in such Collateral.
     (o) Notices. The Seller will furnish to the Administrative Agent and each Purchaser Agent:
     (i) Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any Affiliated group (within the meaning of Section 1504(a)(l) of the Internal Revenue Code of 1986 (as amended from time to time)) which equal or exceed $1,000,000 in the aggregate, telephonic, telex or telecopy notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;
     (ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters received by the Seller or by its accountants;
     (iii) Representations. Forthwith upon receiving knowledge of same, the Seller shall notify the Administrative Agent and each Purchaser Agent if any representation or warranty set forth in Section 4.1 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent and each Purchaser Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances;
     (iv) ERISA. Promptly after receiving notice of any “reportable event” (as defined in Title IV of ERISA) with respect to the Seller (or any ERISA Affiliate thereof), a copy of such notice;
     (v) Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Seller receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Seller, the Servicer or the applicable Originator or any of their Affiliates; provided, however, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Seller, the Servicer or the applicable Originator or any of their Affiliates in excess of $2,500,000 or more shall be deemed to be material for purposes of this Section 5.1(o); and
     (vi) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Seller, is likely to have a Material Adverse Effect.
     (p) Other. The Seller will furnish to the Administrative Agent and each Purchaser Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of Seller or Originator as the Administrative Agent and each Purchaser Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, each Purchaser Agent or the Secured Parties under or as contemplated by this Agreement.
     (q) Notice of Modifications to the Citibank Facilities. The Seller will provide the Administrative Agent with prompt written notice and furnish the Administrative Agent with a copy (and in all events within two Business Days of the execution thereof), of any amendment, modification, waiver, extension, replacement or other modification to any Citibank Facility, together with a written summary of all Core Transaction Terms, if any, in the amended, modified, waived, extended, replaced or otherwise modified Citibank Facility which, in the reasonable judgment of the Seller, are more favorable than a similar term under this Agreement.
     Section 5.2 Negative Covenants of the Sellers.
     From the date hereof until the Collection Date, each Seller hereby covenants and agrees as to itself and the Collateral in which it has an interest, as follows:

     (a) Other Business. The Seller will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement, or (iii) form any Subsidiary (other than a Subsidiary that solely owns and operates REO Assets) or make any Investments in any other Person.
     (b) Collateral Not to be Evidenced by Instruments. The Seller will take no action to cause any Collateral that is not, as of the Closing Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Collateral.
     (c) Security Interests. Except as otherwise permitted herein and in respect of any Optional Sale and Permitted Securitization, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Seller will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Seller will promptly notify the Administrative Agent and each Purchaser Agent of the existence of any Lien on any Collateral and the Seller shall defend the right, title and interest of the Administrative Agent as agent for the Secured Parties in, to and under the Collateral against all claims of third parties; provided, however, that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Seller from suffering to exist Permitted Liens upon any of the Collateral.
     (d) Mergers, Acquisitions, Sales, etc. The Seller will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than pursuant hereto or to the applicable Sale Agreement, and other than with respect to any REO Asset).
     (e) Deposits to Special Accounts. Except as otherwise provided in the Lock-Box Agreement, the Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections in respect of the Collateral.
     (f) Restricted Payments. The Seller shall not make any Restricted Junior Payment, except that, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Seller may declare and make distributions to its members on their membership interests.
     (g) Change of Name or Location of Loan Files. The Seller shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps the records from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Collateral Custodian or Servicer moving, the Required Loan Documents and the Loan Files from the location thereof on the Closing Date, unless the Seller has given at least thirty (30) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral.

     (h) Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the applicable Sale Agreement in any manner other than as a sale of the Collateral by the applicable Originator to the Seller.
     (i) ERISA Matters. The Seller will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Seller or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Benefit Plan so as to result in any liability, or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.
     (j) Operating Agreement; Sale Agreement. The Seller will not amend, modify, waive or terminate any provision of its operating agreement or the applicable Sale Agreement without the prior written consent of the Administrative Agent and each Purchaser Agent.
     (k) Changes in Payment Instructions to Obligors. The Seller will not add or terminate any bank as a Lock-Box Bank or any Lock-Box Account from those listed in Schedule II or make any change, or permit Servicer to make any change, in its instructions to Obligors regarding payments representing Collections to be made to Seller or Servicer or payments representing Collections to be made to any Lock-Box Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of Lock-Box Agreements with each new Lock-Box Bank or with respect to each new Lock-Box Account, as the case may be.
     (l) Extension or Amendment of Collateral. The Seller will not, except as otherwise permitted in Section 6.4(a), waive, extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Collateral (including the Related Security) provided, however, that no waiver, extension, modification or alteration otherwise permitted under Section 6.4(a) shall (i) have the effect of altering the status of any Loan as a Defaulted Loan, (ii) have the effect of, in the reasonable judgment of the Administrative Agent, preventing or delaying any Loan from becoming a Defaulted Loan, or (iii) limit and/or impair the rights of the Administrative Agent or the Secured Parties under this Agreement.
     (m) Credit and Collection Policy. The Seller will not agree to or otherwise permit to occur changes in the Credit and Collection Policy which would impair the collectibility of any of the Collateral or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Administrative Agent and each Purchaser Agent; provided that the prior written consent will not be required if any amendment, modification or change was mandated by any regulatory authority having jurisdiction over any of the Originators and the Servicer.

     (n) Tax. The Seller will be a partnership or a disregarded entity for U.S. federal income tax purposes, and the Seller will not elect to be treated as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3(c). The Seller shall not take any action that would cause the Seller to be a “taxable mortgage pool” as such term is defined in Section 7701(i) of the Code and the underlying regulations.
     Section 5.3 [Reserved].
     Section 5.4 Affirmative Covenants of the Servicer.
     From the date hereof until the Collection Date, the Servicer hereby covenants and agrees as follows:
     (a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.
     (b) Preservation of Company Existence. The Servicer will preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
     (c) Obligations and Compliance with Collateral. The Servicer will duly fulfill and comply with all obligations on the part of the applicable Seller to be fulfilled or complied with under or in connection with each Collateral and will do nothing to impair the rights of the Administrative Agent, as agent for the Secured Parties, or of the Secured Parties in, to and under the Collateral.
     (d) Keeping of Records and Books of Account.
     (i) The Servicer will maintain and implement administrative and operating procedures (including without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.
     (ii) The Servicer shall permit the Administrative Agent, each Purchaser Agent or their respective agents or representatives, to visit the offices of the Servicer during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters.
     (iii) The Servicer will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent and each Purchaser Agent, describing the sale of the Collateral from the applicable Originator to the applicable Seller.

     (e) Preservation of Security Interest. The Servicer (at its own expense) will execute and file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Administrative Agent as agent for the Secured Parties in, to and under the Collateral.
     (f) Credit and Collection Policy. The Servicer will (a) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (b) furnish to the Administrative Agent and each Purchaser Agent, prior to its effective date, prompt notice of any material changes in the Credit and Collection Policy. The Servicer may agree to or otherwise permit to occur changes in the Credit and Collection Policy which would not impair the collectibility of any of the Collateral or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document. The Servicer may not agree to or otherwise permit to occur changes in the Credit and Collection Policy which would impair the collectibility of any of the Collateral or otherwise adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Administrative Agent and each Purchaser Agent; provided that the prior written consent will not be required if any amendment, modification or change was mandated by any regulatory authority having jurisdiction over any of the Originators and the Servicer.
     (g) Termination Events. The Servicer will provide the Administrative Agent and each Purchaser Agent with written notice within three Business Days of the occurrence of each Termination Event and each Unmatured Termination Event of which the Servicer has knowledge or has received notice. In addition, no later than two Business Days following the Servicer’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Servicer will provide to the Administrative Agent and each Purchaser Agent a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.
     (h) Taxes. The Servicer will file and pay any and all Taxes required to meet the obligations of each Seller and the Servicer under the Transaction Documents.
     (i) Other. The Servicer will promptly furnish to the Administrative Agent and each Purchaser Agent such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the applicable Seller or the Servicer as the Administrative Agent and each Purchaser Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, each Purchaser Agent or Secured Parties under or as contemplated by this Agreement.
     (j) Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Servicer receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the applicable Seller, the Servicer or the applicable Originator or any of their Affiliates; provided, however, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the applicable Seller, the Servicer or the applicable Originator or any of their Affiliates in excess of $2,500,000 or more shall be deemed to be material for purposes of this Section 5.4(j).
     (k) Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit into the Collection Account any and all Collections received by the applicable Seller, the Servicer or any of their Affiliates.
     (l) Servicing of Participation, Acquired and Assigned Loans. With respect to Participation Loans and Assigned Loans, the Servicer shall: (i) segregate all Loan Files with respect to such Loans; (ii) keep separate records with respect to such Loans; and (iii) identify each such Type of Loan on the Servicing Reports required hereunder with respect to such Loans.
     (m) Change-in-Control. Upon the occurrence of a Change-in-Control (including any merger or consolidation of the Originators or transfer of substantially all of its assets and its business), the Servicer shall provide the Administrative Agent and each Purchaser Agent with notice of such Change-in-Control within thirty (30) days after completion of the same.
     (n) Loan Register.
     (i) The Servicer shall maintain with respect to each Noteless Loan a register (each, a “Loan Register”) in which it will record (v) the amount of such Loan, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Loan received from the Obligor and each Purchaser’s share thereof, (y) the date of origination of such Loan and (z) the maturity date of such Loan. The entries made in each Loan Register maintained pursuant to this Section 5.04(n) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Servicer to maintain any such Loan Register or any error therein shall not in any manner affect the obligations of the Obligor to repay the related Loans in accordance with their terms or any Purchaser’s interest therein.
     (ii) At any time a Noteless Loan is included as part of the Collateral pursuant to this Agreement, the Servicer shall deliver to the Collateral Custodian a copy of the related Loan Register, together with a certificate of a Responsible Officer of the Servicer certifying to the accuracy of such Loan Register as of the date such Loan is included as part of the Collateral.
     (o) Modifications to the Citibank Facilities. The Servicer will provide the Administrative Agent with prompt written notice and furnish the Administrative Agent with a copy (and in all events within two Business Days of the execution thereof), of any amendment, modification, waiver, extension, replacement or other modification to any Citibank Facility, together with a written summary of all Core Transaction Terms, if any, in the amended, modified, waived, extended, replaced or otherwise modified Citibank Facility which, in the reasonable judgment of the Seller, are more favorable than a similar term under this Agreement.
     Section 5.5 Negative Covenants of the Servicer.
     From the date hereof until the Collection Date, the Servicer hereby covenants and agrees as follows:
     (a) Deposits to Special Accounts. Except as otherwise provided in the Lock-Box Agreement, the Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections in respect of the Collateral.
     (b) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:
     (i) the Servicer has delivered to the Administrative Agent and each Purchaser Agent an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 5.5 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;
     (ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Purchaser Agent;
     (iii) after giving effect thereto, no Termination Event or Servicer Default or event that with notice or lapse of time would constitute either a Termination Event or a Servicer Default shall have occurred; and
     (iv) the Administrative Agent and each Purchaser Agent have consented in writing to such consolidation, merger, conveyance or transfer.
     (c) Change of Name or Location of Loan Files. The Servicer shall not (x) change its name, move the location of its principal place of business and chief executive office, change the offices where it keeps records concerning the Collateral from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Files from the location thereof on the Closing Date, unless the Servicer has given at least thirty (30) days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent as agent for the Secured Parties in the Collateral.
     (d) Change in Payment Instructions to Obligors. The Servicer will not add or terminate any bank as a Lock-Box Bank or any Lock-Box Account from those listed in Schedule II or make any change in its instructions to Obligors regarding payments to be made to the applicable Seller or the Servicer or payments to be made to any Lock-Box Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of Lock-Box Agreements with each new Lock-Box Bank or with respect to each new Lock-Box Account, as the case may be.
     (e) Extension or Amendment of Loans. The Servicer will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loans; provided, however, that no waiver, extension, modification or alteration otherwise permitted under Section 6.4(a) shall (i) have the effect of altering the status of any Loan as a Defaulted Loan, (ii) have the effect of, in the reasonable judgment of the Administrative Agent, preventing or delaying any Loan from becoming a Defaulted Loan, or (iii) limit and/or impair the rights of the Administrative Agent or the Secured Parties under this Agreement.
     (f) Tax. The Servicer will not take any action, including making any election, that would cause either Seller (i) to be treated as an association taxable as a corporation pursuant to Treasury Regulation Section 301.7701-3(c) or (ii) to be a “taxable mortgage pool” as such term is defined in Section 7701(i) of the Code and the underlying regulations.
     Section 5.6 Affirmative Covenants of the Backup Servicer.
     From the date hereof until the Collection Date, the Backup Servicer hereby covenants and agrees as follows:
     (a) Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Laws.
     (b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
     Section 5.7 Negative Covenants of the Backup Servicer.
     From the date hereof until the Collection Date, the Backup Servicer hereby covenants and agrees as follows:
     (a) No Changes in Backup Servicer Fee. The Backup Servicer will not make any changes to the Backup Servicer Fee set forth in the Backup Servicer Fee Letter without the prior written approval of the Administrative Agent and each Purchaser Agent.
     Section 5.8 Affirmative Covenants of the Collateral Custodian.
     From the date hereof until the Collection Date, the Collateral Custodian hereby covenants and agrees as follows:

     (a) Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Laws.
     (b) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
     (c) Location of Required Loan Documents. The Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at the address set forth herein unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Servicer on a temporary basis in accordance with the terms hereof.
     Section 5.9 Negative Covenants of the Collateral Custodian.
     From the date hereof until the Collection Date, the Collateral Custodian hereby covenants and agrees as follows:
     (a) Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.
     (b) No Changes in Collateral Custodian Fee. The Collateral Custodian will not make any changes to the Collateral Custodian Fee set forth in the Collateral Custodian Fee Letter without the prior written approval of the Administrative Agent and each Purchaser Agent.
ARTICLE VI
ADMINISTRATION AND SERVICING OF CONTRACTS
     Section 6.1 Designation of the Servicer.
     (a) Initial Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 6.1. Until the Administrative Agent gives to any of the Originators a Servicer Termination Notice, such Originator is hereby designated as, and hereby agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof.
     (b) Successor Servicer. Upon the Servicer’s receipt of a Servicer Termination Notice (with a copy to the Backup Servicer) from the Administrative Agent pursuant to the terms of Section 6.15, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best reasonable efforts to assist the successor Servicer in assuming such obligations.
     (c) Subcontracts. The Servicer may, with the prior consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided, however, that the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Default.
     (d) Servicing Programs. In the event that the Servicer uses any software program in servicing the Collateral that it licenses from a third party, the Servicer shall use its best reasonable efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Administrative Agent or the Servicer to use such program.
     Section 6.2 Duties of the Servicer.
     (a) Appointment. Each Seller hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 6.1, to service the Collateral and enforce its respective rights in and under such Collateral. The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Servicer and each Seller hereby acknowledge that the Administrative Agent, each Purchaser Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.
     (b) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. Without limiting the foregoing, the duties of the Servicer shall include the following:
     (i) preparing and submitting of claims to, and post-billing liaison with, Obligors on each Loan;
     (ii) maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent and each Purchaser Agent in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent and each Purchaser Agent may reasonably request;
     (iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;
     (iv) promptly delivering to the Administrative Agent, each Purchaser Agent or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the

Administrative Agent, each Purchaser Agent or the Collateral Custodian may from time to time reasonably request;
     (v) identifying each Loan clearly and unambiguously in its servicing records to reflect that such Loan is owned by the applicable Seller and pledged to the Secured Parties pursuant to this Agreement;
     (vi) notifying the Administrative Agent and each Purchaser Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan (or portion thereof) of which it has knowledge or has received notice; or (2) that is reasonably expected to have a Material Adverse Effect;
     (vii) notifying the Administrative Agent and each Purchaser Agent of any proposed change in the Credit and Collection Policy that could have an adverse effect on the collectibility of the Collateral, on the applicable Seller or on the interests of the Administrative Agent, each Purchaser Agent or any Secured Party;
     (viii) using its reasonable best efforts to maintain the perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral;
     (ix) maintaining in the same manner as the Collateral Custodian holds the Required Loan Documents, the Loan File (other than Required Loan Documents) with respect to each Loan included as part of the Collateral; and
     (x) the Servicer shall make payments pursuant to the terms of the Monthly Report in accordance with Section 2.10.
     (c) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, each Purchaser Agent and the Secured Parties of their rights hereunder shall not release the Servicer, the applicable Originator or the applicable Seller from any of their duties or responsibilities with respect to the Collateral. The Secured Parties, the Administrative Agent, each Purchaser Agent and the Collateral Custodian (except in the role of Backup Servicer) shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.
     (d) Any payment by an Obligor in respect of any Indebtedness owed by it to the applicable Originator or the applicable Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of an item of Collateral of such Obligor (starting with the oldest such Collateral) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.
     Section 6.3 Authorization of the Servicer.
     (a) Each of the Sellers, the Administrative Agent, each Purchaser Agent and each Purchaser hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name (or in the name of a REO Asset Owner with respect to any REO

Asset) and on its behalf necessary or desirable, in the determination of the Servicer, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the applicable Originator could have done if it had continued to own such Collateral. The applicable Originator, the applicable Seller and the Administrative Agent on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Collateral. In no event shall the Servicer be entitled to make the Secured Parties, the Collateral Custodian, the Administrative Agent or the Purchaser Agents a party to any litigation without such party’s express prior written consent, or to make either Seller a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s and each Purchaser Agent’s consent.
     (b) After a Termination Event has occurred and is continuing, at the direction the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided, however, that the Administrative Agent may, at any time that a Termination Event or Unmatured Termination Event has occurred and is continuing, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Administrative Agent and direct that payments of all amounts due or to become due be made directly to the Administrative Agent and each Purchaser Agent or any servicer, collection agent or lock-box or other account designated by the Administrative Agent and each Purchaser Agent and, upon such notification and at the joint and several expense of the Sellers, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.
     Section 6.4 Collection of Payments.
     (a) Collection Efforts, Modification of Collateral. The Servicer will use its reasonable best efforts to collect all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Credit and Collection Policy, and will follow those collection procedures that it follows with respect to all comparable Collateral that it services for itself or others. The Servicer may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that, in its reasonable judgment, would impair the collectibility of the Collateral or in any manner contrary to the Credit and Collection Policy.
     (b) [Reserved].
     (c) [Reserved].
     (d) Taxes and other Amounts. To the extent provided for in any Loan, the Servicer will use its reasonable best efforts to collect all payments with respect to amounts due for taxes,

assessments and insurance premiums relating to such Loan and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.
     (e) Payments to Lock-Box Account. Subject to Section 5.1(p), on or before the Closing Date, the Servicer shall have instructed all Obligors (or, with respect to Assigned Loans, the applicable agent) to make all payments in respect of the Collateral to the Lock-Box or directly to the Lock-Box Account.
     (f) Establishment of the Collection Account. The Servicer shall cause to be established, on or before the Closing Date, with the Collateral Custodian, and maintained in the name of the Administrative Agent as agent for the Secured Parties, with an office or branch of a depository institution or trust company a segregated corporate trust account entitled Collection Account for Wachovia Capital Markets, LLC, as Administrative Agent for the Secured Parties (the “Collection Account”), and the Servicer shall further maintain a subaccount within the Collection Account for the purpose of segregating, within two Business Days of the receipt of any Collections, Principal Collections (the “Principal Collections Account”), over which the Collateral Custodian as agent for the Secured Parties shall have control and from which none of the Originators, the Servicer or the Sellers shall have any right of withdrawal other than, at any time upon one Business Day’s notice to the Administrative Agent and the Collateral Custodian, prior to (A) a payment default on the related Loan (such payment default shall mean any failure to make a payment on the date such payment is due and such failure continues for more than one calendar day), (B) a Servicer Default, (C) a Termination Event or (D) an Unmatured Termination Event, in each case to advance to an Obligor of any Revolving Loan in a given Collection Period prior to the last day of such Collection Period an amount not to exceed the Principal Collections received from such Obligor related to such Revolving Loan during that Collection Period; provided, however, that at all times such depository institution or trust company shall be Wells Fargo or another depository institution or trust company acceptable to the Administrative Agent and a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a “Qualified Institution”).
     (g) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of an item of Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

     Section 6.5 Servicer Advances.
     For each Collection Period, if the Servicer determines that any Scheduled Payment (or portion thereof) that was due and payable pursuant to a Loan during such Collection Period was not received prior to the last day of such Collection Period, the Servicer may (in its sole and absolute discretion) make an advance in an amount up to the amount of such delinquent Scheduled Payment (or portion thereof). The Servicer will deposit any Servicer Advances into the Collection Account on or prior to 9:00 a.m. (Charlotte, North Carolina time) on the Business Day prior to the related Payment Date, in immediately available funds. Notwithstanding anything to the contrary contained herein, no Successor Servicer shall have any responsibility to make Servicer Advances.
     Section 6.6 Realization Upon Defaulted Loans.
     The Servicer will use reasonable efforts to repossess or otherwise comparably convert the ownership of any Related Property relating to a Defaulted Loan and will act as sales and processing agent for Related Property that it repossesses. The Servicer will follow such other practices and procedures as it deems necessary or advisable and as are customary and usual in its servicing of contracts and other actions by the Servicer in order to realize upon such Related Property, which practices and procedures may include reasonable efforts to enforce all obligations of Obligors and repossessing and selling such Related Property at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Servicer may sell any such Related Property to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Loan, the Related Property, the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the repossession of such Related Property unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property relating to a Defaulted Loan.
     Section 6.7 Maintenance of Insurance Policies.
     The Servicer will use its reasonable best efforts to ensure that each Obligor (or, in the case of any REO Asset, each REO Asset Owner) maintains an Insurance Policy with respect to any Related Property (other than accounts receivable) or REO Asset, as applicable, in an amount at least equal to the Servicer’s good faith and commercially reasonable estimate of the value of the real property, inventory, and/or equipment constituting such Related Property or REO Asset, as applicable, and shall ensure that each such Insurance Policy names the Servicer as loss payee and as an insured thereunder and all of the applicable Seller’s right, title and interest therein is fully assigned to the Administrative Agent, as agent for the Secured Parties. Additionally, the Servicer shall require that each Obligor (or, in the case of any REO Asset, each REO Asset Owner) maintain property damage liability insurance during the term of each Loan (or, in the case of a REO Asset, during such period of time as the related REO Asset Owner owns and operates such REO Asset) in amounts and against risks customarily insured against by the Obligor or the REO Asset Owner, as applicable, on property owned by it. If an Obligor or REO Asset Owner, as applicable, fails to maintain property damage insurance, the Servicer may in its discretion purchase and maintain such insurance on behalf of, and at the expense of, the Obligor or REO Asset Owner, as applicable. In connection with its activities as Servicer, the Servicer agrees to present, on behalf of the Administrative Agent, claims to the insurer under each Insurance Policy and any such liability policy, and to settle, adjust and compromise such claims, in each case, consistent with the terms of each Loan. The Servicer’s Insurance Policies with respect to the Related Property or REO Asset, as applicable, will insure against liability for physical damage relating to such Related Property or REO Asset, as applicable, in accordance with the requirements of the Credit and Collection Policy. The Servicer hereby disclaims any and all right, title and interest in and to any Insurance Policy and Insurance Proceeds with respect to any Related Property or REO Asset, as applicable, including any Insurance Policy with respect to which it is named as loss payee and as an insured, and agrees that it has no equitable, beneficial or other interest in the Insurance Polices and Insurance Proceeds other than being named as loss payee and as an insured. The Servicer acknowledges that with respect to the Insurance Policies and Insurance Proceeds thereof that it is acting solely in the capacity as agent for the Administrative Agent, as agent for the Secured Parties.
     Section 6.8 Servicing Compensation.
     As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to the provisions of Section 2.10(a)(ii), as applicable.
     Section 6.9 Payment of Certain Expenses by Servicer.
     The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of independent accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Sellers, but excluding Liquidation Expenses incurred as a result of activities contemplated by Section 6.6; provided, however, for avoidance of doubt, to the extent Liquidation Expenses relate to a Loan and one or more Related Loans, such Liquidation Expenses shall be allocated pro rata among such Loans and such Related Loans. The Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account and the Lock-Box Account. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.
     Section 6.10 Reports.
     (a) Repayment Notice. On each reduction of Advances Outstanding pursuant to Section 2.4(a), each Seller (and the Servicer on its behalf) will provide a Repayment Notice, updated as of such date, to the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Custodian).

     (b) Monthly Report. On each Reporting Date, the Servicer will provide to the Sellers, the Administrative Agent, each Purchaser Agent, the Backup Servicer and any Liquidity Bank, a monthly statement including the Advances Outstanding calculated as of the most recent Determination Date (a “Monthly Report”), with respect to the related Collection Period, signed by a Responsible Officer of the Servicer and each Seller and substantially in the form of Exhibit C.
     (c) Servicer’s Certificate. Together with each Monthly Report, the Servicer shall submit to the Administrative Agent, each Purchaser Agent and any Liquidity Bank a certificate (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit J.
     (d) Financial Statements. The Servicer will submit to the Administrative Agent, each Purchaser Agent, each Purchaser, the Backup Servicer and any Liquidity Bank, (i) within forty-five (45) days after the end of each of its first three fiscal quarters of each fiscal year, a copy of the quarterly report on Form 10-Q of CapitalSource Inc. for the most recent fiscal quarter in the form as filed with the Securities and Exchange Commission and unaudited consolidating statements, and (ii) on or before March 31 following the end of each fiscal year, a copy of the annual report on Form 10-K of CapitalSource Inc. in the form as filed with the Securities and Exchange Commission and unaudited consolidating statements.
     (e) Tax Returns. Upon demand by the Administrative Agent, each Purchaser Agent and any Liquidity Bank, copies of all federal, state and local Tax returns and reports filed by each Seller and the Servicer, or in which such Seller or the Servicer was included on a consolidated or combined basis (excluding sales, use and like taxes).
     (f) Obligor Financial Statements; Valuation Reports; Other Reports. The initial Servicer will provide access to the Administrative Agent with respect to each Loan: (i) to the extent received by the applicable Seller and/or the initial Servicer, the financial reporting package required to be delivered under the Loan documents (including any officer’s certificates); (ii) the initial Servicer’s most recent internal rating reports and any Loan modification memos; or (iii) any recurring audit memos to the extent undertaken by the initial Servicer, in each case which access shall be provided, for a period of 10 Business Days or such longer period as reasonably requested by the Administrative Agent and agreed upon by the initial Servicer, (a) within 60 days after the end of each of the initial Servicer’s fiscal quarters (excluding the last fiscal quarter) and (b) within 90 days after the end of the initial Servicer’s fiscal year. The initial Servicer will, following provision of reasonable notice and to the extent received by the applicable Seller and/or the initial Servicer, promptly deliver to the Administrative Agent any other documents and information required to be delivered under the Loan documents to the applicable Seller and/or the initial Servicer with respect to any Loan.
     Section 6.11 Annual Statement as to Compliance.
     The Servicer will provide to the Administrative Agent and each Purchaser Agent, within ninety (90) days following the end of each fiscal year of the Servicer, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred and is continuing.
     Section 6.12 Annual Independent Public Accountant’s Servicing Reports.
     The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Purchaser Agent, the Collateral Custodian and the Backup Servicer, within ninety (90) days following the end of each fiscal year of the Servicer: (i) a report relating to such fiscal year to the effect that (a) such firm has reviewed certain documents and records relating to the servicing of the Collateral, and (b) based on such examination, such firm is of the opinion that the Monthly Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (which procedures shall have been approved by the Administrative Agent and each Purchaser Agent) to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Monthly Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exception as shall be set forth in such statement.
     Section 6.13 Limitation on Liability of the Servicer and Others
     Except as provided herein, the Servicer shall not be under any liability to the Administrative Agent, each Purchaser Agent, the Secured Parties or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided, however, notwithstanding anything to the contrary contained herein nothing shall protect the Servicer against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties or by reason of its willful misconduct hereunder.
     Section 6.14 The Servicer Not to Resign.
     The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent, each Purchaser Agent and the Backup Servicer. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.2.

     Section 6.15 Servicer Defaults.
     If any one of the following events (a “Servicer Default”) shall occur and be continuing:
     (a) any failure by the Servicer to make any payment, transfer or deposit (including without limitation with respect to Collections) as required by this Agreement which continues unremedied for a period of three Business Days;
     (b) any failure by the Servicer to give instructions or notice to the Administrative Agent and each Purchaser Agent as required by this Agreement, or to deliver any required Monthly Report or other Required Reports hereunder on or before the date occurring two Business Days after the date such instruction, notice or report is required to be made or given, as the case may be, under the terms of this Agreement;
     (c) any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party and the same continues unremedied for a period of fifteen (15) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent and each Purchaser Agent and (ii) the date on which the Servicer becomes aware thereof;
     (d) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Administrative Agent, any Purchaser Agent or the Secured Parties and which continues to be unremedied for a period of fifteen (15) days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or any Purchaser Agent and (ii) the date on which the Servicer becomes aware thereof;
     (e) an Insolvency Event shall occur with respect to the Servicer;
     (f) any material delegation of the Servicer’s duties that is not permitted by Section 6.1;
     (g) any financial or other information reasonably requested by the Administrative Agent, any Purchaser Agent or any Purchaser is not provided as requested within a reasonable amount of time following such request;
     (h) the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of $10,000,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;
     (i) the failure of the Servicer to make any payment due with respect to any recourse debt or other obligations, which debt or other obligations are in excess of $10,000,000,

individually or in the aggregate, or the occurrence of any event or condition that would at such time permit acceleration of such recourse debt or other obligations;
     (j) CapitalSource Inc.’s Consolidated Tangible Net Worth is less than (i) $1,015,000,000, plus (ii) 70% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received at any time after December 31, 2005 (other than the period commencing on January 1, 2008 and ending on September 30, 2008), plus (iii) 30% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received at any time during the period commencing on January 1, 2008 and ending on September 30, 2008;
     (k) a payment default or other default, termination event or other similar event has occurred and is continuing (beyond any applicable grace period) under the Credit Agreement, any Citibank Facilities, the CS Europe Financing or under or with respect to any repurchase agreement, securitization or any other facility providing indebtedness for borrowed money, in each case, in an amount greater than $10,000,000 to or for the benefit of CapitalSource Inc. or any of its Subsidiaries (except for those securitizations or other facilities listed on Schedule VIII, as the same may be updated from time to time as mutually agreed by the Servicer and the Administrative Agent), and at such time such event permits the lender or holder of rights thereunder to terminate commitments, accelerate the obligations owing thereunder or otherwise exercise remedies thereunder; provided, that a Servicer Default arising as a result of a default, termination event, margin call or other similar event with respect to a repurchase agreement or series of repurchase agreements shall be deemed to be cured with the effect of being considered not to have occurred, to the extent that either (i) the surrender of the related collateral in whole to (or liquidation of the related collateral in whole by) the repo counterparty under such repurchase agreement (by itself or together with any payments made, or additional collateral provided to, the repo counterparty) constitutes satisfaction in full of the obligations of CapitalSource Inc. and its Subsidiaries thereunder, or (ii) the deficiency amount under such repurchase agreement or series of repurchase agreements after application of collateral proceeds with respect to the sale or liquidation of the related collateral is less than $10,000,000;
     (l) the Servicer fails in any material respect to comply with the Credit and Collection Policy regarding the servicing of the Collateral;
     (m) the Servicer consents or agrees to, or otherwise permits to occur, any amendment, modification, change, supplement or rescission of or to the Credit and Collection Policy (after the adoption of same) in whole or in part that could be reasonably expected to have a Material Adverse Effect upon the Collateral, the Administrative Agent, any Purchaser Agent or the Secured Parties, without the prior written consent of the Administrative Agent and each Purchaser Agent;
     (n) CapitalSource Finance ceases to be the Servicer; or
     (o) the Servicer fails (or fails to cause the related REO Asset Owner) in any material respect to comply with the provisions herein relating to the servicing and administering of any REO Asset;
then notwithstanding anything herein to the contrary, so long as any such Servicer Default shall not have been remedied within any applicable cure period prior to the date of the Servicer Termination Notice (defined below), the Administrative Agent, by written notice to the Servicer

(with a copy to the Backup Servicer) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.
     Section 6.16 Appointment of Successor Servicer.
     (a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.15, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent. The Administrative Agent may at the time described in the immediately preceding sentence in its sole discretion, appoint the Backup Servicer as the Servicer hereunder, and the Backup Servicer shall on such date assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer. As compensation therefor, the Backup Servicer shall be entitled to the Servicing Fee, together with other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein; including, without limitation, Transition Expenses. In the event that the Administrative Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and each Purchaser Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than $50,000,000 and whose regular business includes the servicing of Collateral, as the Successor Servicer hereunder.
     (b) Upon its appointment, the Backup Servicer (subject to Section 6.16(a)) or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable; provided, however, that the Backup Servicer or Successor Servicer, as applicable, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Backup Servicer or Successor Servicer, as applicable, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided, that the Backup Servicer or Successor Servicer, as applicable, shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Backup Servicer or the Successor Servicer, as applicable, upon becoming a Successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the

Backup Servicer or Successor Servicer, as applicable, shall have no liability relating to the representations and warranties of the Servicer contained in Article IV. Further, for so long as the Backup Servicer shall be the Successor Servicer, the provisions of Section 2.15, Section 2.16(b) and Section 2.16(e) of this Agreement shall not apply to it in its capacity as Servicer.
     (c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the applicable Seller and, without limitation, such Seller is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the applicable Seller and the Administrative Agent in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral.
     (d) Upon the Backup Servicer receiving notice that it is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 6.16, the Backup Servicer will promptly begin the transition to its role as the Servicer. Notwithstanding the foregoing, the Backup Servicer may, in its discretion, appoint, or petition a court of competent jurisdiction to appoint, any established servicing institution as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. As compensation, any Successor Servicer (including, without limitation, the Administrative Agent) so appointed shall be entitled to receive the Servicing Fee, together with any other servicing compensation in the form of assumption fees, late payment charges or otherwise as provided herein that accrued prior thereto, including, without limitation, Transition Expenses. In the event the Backup Servicer is required to solicit bids as provided herein, the Backup Servicer shall solicit, by public announcement, bids from banks and mortgage servicing institutions meeting the qualifications set forth in Section 6.16(a) above. Such public announcement shall specify that the Successor Servicer shall be entitled to the full amount of the Servicing Fee as servicing compensation, together with the other servicing compensation in the form of assumption fees, late payment charges or otherwise that accrued prior thereto. Within thirty (30) days after any such public announcement, the Backup Servicer shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to the qualified party submitting the highest qualifying bid. The Backup Servicer shall deduct from any sum received by the Backup Servicer from the successor to the Servicer in respect of such sale, transfer and assignment all costs and expenses of any public announcement and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder and the amount of any unreimbursed Servicing Advances. After such deductions, the remainder of such sum shall be paid by the Backup Servicer to the Servicer at the time of such sale, transfer and assignment to the Servicer’s successor. The Backup Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. No appointment of a successor to the Servicer hereunder shall be effective until written notice of such proposed appointment shall have been provided by the Backup Servicer to the Administrative Agent and each Purchaser Agent and the Backup Servicer shall have consented thereto. The Backup Servicer shall not resign as servicer until a Successor Servicer has been appointed and accepted such appointment. Notwithstanding anything to the contrary contained herein, in no event shall Wells Fargo, in any capacity, be liable for any Servicing Fee or for any differential in the amount of the Servicing Fee paid hereunder and the amount necessary to induce any Successor Servicer under this Agreement and the transactions set forth or provided for by this Agreement.
     Section 6.17 Servicing of REO Assets.
     (a) If, in the reasonable business judgment of the Servicer, it becomes necessary to convert any Loan that is secured by a Mortgage or real property and included in the Collateral into an REO Asset in accordance with Section 6.6, the Servicer shall first cause the applicable Seller to transfer and assign such Real Estate Loan (or the portion thereof owned by such Seller) to a special purpose vehicle (the “REO Asset Owner”) using a contribution agreement substantially in the form of Exhibit L. All membership interests and any other equity of the REO Asset Owner acquired by the applicable Seller shall immediately become a part of the Collateral and be subject to the grant of a security interest under Section 9.1 and shall be promptly delivered to the Collateral Custodian, each undated and duly indorsed in blank. The REO Asset Owner shall be formed and operated pursuant to a limited liability company operating agreement substantially in the form as Exhibit M, with any alterations thereto as reasonably agreed to by the Servicer and the Administrative Agent. After execution thereof, the Servicer shall prevent the REO Asset Owner from agreeing to any amendment or other modification of the REO Asset Owner’s limited liability company operating agreement without first obtaining the written consent of the Administrative Agent. The Servicer shall cause each REO Asset to be serviced (i) in accordance with Applicable Laws, (ii) with reasonable care and diligence, (iii) in accordance with the applicable REO Asset Owner’s limited liability company operating agreement, (iv) in accordance with the Credit and Collection Policy and (v) with a view toward maximizing Recoveries on such REO Asset (collectively, the “REO Servicing Standard”). The Servicer will cause all “Distributable Cash” (as defined in the respective REO Asset Owner’s limited liability company operating agreement) to be deposited into the Collection Account within two Business Days of receipt thereof. At all times prior to the “Threshold Date” (as defined in the applicable REO Asset Owner limited liability company operating agreement), the Servicer shall not permit the REO Asset Owner to undertake any of the activities set forth in Section 9.4(c) (or comparable section) of such REO Asset Owner’s limited liability company operating agreement.
     (b) In the event that title to any Related Property is acquired on behalf of the REO Asset Owner for the benefit of its members in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of a REO Asset Owner. The Servicer shall cause the REO Asset Owner to manage, conserve, protect and operate each REO Asset for its members solely for the purpose of its prompt disposition and sale.
     (c) Notwithstanding any provision to the contrary contained in this Agreement, the Servicer shall not (and shall not permit the REO Asset Owner to) obtain title to any Related Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any Obligor pledged pursuant to a pledge agreement and thereby be the beneficial owner of Related Property, have a receiver of rents appointed with respect to, and shall not otherwise acquire possession of, or take any other action with respect to, any Related Property if, as a result of any such action, the REO Asset Owner would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Related Property within the Meaning of the Comprehensive Environmental Response, Compensation and

Liability Act of 1980, as amended from time to time, or any comparable state or local environmental law, unless the Servicer has previously determined in accordance with the REO Servicing Standard, based on an updated Phase I environmental assessment report generally prepared in accordance with the ASTM Phase I Environmental Site Assessment Standard E 1527-05, as may be amended or, with respect to residential property, a property inspection and title report, that:
     (i) such Related Property is in compliance in all material respects with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Sellers and the REO Asset Owner to take such actions as are necessary to bring such Related Property in compliance therewith, and
     (ii) there are no circumstances present at such Related Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation would reasonably be expected to be required by the owner, occupier or operator of the Related Property under applicable federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action would reasonably be expected to be required, after consultation with an environmental consultant, it would be in the best economic interest of the Sellers and the REO Asset Owner to take such actions with respect to the affected Related Property.
In the event that the Phase I or other environmental assessment first obtained by the Servicer with respect to Related Property indicates that such Related Property may not be in compliance with applicable environmental laws or that hazardous materials may be present but does not definitively establish such fact, the Servicer shall cause such further environmental assessment activities to be conducted by an independent third-party who regularly conducts such assessments as the Servicer shall deem prudent to protect the interests of the Sellers and the REO Asset Owner. Any such assessments shall be deemed part of the environmental assessment obtained by the Servicer for purposes of this Section 6.17(c).
ARTICLE VII
THE BACKUP SERVICER
     Section 7.1 Designation of the Backup Servicer.
     (a) Initial Backup Servicer. The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 7.1. Until the Administrative Agent shall give to Wells Fargo a Backup Servicer Termination Notice, Wells Fargo is hereby designated as, and hereby agrees to perform the duties and obligations of, a Backup Servicer pursuant to the terms hereof.
     (b) Successor Backup Servicer. Upon the Backup Servicer’s receipt of Backup Servicer Termination Notice from the Administrative Agent of the designation of a replacement

Backup Servicer pursuant to the provisions of Section 7.5, the Backup Servicer agrees that it will terminate its activities as Backup Servicer hereunder.
     Section 7.2 Duties of the Backup Servicer.
     (a) Appointment. The Sellers and the Administrative Agent, as agent for the Secured Parties, each hereby appoints Wells Fargo to act as Backup Servicer, for the benefit of the Administrative Agent, each Purchaser Agent and the Secured Parties, as from time to time designated pursuant to Section 7.1. The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.
     (b) Duties. On or before the Closing Date, and until its removal pursuant to Section 7.5, the Backup Servicer shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:
     (i) On or before the Closing Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Monthly Reports (if any) in hard copy and on computer tape; provided, however, the computer tape is in a commonly used format or other format to be agreed upon by the Backup Servicer and the Servicer on or prior to closing.
     (ii) Not later than 12:00 noon Charlotte, North Carolina time on each Reporting Date, the Servicer shall deliver to the Backup Servicer the asset tape, which shall include but not be limited to the following information: (x) for each Loan, the name and number of the related Obligor, the collection status, the loan or lease status, the date of each Scheduled Payment and the Outstanding Loan Balance, (y) the Advances Outstanding and (z) the Aggregate Outstanding Loan Balance (the “Tape”). The Backup Servicer shall accept delivery of the Tape.
     (iii) Prior to the related Payment Date, the Backup Servicer shall review the Monthly Report to ensure that it is complete on its face and that the following items in such Monthly Report have been accurately calculated, if applicable, and reported: (A) the Advances Outstanding, (B) the Backup Servicing Fee, (C) the Loans that are current and not past due, (D) the Loans that are 1 — 30 days past due, (E) the Loans that are 31 — 60 days past due, (F) the Loans that are 61 — 90 days past due, (G) the Loans that are 90+ days past due, (H) the Loans that are Defaulted Loans, (I) the Aggregate Outstanding Loan Balance and (J) the Minimum Overcollateralization Ratio. The Backup Servicer by a separate written report shall notify the Administrative Agent and the Servicer of any disagreements with the Monthly Report based on such review not later than the Business Day preceding such Payment Date to such Persons.
     (iv) If the Servicer disagrees with the report provided under clause (iii) above by the Backup Servicer or if the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Servicer to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Servicer if possible, and notify the Administrative Agent of the resolution thereof. The Servicer hereby agrees to cooperate at its own expense with the

Backup Servicer in reconciling any discrepancies herein. If within twenty (20) days after the delivery of the report provided under clause (iii) above by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Administrative Agent of the continued existence of such discrepancy. Following receipt of such notice by the Administrative Agent, the Servicer shall deliver to the Administrative Agent, the Secured Parties and the Backup Servicer no later than the related Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.
     (c) Reliance on Tape. With respect to the duties described in Section 7.2(b), the Backup Servicer, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Tape, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.
     Section 7.3 Merger or Consolidation.
     Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent.
     Section 7.4 Backup Servicing Compensation.
     As compensation for its back-up servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee from the Servicer. To the extent that such Backup Servicing Fee is not paid by the Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of its Backup Servicing Fee to the extent of funds available therefor pursuant to Section 2.10(a)(iii), as applicable. The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease (excluding any unpaid outstanding amounts as of that date) on the earliest to occur of: (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer pursuant to Section 7.5, or (iii) the termination of this Agreement. Upon becoming Successor Servicer pursuant to Section 6.16, the Backup Servicer shall be entitled to the Servicing Fee.

     Section 7.5 Backup Servicer Removal.
     The Backup Servicer may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Backup Servicer (the “Backup Servicer Termination Notice”). In the event of any such removal, a replacement Backup Servicer may be appointed by the Administrative Agent.
     Section 7.6 Limitation on Liability.
     (a) The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Backup Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.
     (b) The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Secured Parties, the Administrative Agent and the Collateral Custodian each agree to look only to the Servicer to perform such obligations. The Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Backup Servicer.
     Section 7.7 The Backup Servicer Not to Resign.
     The Backup Servicer shall not resign (except with prior consent of the Administrative Agent which consent shall not be unreasonably withheld) from the obligations and duties hereby imposed on it except upon the Backup Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Backup Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Backup Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Purchaser Agent. No such resignation shall become effective until a successor Backup Servicer shall have assumed the responsibilities and obligations of the Backup Servicer hereunder.
ARTICLE VIII
THE COLLATERAL CUSTODIAN
     Section 8.1 Designation of Collateral Custodian.
     (a) Initial Collateral Custodian. The role of collateral custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 8.1. Until the Administrative Agent shall give to Wells Fargo a Collateral Custodian Termination Notice, Wells Fargo is hereby designated as, and hereby agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.
     (b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 8.5, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.
     Section 8.2 Duties of Collateral Custodian.
     (a) Appointment. The Sellers and the Administrative Agent each hereby appoints Wells Fargo to act as Collateral Custodian, for the benefit of the Administrative Agent, as agent for the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligation with respect thereto set forth herein.
     (b) Duties. On or before the Closing Date, and until its removal pursuant to Section 8.5, the Collateral Custodian shall perform on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:
     (i) The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Sellers pursuant to Section 3.2 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Administrative Agent as agent for the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents, the Collateral Custodian shall review the related Collateral and Required Loan Documents to confirm that (A) such Collateral has been properly executed and has no missing or mutilated pages, (B) any UCC and other filings (as set forth on the Loan Checklists) have been made, (C) an Insurance Policy exists with respect to any real or personal property constituting the Related Property, and (D) confirming the related Outstanding Loan Balance, Loan number and Obligor name with respect to such Loan is referenced on the related Loan List and is not a duplicate Loan (collectively, the “Review

Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian an electronic file (in EXCEL or a comparable format) that contains the related Loan List or that otherwise contains the Loan identification number and the name of the Obligor with respect to each related Loan. If, at the conclusion of such review, the Collateral Custodian shall determine that (i) the Outstanding Loan Balances of the Collateral it has received Required Loan Documents with respect to is less than as set forth on the electronic file, the Collateral Custodian shall immediately notify the Administrative Agent of such discrepancy, and (ii) any Review Criteria is not satisfied, the Collateral Custodian shall within one Business Day notify the Servicer of such determination and provide the Servicer with a list of the non-complying Loans and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days to correct any non-compliance with a Review Criteria. If after the conclusion of such time period the Servicer has still not cured any non-compliance by a Loan with a Review Criteria, the Collateral Custodian shall promptly notify the applicable Seller and the Administrative Agent of such determination by providing a written report to such persons identifying, with particularity, each Loan and each of the applicable Review Criteria that such Loan fails to satisfy. In addition, if requested in writing by the Servicer and approved by the Administrative Agent within ten Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Loan which fails to satisfy a Review Criteria to the applicable Seller. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents.
     (ii) In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Administrative Agent and the Secured Parties; provided, however that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that the Collateral Custodian’s duties as agent shall be limited to those expressly contemplated herein.
     (iii) All Required Loan Document shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent by the Collateral Custodian in a written notice delivered at least forty-five (45) days prior to such change. All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Required Loan Documents shall be clearly segregated from any other documents or instruments maintained by the Collateral Custodian.
     (iv) The Collateral Custodian shall make payments pursuant to the terms of the Monthly Report in accordance with Section 2.10 (the “Payment Duties”).
     (v) On each Reporting Date, the Collateral Custodian shall provide a written report to the Administrative Agent and the Servicer (in a form acceptable to the Administrative Agent) identifying each Loan for which it holds Required Loan

Documents, the non-complying Loans and the applicable Review Criteria that any non-complying Loan fails to satisfy.
     (vi) In performing its duties, the Collateral Custodian shall use the same degree of care and attention as it employs with respect to similar Collateral that it holds as Collateral Custodian.
     Section 8.3 Merger or Consolidation.
     Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.
     Section 8.4 Collateral Custodian Compensation.
     As compensation for its collateral custodian activities hereunder, the Collateral Custodian shall be entitled to a Collateral Custodian Fee (the “Collateral Custodian Fee”) from the Servicer. To the extent that such Collateral Custodian Fee is not paid by the Servicer, the Collateral Custodian shall be entitled to receive the unpaid balance of its Collateral Custodian Fee to the extent of funds available therefor pursuant to the provision of Section 2.10(a)(iii). The Collateral Custodian’s entitlement to receive the Collateral Custodian Fee shall cease on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 8.5 or (ii) the termination of this Agreement.
     Section 8.5 Collateral Custodian Removal.
     The Collateral Custodian may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided, however, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed, has agreed to act as Collateral Custodian hereunder, and has received all Required Loan Documents held by the previous Collateral Custodian.
     Section 8.6 Limitation on Liability.
     (a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (1) the written instructions of any designated officer of the Administrative Agent or (2) the verbal instructions of the Administrative Agent.

     (b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
     (c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Loan Documents.
     (d) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.
     (e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.
     (f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder.
     (g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.
     Section 8.7 The Collateral Custodian Not to Resign.
     The Collateral Custodian shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Custodian’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Custodian could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Custodian shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Purchaser Agent. No such resignation shall become effective until a successor Collateral Custodian shall have assumed the responsibilities and obligations of the Collateral Custodian hereunder.
     Section 8.8 Release of Documents.
     (a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing any of the Collateral, the Collateral Custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit H, to release to the Servicer the related Required Loan Documents or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Administrative Agent in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) immediately upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer to the Collateral Custodian in the form annexed hereto as Exhibit H, the Servicer’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Collateral Custodian to the Servicer.
     (b) Limitation on Release. The foregoing provision respecting release to the Servicer of the Required Loan Documents and documents by the Collateral Custodian upon request by the Servicer shall be operative only to the extent that at any time the Collateral Custodian shall not have released to the Servicer active Required Loan Documents (including those requested) pertaining to more than fifteen (15) Loans at the time being serviced by the Servicer under this Agreement. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.
     (c) Release for Payment. Upon receipt by the Collateral Custodian of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit H (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to the Servicer.
     Section 8.9 Return of Required Loan Documents.
     The Sellers may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error, (b) as to which the lien on the Related Property has been so released pursuant to Section 9.2, (c) that has been repaid by a Seller pursuant to Section 4.6 or (d) that is required to be redelivered to the Sellers in connection with the termination of this Agreement, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit H hereto (signed by both the applicable Seller and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by a Seller and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the applicable Seller.

     Section 8.10 Access to Certain Documentation and Information Regarding the Collateral; Audits.
     The Collateral Custodian shall provide to the Administrative Agent and each Purchaser Agent access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Purchaser Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and Collateral Custodian’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Purchaser Agent, the Administrative Agent and each Purchaser Agent may review the Servicer’s collection and administration of the Collateral in order to assess compliance by the Servicer with the Credit and Collection Policy, as well as with this Agreement and may conduct an audit of the Collateral, Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Servicer’s expense, a review of the Required Loan Documents and all other documentation regarding the Collateral.
ARTICLE IX
SECURITY INTEREST
     Section 9.1 Grant of Security Interest.
     The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Purchasers to the Sellers under Applicable Law. For such purpose, each Seller hereby transfers, conveys, assigns and grants as of the Closing Date to the Administrative Agent, as agent for the Secured Parties, a lien and continuing security interest in all of such Seller’s right, title and interest in, to and under (but none of the obligations under) all Collateral, whether now existing or hereafter arising or acquired by such Seller, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Aggregate Unpaids of such Seller arising in connection with this Agreement, the Sellers Guaranty and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Aggregate Unpaids. The assignment under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent, the Purchaser Agents, the Liquidity Banks or any of the Secured Parties of any obligation of the Sellers or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Sellers shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Sellers from any of its duties or obligations under the Collateral, and (c) none of the Administrative Agent, the Purchaser Agents, the Liquidity Banks or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent, the Purchaser Agents, the Liquidity Banks or any Secured Party be obligated to perform any of the obligations or duties of the Sellers thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
     Section 9.2 Release of Lien on Collateral.
     At the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) this agreement terminates in accordance with Section 13.6 or (iii) such Loan is assigned, sold, transferred or re-transferred and removed in accordance with Section 2.19, Section 2.20 or Section 4.6, the Administrative Agent as agent for the Secured Parties will, to the extent requested by the Servicer, release its interest in such Collateral. In connection with any sale of such Related Property, the Administrative Agent as agent for the Secured Parties will after the deposit by the Servicer of the Proceeds of such sale into the Collection Account, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Related Property; provided, that the Administrative Agent as agent for the Secured Parties will make no representation or warranty, express or implied, with respect to any such Related Property in connection with such sale or transfer and assignment. Nothing in this section shall diminish the Servicer’s obligations pursuant to Section 6.6 with respect to the Proceeds of any such sale.
     Section 9.3 Further Assurances.
     The provisions of Section 13.12 shall apply to the security interest granted under Section 9.1 as well as to the Advance hereunder.
     Section 9.4 [Reserved].
     Section 9.5 Waiver of Certain Laws.
     Each of the Sellers and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the Purchasers thereof, and each of the Sellers and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this

Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.
     Section 9.6 Power of Attorney.
     Each of the Sellers and the Servicer hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Sellers and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Administrative Agent or a Purchaser Agent, the Sellers shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such Purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.
ARTICLE X
TERMINATION EVENTS
     Section 10.1 Termination Events.
     The following events shall be Termination Events (“Termination Events”) hereunder:
     (a) a Servicer Default occurs and is continuing; or
     (b) failure on the part of either Seller or any of the Originators to make any payment or deposit (including without limitation with respect to Collections) required by the terms of any Transaction Document on the day such payment or deposit is required to be made and the same continues unremedied for two Business Days; or
     (c) the occurrence of an Insolvency Event relating to any of the Originators, either Seller, the Servicer or any Affiliate of any of the Originators which is a party to a Permitted Securitization Transaction; or
     (d) either Seller shall become required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “40 Act”) or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 40 Act; or
     (e) a regulatory, tax or accounting body has ordered that the activities of either Seller or any Affiliate of either Seller contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of either Seller contemplated hereby may reasonably be expected to cause such Seller or any of its respective Affiliates to suffer materially adverse regulatory, accounting or tax consequences; or
     (f) there shall exist any event or occurrence that has caused a Material Adverse Effect; or
     (g) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of either Seller or any of the Originators and such lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of either Seller or any of the Originators and such lien shall not have been released within five Business Days; or
     (h) any Change-in-Control shall occur; or
     (i) (i) unless otherwise cured pursuant to Section 2.4(b), any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of either Seller, any of the Originators or the Servicer,
     (ii) either Seller, any of the Originators, the Servicer or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder, or
     (iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest; or
     (j) any failure on the part of either Seller or any of the Originators duly to observe or perform in any material respect any other covenants or agreements of such Seller or such Originator set forth in this Agreement or the other Transaction Documents to which such Seller or such Originator is a party and the same continues unremedied for a period of fifteen (15) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to such Seller or such Originator by the Administrative Agent and (ii) the date on which such Seller or such Originator becomes aware thereof; or
     (k) any representation, warranty or certification made by either Seller, any of the Originators or either Guarantor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Secured Parties and which continues to be unremedied for a period of fifteen (15) days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to such Seller, such Originator or such Guarantor by the Administrative Agent and (ii) the date on which such Seller, such Originator or such Guarantor becomes aware thereof; or
     (l) any failure by either Seller to give instructions or notice to the Administrative Agent as required by this Agreement, or to deliver any required Monthly Report or other Required Reports hereunder on or before the date occurring two Business Days after the date such instruction, notice or report is required to be made or given, as the case may be, under the terms of this Agreement; or
     (m) the failure of either Seller, the Servicer or any of the Originators to make any payment due with respect to recourse debt or other obligations (including with respect to the Sellers Guaranty), in the case of the Servicer or any of the Originators, in excess of $10,000,000, or the occurrence of any event or condition that would at such time permit acceleration of such recourse debt or other obligations; or
     (n) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess of $10,000,000, individually or in the aggregate, against any of the Originators, or $500,000, individually or in the aggregate, against either Seller, individually or in the aggregate, and any of the Originators shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) any of the Originators or either Seller shall have made payments of amounts in excess of $10,000,000, individually or in the aggregate, by any of the Originators, or $500,000, individually or in the aggregate, by either Seller, individually or in the aggregate, in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds);
     (o) any deficiency exists in the Minimum Overcollateralization Ratio on any day and the same continues unremedied for two Business Days; or
     (p) the occurrence of the Termination Date prior to the payment in full of all amounts owed through the SEVENTH clause of Section 2.10.
     Section 10.2 Remedies.
     Upon the occurrence of a Termination Event, the Administrative Agent may or, at the request of any of the Purchasers, shall, by notice to each of the Sellers, declare that all Aggregate Unpaids shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Sellers; provided, however, that upon the occurrence of a Termination Event described in Section 10.1(c), all Aggregate Unpaids shall automatically become immediately due and payable without any notice or action whatsoever by the Administrative Agent or any Purchaser. In each case, the Administrative Agent and the Secured Parties shall have, with respect to the Collateral granted pursuant to Section 9.1, the right to exercise any and all of its other rights and remedies under the UCC of each applicable jurisdiction and other Applicable Laws, hereunder and under the other Transaction Documents, which rights and remedies shall be cumulative, and include the right to require the applicable Seller and the Servicer (and the applicable Seller and the Servicer hereby agree that they will at the Servicer’s expense and upon request of the Administrative Agent forthwith) to (1) assemble all or any part of the Collateral as directed by the Administrative Agent and make the same available to the Administrative Agent at a place to be designated by the Administrative Agent and (2) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Administrative

Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The applicable Seller agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Seller of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied against all or any part of the Aggregate Unpaids pursuant to Section 2.10 or otherwise in such order as the Administrative Agent shall elect in its discretion.
ARTICLE XI
INDEMNIFICATION
     Section 11.1 Indemnities by the Sellers.
     (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Sellers hereby jointly and severally agree to indemnify the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Collateral Custodian, the Secured Parties, the Affected Parties and each of their respective assigns and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party and other non-monetary damages of any such Indemnified Party or any of them arising out of or as a result of this Agreement or having an interest in the Collateral or in respect of any Loan included in the Collateral, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (b) Indemnified Amounts that have the effect of recourse for non-payment of the Loans included in the Collateral due to credit problems of the Obligors (except as otherwise specifically provided in this Agreement). If one or both of the Sellers have made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to such Seller(s), ratably in accordance with the indemnity payment(s) actually made by such Seller(s), an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Sellers jointly and severally shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:
     (i) any representation or warranty made or deemed made by either Seller, the Servicer (if the applicable Originator or one of its Affiliates is the Servicer) or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

     (ii) the failure by either Seller or the Servicer (if the applicable Originator or one of its Affiliates is the Servicer) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;
     (iii) the failure to vest and maintain vested in the Administrative Agent, as agent for the Secured Parties, a first priority security interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of the Advance or at any time thereafter;
     (iv) [Reserved];
     (v) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral, whether at the time of the Advance or at any subsequent time;
     (vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;
     (vii) any failure of either Seller or the Servicer (if the applicable Originator or one of its Affiliates is the Servicer) to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by any of the Originators, either Seller or any Affiliate thereof to perform its respective duties under any Collateral;
     (viii) the failure of any Lock-Box Bank to remit any amounts held in a Lock-Box Account pursuant to the instructions of the Servicer or the Administrative Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Lock-Box Agreement) whether by reason of the exercise of set-off rights or otherwise;
     (ix) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of either Seller or any of the Originators to qualify to do business or file any notice or business activity report or any similar report;
     (x) any action taken by either Seller or any of the Originators (in its capacity as the Servicer) in the enforcement or collection of any Collateral;
     (xi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property or services that are the subject of any Collateral;

     (xii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws (including, but not limited to, with respect to any REO Asset) including any vicarious liability;
     (xiii) the failure by either Seller to pay when due any Taxes for which such Seller is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;
     (xiv) any repayment by the Administrative Agent, the Purchaser Agents or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder, which amount the Administrative Agent, the Purchaser Agents or a Secured Party believes in good faith is required to be repaid;
     (xv) the commingling of Collections on the Collateral at any time with other funds;
     (xvi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of the Advance or the security interest in the Collateral;
     (xvii) any failure by either Seller to give reasonably equivalent value to the applicable Originator in consideration for the transfer by the applicable Originator to such Seller of any item of Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;
     (xviii) the use of the proceeds of the Advance in a manner other than as provided in this Agreement and the Sale Agreements; or
     (xix) the failure of either Seller, any of the Originators or any of their respective agents or representatives to remit to the Servicer or the Administrative Agent or the Purchaser Agents, Collections on the Collateral remitted to such Seller, such Originator, the Servicer or any such agent or representative.
     (b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Sellers to the Indemnified Party within five Business Days following such Person’s demand therefor.
     (c) If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Sellers or the Servicer, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Sellers or the Servicer, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

     (d) The obligations of the Sellers under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Purchaser Agents, the Servicer, the Backup Servicer or the Collateral Custodian and the termination of this Agreement.
     Section 11.2 Indemnities by the Servicer.
     (a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of (1) the Servicer, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Monthly Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with the Agreement, or (iv) any litigation, proceedings or investigation against the Servicer and (2) any Affiliate of CapitalSource Inc., including but not limited to in connection with (i) its actions as collateral agent of the security and payment agent for holders of Agented Loans and (ii) its origination of Loans and the subsequent transfer of such Loans to CapitalSource Finance. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.
     (b) Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Servicer to the Indemnified Party within five Business Days following such Person’s demand therefor.
     (c) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loans.
     (d) The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Purchaser Agents, the Backup Servicer or the Collateral Custodian and the termination of this Agreement.
     (e) Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.
     Section 11.3 After-Tax Basis.
     Indemnification under Section 11.1 and Section 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XII
THE ADMINISTRATIVE AGENT AND PURCHASER AGENTS
     Section 12.1 The Administrative Agent.
     (a) Each Purchaser Agent and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent and bailee for purposes of perfection pursuant to the applicable UCC or other Applicable Law and hereby further authorizes the Administrative Agent to appoint additional agents and bailees to act on its behalf and for the benefit of each of the Purchaser Agents and each Secured Party. Each of the Purchaser Agents and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Sellers hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. The Purchaser Agents and the Purchasers may direct the Administrative Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Purchaser Agents and the Purchasers; provided, however, that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Purchaser Agent or a Purchaser pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Purchaser Agent or Purchaser shall be deemed to have declined to consent to the relevant amendments.
     (b) The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
     (c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Sellers or the Originators), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Sellers, the Originators, or the Servicer or to inspect the property (including the books and records) of the Sellers, the Originators, or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.
     (d) Credit Decision with Respect to the Administrative Agent. Each Purchaser Agent and Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Purchaser Agent and Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.
     (e) Indemnification of the Administrative Agent. Each Purchaser Agent and Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Sellers or the Servicer), ratably in accordance with its Pro-Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided, that none of the Purchaser Agents or Purchasers shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Purchaser Agent and Purchaser agrees to reimburse the Administrative Agent, ratably in accordance with its Pro-Rata Share promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Purchaser Agents, or the Purchasers hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Sellers or the Servicer.
     (f) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Purchaser Agent and the Sellers and may be removed at any time with cause by the Purchaser Agents acting jointly. Upon any such resignation or removal, the Purchaser Agents acting jointly shall appoint a successor Administrative Agent. Each of the Purchaser Agents agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
     (g) Payments by the Administrative Agent. Unless specifically allocated to a specific Purchaser Agent pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Purchaser Agents shall be paid by the Administrative Agent to the Purchaser Agents in accordance with their respective Pro-Rata Shares in the applicable Advances Outstanding on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Purchaser Agent on such Business Day, but, in any event, shall pay such amounts to such Purchaser Agent not later than the following Business Day.
     Section 12.2 The Purchaser Agents.
     (a) Authorization and Action. Each Purchaser hereby designates and appoints its applicable Purchaser Agent to act as its agent hereunder and under each other Transaction Document, and authorizes such Purchaser Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Purchaser Agent by the terms of this Agreement together and the other Transaction Documents with such powers as are reasonably incidental thereto. Such Purchaser Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with its related Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for such Purchaser Agent. In performing its functions and duties hereunder and under the other Transaction Documents, such Purchaser Agent shall act solely as agent for its related Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Sellers or any of their respective successors or assigns. Such Purchaser Agent shall not be required to take any action that exposes such Purchaser Agent to personal liability or that is contrary to this Agreement, or any other Transaction Document or Applicable Law. The appointment and authority of such Purchaser Agent hereunder shall terminate at the indefeasible payment in full of the Aggregate Unpaids. Each Purchaser Agent, respectively, hereby authorizes the Administrative Agent to execute each of the UCC Financing Statements on behalf of such Purchaser (the terms of which shall be binding on such Purchaser).
     (b) Delegation of Duties. Each applicable Purchaser Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Such Purchaser Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     (c) Exculpatory Provisions. Neither any applicable Purchaser Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of such Purchaser Agent, the breach of its obligations expressly set forth in this Agreement or any other Transaction Document), or (ii) responsible in any manner to its related Purchaser for any recitals, statements, representations or warranties made by the Sellers contained in this Agreement or any other Transaction Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith, for any failure of the Sellers to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. Such Purchaser Agent shall not be under any obligation to its related Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of either Seller. Such Purchaser Agent shall not be deemed to have knowledge of any Unmatured Termination Event, Termination Event or Servicer Default unless such Purchaser Agent has received notice from the Sellers or a Secured Party.
     (d) Reliance. Such Purchaser Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to either Seller), independent accountants and other experts selected by such Purchaser Agent. Such Purchaser Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, any other Transaction Document or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of its related Purchaser, as it deems appropriate, or it shall first be indemnified to its satisfaction by its related Purchaser; provided that unless and until such Purchaser Agent shall have received such advice, such Purchaser Agent may take or refrain from taking any action as such Purchaser Agent shall deem advisable and in the best interests of its related Purchaser. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of its related Purchaser, and such request and any action taken or failure to act pursuant thereto shall be binding upon its related Purchaser.
     (e) Non-Reliance on the Purchaser Agent and Other Purchasers. Each applicable Purchaser, respectively, expressly acknowledges that neither its related Purchaser Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Purchaser Agent hereafter taken, including, without limitation, any review of the affairs of the Sellers, shall be deemed to constitute any representation or warranty by the such Purchaser Agent. Each applicable Purchaser, respectively, represents and warrants to its related Purchaser Agent that it has and will, independently and without reliance upon such Purchaser Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Sellers and made its own decision to enter into this Agreement, the other Transaction Documents.
     (f) Purchaser Agents in their Respective Capacities. Each applicable Purchaser Agent, respectively, and any of its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with either Seller or any Affiliate of either Seller as though such Purchaser Agent were not a Purchaser Agent hereunder. With respect to the Advance made pursuant to this Agreement, such Purchaser Agent and each of its Affiliates shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not a Purchaser Agent and the terms “Purchaser” and “Purchasers” shall include such Purchaser Agent in its individual capacity.
     (g) Successor Purchaser Agent. Each applicable Purchaser Agent, respectively, may, upon five days’ notice to the Sellers and its related Purchaser, and such Purchaser Agent will, upon the direction of its related Purchaser, resign as Purchaser Agent for such Purchaser. If such Purchaser Agent shall resign, then its related Purchaser, during such five day period, shall appoint a successor agent. If for any reason no successor Agent is appointed by such Purchaser during such five day period, then effective upon the expiration of such five day period, the Sellers shall make all payments in respect of the Aggregate Unpaids directly to such Purchaser and for all purposes shall deal directly with such Purchaser. After any retiring Purchaser Agent’s resignation hereunder as Purchaser Agent, the provisions of Articles XI and XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Purchaser Agent under this Agreement.
     Section 12.3 Additional Agent.
     (a) Authorization and Action. Each Additional Purchaser hereby designates and appoints the relevant Additional Agent designated in the related Additional Purchaser Agreement to act as its agent hereunder and under each other Transaction Document, and authorizes such Additional Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Additional Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. No Additional Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with such related Additional Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Additional Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for such Additional Agent. In performing its functions and duties hereunder and under the other Transaction Documents, each Additional Agent shall act solely as agent for the related Additional Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Sellers or the Servicer or any of the Sellers’ or the Servicer’s successors or assigns. No Additional Agent shall be required to take any action that exposes the Additional Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of each Additional Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each Additional Agent hereby authorizes the Administrative Agent to execute each of the UCC financing statements on behalf of such Additional Agent (the terms of which shall be binding on such Additional Agent).
     (b) Delegation of Duties. Any of the Additional Agents may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Additional Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     (c) Exculpatory Provisions. Neither any Additional Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any Additional Purchaser for any recitals, statements, representations or warranties made by the Sellers or the Servicer contained in Article IV, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Sellers or the Servicer to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in this Agreement, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. No Additional Agent shall be under any obligation to any Additional Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of either Seller or the Servicer. No Additional Agent shall be deemed to have knowledge of any Termination Event or Unmatured Termination Event unless such Additional Agent has received notice from the Sellers or the related Additional Purchaser.
     (d) Reliance by Additional Agent. Each Additional Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to either Seller), independent accountants and other experts selected by such

Additional Agent. Each Additional Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the related Additional Purchaser as it deems appropriate and it shall first be indemnified to its satisfaction by such Additional Purchaser; provided, that unless and until such Additional Agent shall have received such advice, the Additional Agent may take or refrain from taking any action, as the Additional Agent shall deem advisable and in the best interests of the related Additional Purchaser. Each Additional Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the related Additional Purchaser, and such request and any action taken or failure to act pursuant thereto shall be binding upon such Additional Purchaser.
     (e) Non-Reliance on Additional Agent. Each Additional Purchaser expressly acknowledges that neither any Additional Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Additional Agent hereafter taken, including, without limitation, any review of the affairs of the Sellers or the Servicer, shall be deemed to constitute any representation or warranty by such Additional Agent. Each Additional Purchaser represents and warrants to the related Additional Agent that it has and will, independently and without reliance upon such Additional Agent, such Additional Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Sellers and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.
     (f) Additional Agent in its Individual Capacity. Each Additional Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with either Seller or any Affiliate of either Seller as though such Additional Agent were not an Additional Agent hereunder. With respect to Advance pursuant to this Agreement, each Additional Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not an Additional Agent, and the terms “Purchaser,” and “Purchasers,” shall include the Additional Agent in its individual capacity.
     (g) Successor Additional Agent. Each Additional Agent may, upon five days’ notice to the Sellers, and the related Additional Purchaser, and such Additional Agent will, upon the direction of such Additional Purchaser (other than such Additional Agent, in its individual capacity) resign as Additional Agent. If any Additional Agent shall resign, then the related Additional Purchaser during such five day period shall appoint a successor agent. If for any reason no successor Additional Agent is appointed by the related Additional Purchaser during such five day period, then effective upon the termination of such five day period, and the Sellers shall make all payments in respect of the Aggregate Unpaids directly to such Additional Purchaser, and for all purposes shall deal directly with such Additional Purchaser. After any retiring Additional Agent’s resignation hereunder as an Additional Agent, the provisions of Articles XI and XII shall inure to its benefit with respect to any actions taken or omitted to be taken by it while it was an Additional Agent under this Agreement.

ARTICLE XIII
MISCELLANEOUS
     Section 13.1 Amendments and Waivers.
     Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement (other than Appendix B) shall be effective without the written agreement of the Sellers, the Originators, the Servicer, the Backup Servicer, the Collateral Custodian, the Administrative Agent and the Secured Parties.
     Section 13.2 Notices, Etc.
     All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto (provided, however, for avoidance of doubt, Lord Securities Corp. shall not receive notices, reports and other communications provided pursuant to Article II, and Section 6.10, Section 6.11 and Section 6.12 hereof). All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by telex, when telexed against receipt of answer back, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.
     Section 13.3 Ratable Payments.
     If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
     Section 13.4 No Waiver; Remedies.
     No failure on the part of the Administrative Agent, the Purchaser Agents, the Collateral Custodian, the Backup Servicer or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

     Section 13.5 Binding Effect; Benefit of Agreement.
     This Agreement shall be binding upon and inure to the benefit of the Sellers, the Originators, the Servicer, the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Collateral Custodian, the Secured Parties and their respective successors and permitted assigns. Accordingly to the extent that Wachovia Bank, National Association as the “Security Trustee” in accordance with Clause 23 of the CS Europe Financing is holding security granted by either Guarantor as security for its obligations under the Guaranty, the Secured Parties shall be bound by the terms of Clause 23 of the CS Europe Financing in their relationship with the Security Trustee.
     Section 13.6 Term of this Agreement.
     This Agreement, including, without limitation, the Sellers’ representations and covenants set forth in Articles IV and V, and the Servicer’s representations, covenants and duties set forth in Articles VI, VII and VIII, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by either Seller pursuant to Articles III and IV the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive any termination of this Agreement.
     Section 13.7 Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
     Section 13.8 Waiver of Jury Trial.
     TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

     Section 13.9 Costs, Expenses and Taxes.
     (a) In addition to the rights of indemnification granted to the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Collateral Custodian, the Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article XI hereof, the Sellers, jointly and severally, and the Originators, jointly and severally, each agree to pay on demand all reasonable costs and expenses of the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Collateral Custodian and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing, which shall be limited to two audits per year prior to the occurrence of a Termination Event), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Collateral Custodian and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Collateral Custodian and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Purchaser Agents, the Backup Servicer, the Collateral Custodian or the Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.
     (b) The Sellers and the Originators shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchasers in connection with this Agreement or the funding or maintenance of the Advance hereunder.
     (c) The Sellers and the Originators shall pay on demand all other reasonable costs, expenses and Taxes (excluding income taxes) incurred by the Administrative Agent, the Purchaser Agents, the Secured Parties (“Other Costs”), including, without limitation, all costs and expenses incurred by the Administrative Agent and the Purchaser Agents in connection with periodic audits of the Sellers’ or the Servicer’s books and records.
     Section 13.10 No Proceedings.
     (a) Each of the parties hereto (other than a particular Conduit Purchaser) hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, the Administrative Agent, the related Purchaser Agent or any Liquidity Banks any Insolvency Proceeding so long as any commercial paper issued by the applicable Conduit Purchaser shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such commercial paper shall have been outstanding.
     (b) Each of the parties hereto (other than a particular Additional Purchaser) hereby agrees that it will not institute against, or join any other Person in instituting against such

Additional Purchaser, the related Additional Agent or any of its Liquidity Banks any Insolvency Proceeding so long as any commercial paper issued by such Additional Purchaser shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such commercial paper shall have been outstanding.
     (c) Each of the parties hereto (other than the Administrative Agent without the consent of the Purchaser Agents) hereby agrees that it will not institute against, or join any other Person in instituting against, either Seller any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date; provided, that nothing in this Section 13.10 shall limit any party’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any other Person.
     Section 13.11 Recourse Against Certain Parties.
     (a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Purchaser Agents, or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Administrative Agent, the Purchaser Agents, or any Secured Party, or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, the Purchaser Agents, or any Secured Party, or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, the Purchaser Agents, or any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Administrative Agent, the Purchaser Agents, or any Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Purchaser Agents, or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Purchaser Agents, or any Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Purchaser Agents, or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Purchaser Agents, or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Purchaser Agents, or any Secured Party or of any such administrator, or any of them, for breaches by the Administrative Agent, the Purchaser Agents, or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 13.11 shall survive the termination of this Agreement.
     (b) Notwithstanding anything in this Agreement to the contrary, no Conduit Purchaser shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Purchaser or such Additional Purchaser, as applicable, after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of each Conduit Purchaser hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by a Conduit Purchaser exceeds the amount available to such Conduit Purchaser to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.
     (c) Notwithstanding any contrary provision set forth herein, no claim may be made by either Seller, any of the Originators or the Servicer or any other Person against the Administrative Agent and the Secured Parties or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Sellers, each of the Originators and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.
     (d) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby
     Section 13.12 Protection of Right, Title and Interest in the Collateral; Further Action Evidencing the Advance.
     (a) The Servicer shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent as agent for the Secured Parties and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Administrative Agent as agent for the Secured Parties hereunder to all property comprising the Collateral. The Servicer shall deliver to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Sellers shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).
     (b) Each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advance hereunder and the security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any Transaction Document.
     (c) If either Seller or the Servicer fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by such Seller as provided in Article XI. Each Seller irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of such Seller (i) to execute on behalf of such Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.
     (d) Without limiting the generality of the foregoing, each Seller will, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement, unless the Collection Date shall have occurred:
     (i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and
     (ii) deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for such Seller, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.
     Section 13.13 Confidentiality.
     (a) Each of the Administrative Agent, the Purchaser Agents, the Secured Parties, the Servicer, the Collateral Custodian, the Backup Servicer and each Seller shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Sellers and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein or related to any of the underlying Obligors, except that each such party and its officers and employees may (i) disclose such information to its external accountants, attorneys, rating agencies, investors, potential investors, parties that provide or may in the future provide first loss or credit enhancement to such Person and the agents of such Persons (“Excepted Persons”), (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Servicer Defaults, and priority of payment provisions. Each of the Administrative Agent, the Purchaser Agents, the Secured Parties, the Collateral Custodian and the Backup Servicer will not use any such information referenced in this clause (a) regarding the business of either Seller and the Servicer hereto and their respective businesses related to any of the underlying Obligors for the purpose of their own (or their Affiliates) business development with such underlying Obligor without the prior written consent of such Seller and the Servicer (provided that such consent shall not be unreasonably withheld).
     (b) Anything herein to the contrary notwithstanding, the Sellers and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Purchaser Agents, the Collateral Custodian, the Backup Servicer or the Secured Parties by each other, (ii) by the Administrative Agent, the Purchaser Agents, the Collateral Custodian, the Backup Servicer and the Secured Parties to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, the Purchaser Agents, and the Secured Parties to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Purchaser, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties, the Administrative Agent and the Purchaser Agents, may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
     (c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agents’, the Purchaser Agents’, the Secured Parties’, the Collateral Custodian’s or the Backup Servicer’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Purchaser Agents, the Secured Parties, the Collateral Custodian or the Backup Servicer or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by either Seller, the Servicer or any of the Originators or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Custodian or Backup Servicer having a need to know the same, provided, that the Collateral Custodian or Backup Servicer advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by either Seller, the Servicer or any of the Originators.
     Section 13.14 Execution in Counterparts; Severability; Integration.
     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Originators to the Administrative Agent, the Purchaser Agents, and the Secured Parties.
     Section 13.15 Waiver of Setoff.
     (a) Each of the parties hereto (other than any one of the Purchasers) hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against such Purchaser or its assets.
     (b) Each of the parties hereto (other than any one of the Additional Purchasers) hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against such Additional Purchaser or its assets.
     Section 13.16 Assignments.
     Each Purchaser may at any time assign, or grant a security interest or sell a participation interest in, the Advance (or portion thereof) to any Person; provided, that in the case of an assignment of a Variable Funding Note or Additional Purchaser Variable Funding Note, the assignee (other than any assignee that is a Liquidity Bank) shall execute and deliver to the Servicer and the Administrative Agent a Transferee Letter substantially in the form of Exhibit K hereto (the “Transferee Letter”). The parties to any such assignment, grant or sale of participation interest shall execute and deliver to the Purchaser Agent or the related Additional Agent, as applicable, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Purchaser Agent or such Additional Agent, as applicable. Neither Seller may assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of such Seller’s rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.
     Section 13.17 Heading and Exhibits.
     The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
     Section 13.18 Loans Subject to Retained Interest Provisions.
     (a) With respect to any Loan included in the Collateral subject to the Retained Interest provisions of this Agreement, the applicable Seller will own only the principal portion of such Loans outstanding as of the Closing Date. Principal Collections received by the applicable Seller or the Servicer on any Revolving Loans will be allocated between the portion owned by the applicable Seller and the portion not owned by such Seller (if any) on a pro rata basis according to the outstanding principal amount of such portion; provided, however, that upon the earlier to occur of any Termination Event or the Termination Date, Principal Collections received by the applicable Seller or the Servicer on any Revolving Loans will be allocated first to the portion of such Revolving Loan owned by the applicable Seller, until the principal amount of such portion is reduced to zero, and then to the portion not owned by such Seller except in the case where any portion of such Revolving Loan not owned by such Seller is required, pursuant to any financing document, to be paid on a pro rata basis under such financing document, in which case such portion of the Revolving Loan will have Principal Collections allocated to it on a pro rata basis according to the outstanding principal amount of such portion.
     (b) With respect to any Term Loans included in the Collateral subject to the Retained Interest provisions of this Agreement, Principal Collections and Interest Collections received by the Servicer will be allocated between the portion owned by the applicable Seller and the portion not owned by such Seller (if any) on a pro rata basis according to the outstanding principal amount of such portion.
     Section 13.19 Tax Treatment of the Advance.
     It is the intention of the Sellers and the Purchasers that, for U.S. federal, state and local income and franchise tax purposes only, the Advance made hereunder will be treated as indebtedness secured by the Collateral. The Sellers, by entering into this Agreement, and the Purchasers, by making the Advance described herein, agree to treat the Advance for U.S. federal, state and local income and franchise tax purposes as indebtedness. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties.
ARTICLE XIV
GUARANTY
     Section 14.1 The Guaranty.
     (a) In order to induce the Administrative Agent, the Purchasers and the Purchaser Agents to enter into this Agreement and in recognition of the direct benefits to be received by the Guarantors from the Sellers Guaranty, each of the Guarantors hereby agrees with the Administrative Agent, on behalf of the Secured Parties as follows: the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Aggregate Unpaids, subject to Section 14.9 and Section 14.10 (the “Guaranteed Obligations”). If any or all of such indebtedness becomes due and payable hereunder, each Guarantor unconditionally promises to deposit (or cause to be deposited) on demand into the Collections Account sufficient funds to pay such Guaranteed Obligations together with any and all reasonable expenses which may be incurred by the Administrative Agent or any other Secured Party in collecting any of the Guaranteed Obligations, subject to

Section 14.9 and Section 14.10. The Guaranty set forth in this Article XIV is a guaranty of timely payment and not of collection. The word “indebtedness” is used in this Article XIV in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Sellers, including specifically all Guaranteed Obligations, arising in connection with this Agreement or any other Transaction Document, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Sellers may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable; provided, however, that the word “indebtedness” as used in this Article XIV shall not include any amounts owed under clause (i) of the definition of Aggregate Unpaids.
     (b) Notwithstanding any provision to the contrary contained herein or in any other of the Transaction Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).
     Section 14.2 Bankruptcy.
     Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Guaranteed Obligations of the Sellers to any of the Secured Parties whether or not due or payable by the Sellers upon the occurrence of any Insolvency Event relating to the Sellers, and unconditionally promises to pay such Guaranteed Obligations, subject to Section 14.9 and Section 14.10, to the Administrative Agent for the account of the Secured Parties, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that a Seller shall make a payment or a transfer of an interest in any property to the Administrative Agent or any other Secured Party, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to such Seller, the estate of such Seller, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
     Section 14.3 Nature of Liability.
     The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of the Sellers whether executed by such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by a Seller or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of a Seller, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Servicer or any of the Originators, or (e) any payment made to the Administrative Agent or any other Secured Party on the Guaranteed Obligations that the Administrative Agent or such Secured Party repays to a Seller pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
     Section 14.4 Independent Obligation.
     The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Sellers, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or either Seller and whether or not any other Guarantor or such Seller is joined in any such action or actions.
     Section 14.5 Authorization.
     Each of the Guarantors expressly authorizes the Administrative Agent, each Purchaser, each Purchaser Agent and the Collateral Custodian without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Guaranteed Obligations or any part thereof in accordance with this Agreement including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of the Guaranty or the Guaranteed Obligations and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent in its sole reasonable discretion may determine and (d) release or substitute any one or more endorsers, the Guarantors, the Sellers or other obligors.
     Section 14.6 Reliance.
     It is not necessary for the Administrative Agent or any other Secured Party to inquire into the capacity or powers of either Seller or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     Section 14.7 Waiver.
     (a) Each of the Guarantors hereby waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any other Secured Party to (i) proceed against the Sellers, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Sellers, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Secured Party’s power whatsoever. Each of the Guarantors hereby waives any defense based on or arising out of any defense of the Sellers, any other guarantor or any other party other than payment in full of the Guaranteed Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of either Seller, the Servicer, any of the Originators, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Sellers other than payment in full of the Guaranteed Obligations. The Administrative Agent may, as set forth in Section 10.2, foreclose on any security or exercise any other right or remedy the Administrative Agent or any other Secured Party may have against the Sellers or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full. Each of the Guarantors hereby waives any defense arising out of any such election by the Administrative Agent or any other Secured Party, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Sellers or any other party or any security.
     (b) Each of the Guarantors hereby waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of the Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Sellers’, Servicer’s and Originators’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Secured Party shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
     (c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of the Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Secured Parties against either Seller or any other guarantor of the Guaranteed Obligations of such Seller owing to the Secured Parties (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of the Guaranty until such time as the Guaranteed Obligations shall have been paid in full. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy that the Administrative Agent, the other Secured Parties or the Backup Servicer now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Guaranteed Obligations of the Sellers and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Secured Parties to secure payment of the Guaranteed Obligations of the Sellers until such time as the Guaranteed Obligations shall have been paid in full (other than contingent indemnity obligations).
     Section 14.8 Limitation on Enforcement.
     The Secured Parties agree that the Guaranty may be enforced only by the action of the Administrative Agent acting in its sole discretion and that no Purchaser or Purchaser Agent shall have any right individually to seek to enforce or to enforce the Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Secured Parties under the terms of this Agreement.

     Section 14.9 Limitations on Payment.
     Notwithstanding any other provision of this Article XIV, it is agreed that the obligations of each Guarantor to make payment of the Guaranteed Obligations at any time shall be limited to the extent that such Guarantor has funds available to it on any given “Payment Date” (as defined in the CS Europe Financing) to make payment thereof under Clause 8.3.9 of the CS Europe Financing or, as applicable, to the extent of funds available for distribution under Clause 8.1.3 of the “Deed of Subordination” (as defined in the CS Europe Financing). To the extent, in either case, that such funds are insufficient to discharge in full each Guarantor’s liability under this Article XIV, then such amount as may remain due from the Guarantor shall continue to be regarded as outstanding for the purposes of making any demand under this Guaranty, subject always to the provisions of Clauses 33.10 and 33.11 of the CS Europe Financing, as they are incorporated by reference herein pursuant to Section 14.10.
     Section 14.10 Limited Recourse and No Proceedings.
     In the event of enforcement of this Guaranty, the provisions of Clauses 33.10 and 33.11 of the CS Europe Financing shall apply as if set out in this Section in full, mutatis mutandis.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE SELLERS:	CAPITALSOURCE FUNDING III LLC
	By:	/S/ JEFFREY A. LIPSON
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

CapitalSource Funding III LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Treasurer
Facsimile No.:        (301) 841-2307
Confirmation No.:  (301) 841-2779

CSE QRS FUNDING I LLC
By:	/S/ JEFFREY A. LIPSON
	Name:	Jeffrey A. Lipson
	Title:	Senior Vice President and Treasurer

CSE QRS Funding I LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Treasurer
Facsimile No.:         (301) 841-2375
Confirmation No.:   (301) 841-2731
[Signatures Continued on the Following Page]

THE ORIGINATORS:	CAPITALSOURCE FINANCE LLC
	By:	/S/ JEFFREY A. LIPSON
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Treasurer
Facsimile No.:        (301) 841-2307
Confirmation No.:  (301) 841-2779

CSE MORTGAGE LLC
By:	/S/ JEFFREY A. LIPSON
	Name:	Jeffrey A. Lipson
	Title:	Senior Vice President and Treasurer

CSE Mortgage LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Treasurer
Facsimile No.:         (301) 841-2375
Confirmation No.:   (301) 841-2731
[Signatures Continued on the Following Page]

THE SERVICER:	CAPITALSOURCE FINANCE LLC
	By:	/S/ JEFFREY A. LIPSON
		Name:	Jeffrey A. Lipson
		Title:	Senior Vice President and Treasurer

CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Treasurer
Facsimile No.:         (301) 841-2307
Confirmation No.:   (301) 841-2779
[Signatures Continued on the Following Page]

THE GUARANTORS:	CS EUROPE FINANCE LIMITED
	By:	/S/ JEFFREY A. LIPSON
		Name:	Jeffrey A. Lipson
		Title:	Attorney

CS Europe Finance Limited
c/o CapitalSource Europe Limited
105 Victoria Street, London SW1E 6QT
Attention: Adam Scarrott, Secretary
Telecopier: +44 (0) 845 257 6601
Telephone: +44 (0) 845 257 6629
With a copy to:
CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Treasurer
Facsimile No.:         (301) 841-2307
Confirmation No.:   (301) 841-2779

CS UK FINANCE LIMITED
By:	/S/ JEFFREY A. LIPSON
	Name:	Jeffrey A. Lipson
	Title:	Attorney

CS UK Finance Limited
c/o CapitalSource Europe Limited
105 Victoria Street, London SW1E 6QT
Attention: Adam Scarrott, Secretary
Telecopier: +44 (0) 845 257 6601
Telephone: +44 (0) 845 257 6629
With a copy to:
CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Treasurer
Facsimile No.:         (301) 841-2307
Confirmation No.:   (301) 841-2779
[Signatures Continued on the Following Page]

WBNA:	WACHOVIA BANK, NATIONAL ASSOCIATION
	By:	/S/ MIKE ROMANZO
		Name:	Mike Romanzo
		Title:	Director

Wachovia Bank, National Association
One Wachovia Center, Mail Code: NC0600
Charlotte, North Carolina 28288
Attention: Raj Shah
Facsimile No.:        (704) 374-6230
Confirmation No.:  (704) 715-0067

THE ADMINISTRATIVE AGENT AND THE WBNA AGENT	WACHOVIA CAPITAL MARKETS, LLC
	By:	/S/ RAJ SHAH
		Name:	Raj Shah
		Title:	Managing Director

Wachovia Capital Markets, LLC
One Wachovia Center, Mail Code: NC0600
Charlotte, North Carolina 28288
Attention: Raj Shah
Facsimile No.:         (704) 374-6230
Confirmation No.:   (704) 715-0067
[Signatures Continued on the Following Page]

THE BACKUP SERVICER: AND THE COLLATERAL CUSTODIAN:	WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as the Backup Servicer and as the Collateral Custodian
	By:	/S/ JEANINE C. CASEY
		Name:	Jeanine C. Casey
		Title:	Vice President

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
MAC N9311-161
Minneapolis, Minnesota 55479
Attention:               Corporate Trust Services
           Asset Backed Administration
Facsimile No.:        (612) 667-3539
Confirmation No.:  (612) 667-8058